Exhibit (a)(1)(i)

Offer to Purchase for Cash
up to 24,794,253 outstanding Class B ordinary shares
(including Class B ordinary shares represented by American Depositary Shares, each American Depositary Share representing one Class B ordinary share)

of

QIWI plc

at

$28.00 per Class B ordinary share or American Depositary Share (CUSIP: 74735M108)

by

Otkritie Holding JSC

and

Otkritie Investments Cyprus Limited

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, JULY 14, 2017 (THE “EXPIRATION TIME”) (I.E., THE LAST MOMENT OF THE DAY OF JULY 14, 2017), UNLESS THE OFFER IS EXTENDED.

Please note that The Depository Trust Company and its participants, including the custodians for Euroclear and the National Settlement Depositary, will establish their own additional tender procedures or cut-off dates and times for the tender of American Depositary Shares, which may be earlier than the expiration of the Offer.

Otkritie Holding JSC, a joint stock company organized under the laws of the Russian Federation (“Parent”), and Otkritie Investments Cyprus Limited, a company organized under the laws of the Republic of Cyprus and an indirect, wholly-owned subsidiary of Parent (together with Parent, the “Offerors”), are hereby offering to purchase up to 24,794,253 outstanding Class B ordinary shares, having a nominal value EUR 0.0005 per share (the “Class B Shares”), including Class B Shares represented by American Depositary Shares (each American Depositary Share representing one Class B Share) (the “ADSs” and, together with the Class B Shares, the “Securities”), of QIWI plc, a company incorporated under the laws of the Republic of Cyprus (“QIWI” or the “Company”), which, when added to the Securities already held by the Offerors and their affiliates, would constitute approximately 63.85% of the outstanding Securities (based on 45,080,461 Class B Shares (including Class B Shares represented by ADSs) outstanding as of March 17, 2017, as disclosed by QIWI in its Annual Report on Form 20-F filed on March 22, 2017 (“QIWI’s Form 20-F”)), at a price of $28.00 per Class B Share or ADS, net to the seller in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in this offer to purchase dated June 16, 2017 (the “Offer to Purchase”) and the related Form of Acceptance for Class B Shares (the “Form of Acceptance”) or Letter of Transmittal for ADSs (the “Letter of Transmittal”), as applicable (which, together with any amendments or supplements hereto and thereto, collectively constitute the “Offer”). Under no circumstances will we pay interest on the consideration paid for Securities in the Offer, regardless of any extension of the Offer.

The Offer is not subject to any financing condition; however, we are not obligated to purchase any Securities unless at least 20,286,207 Class B Shares, which, when added to the Securities already held by the Offerors and their affiliates, would constitute approximately 53.85% of the outstanding Securities (based on 45,080,461 Class B Shares (including Class B Shares represented by ADSs) outstanding as of March 17, 2017, as disclosed in QIWI’s Form 20-F), are properly and timely tendered and not properly withdrawn before the Expiration Time. The Offer is also subject to various other conditions, and a summary of the principal terms of the offer, including such conditions, appears on pages (1) through (8).

This Offer to Purchase and the related Form of Acceptance or Letter of Transmittal, as applicable, contain important information, and you should read both carefully before deciding whether to tender your Securities.

In no event will the Offerors purchase more than 24,794,253 Class B Shares, including Class B Shares represented by ADSs (the “Maximum Securities”), in the Offer. If more than the Maximum Securities are properly and timely tendered in the Offer and not properly withdrawn, such Class B Shares and ADSs will be subject to proration as described in “The Offer—Section 1—Terms of the Offer.”

Subject to the terms described herein, unless the Offer is extended, to tender Class B Shares or ADSs in the Offer a holder must tender the Securities prior to the Expiration Time on July 14, 2017 (such date, as it may be extended by us, the “Expiration Date”). The Offerors will announce any decision to extend the Offer in a press release stating the extension no later than 9:00 a.m., New York City time, on the first business day after the scheduled Expiration Date.

Holders tendering in the Offer will have withdrawal rights until the Expiration Time of the Offer. See “The Offer—Section 2—Acceptance for Payment and Payment for Securities”, “The Offer—Section 4—Withdrawal Rights” and “The Offer—Section 14—Conditions to the Offer.”

Within ten business days after the day the Offer is commenced, QIWI is required by the Exchange Act (as defined below) to file with the U.S. Securities and Exchange Commission (the “SEC”) and distribute to holders of Securities a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 containing a statement of the position of the Board of Directors of QIWI with respect to the Offer.

The board of directors of QIWI has not yet made any recommendation to QIWI’s shareholders regarding the Offer. QIWI’s shareholders should carefully consider any such recommendation, if and when made, when making a decision to tender or not tender into the Offer.

Questions or requests for assistance may be directed to Innisfree M&A Incorporated, the information agent for the Offer (the “Information Agent”), at the address or phone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase may also be obtained from the Information Agent.

None of the Offerors, their boards of directors or their executive officers make any recommendation as to whether you should tender your Securities. You must make your own decision as to whether to tender your Securities and, if so, how many to tender. If you are in any doubt as to the action you should take, contact your broker, lawyer, accountant or other professional advisor without delay.

THE OFFER HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE MERITS OR FAIRNESS OF THE OFFER OR UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE OR THE FORM OF ACCEPTANCE OR LETTER OF TRANSMITTAL. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

ii

IMPORTANT INFORMATION

How to Tender ADSs

If you desire to tender all or any portion of your ADSs, this is what you must do before the Offer expires:

•	If you hold your ADSs through a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your ADSs for you.
•	If you hold American Depositary Receipts (“ADRs”) evidencing ADSs in your own name or hold ADSs registered in your own name in the Direct Registration System of the Bank of New York Mellon, you must complete and sign the enclosed Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees (as outlined in “The Offer—Section 3—Procedures for Tendering Securities—Signature Guarantees”), the ADRs evidencing your ADSs, if applicable, and any other documents required by the Letter of Transmittal, to Computershare Trust Company, N.A., the ADS tender agent and the depositary for the Offer (the “Receiving Agent”) at one of the addresses set forth on the back cover page of this Offer to Purchase. Detailed instructions are contained in the Letter of Transmittal and in “The Offer—Section 3—Procedures for Tendering Securities.”
•	If you are an institution participating in the Depository Trust Company, you must tender your ADSs according to the procedure for book-entry transfer described in “The Offer—Section 3—Procedures for Tendering Securities.”

How to Tender Class B Shares

If you desire to tender all or any portion of your Class B Shares in the Offer, before the Offer expires you must complete and sign the enclosed Form of Acceptance and the enclosed Instrument of Transfer (the “Instrument of Transfer”) as transferor, in accordance with the instructions provided therein, and send it with your stock certificate, if applicable, to the Receiving Agent. These materials must reach the Receiving Agent prior to the Expiration Time. Detailed instructions are contained in the Form of Acceptance and in “The Offer—Section 3—Procedures for Tendering Securities” of this Offer to Purchase.

In accordance with the terms of the Offer, payment for the Securities tendered in the Offer prior to the Expiration Time on the Expiration Date or any extension thereof and not previously withdrawn will be made promptly (but in any event within three business days following the Expiration Date). See “The Offer—Section 2—Acceptance for Payment and Payment for Securities”, “The Offer—Section 14—Conditions to the Offer” and “The Offer—Section 15—Certain Legal Matters; Regulatory Approvals.”

The Form of Acceptance, Instrument of Transfer and certificates (if applicable) for Class B Shares and the Letter of Transmittal and ADRs (if applicable) evidencing the ADSs and any other required documents must reach the Receiving Agent prior to the Expiration Time.

There is no guaranteed delivery process available to tender Class B Shares and/or ADSs.

Questions and requests for assistance may be directed to the Information Agent at the address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Form of Acceptance, the Letter of Transmittal and other related materials may be obtained from the Information Agent or from your broker, dealer, commercial bank, trust company or other nominee. Copies of these materials may also be found at the website maintained by the SEC at www.sec.gov. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

iii

SUMMARY TERM SHEET

Otkritie Holding JSC, a joint stock company organized under the laws of the Russian Federation (“Parent”), and Otkritie Investments Cyprus Limited, a company organized under the laws of the Republic of Cyprus and an indirect, wholly-owned subsidiary of Parent (“Purchaser” and, together with Parent, the “Offerors”), are hereby offering to purchase up to 24,794,253 outstanding Class B ordinary shares, having a nominal value EUR 0.0005 per share (“Class B Shares”), including Class B Shares represented by American Depositary Shares (each American Depositary Share representing one Class B Share) (the “ADSs” and, together with the Class B Shares, the “Securities”) of QIWI plc, a company incorporated under the laws of the Republic of Cyprus (“QIWI” or the “Company”), which, when added to the Securities already held by the Offerors and their affiliates, would constitute approximately 63.85% of the outstanding Securities (based on 45,080,461 Class B Shares (including Class B Shares represented by ADSs) outstanding as of March 17, 2017, as disclosed by QIWI in its Annual Report on Form 20-F filed on March 22, 2017 (“QIWI’s Form 20-F”)), at a price of $28.00 per Class B Share or ADS, net to the seller in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in this offer to purchase dated June 16, 2017, (the “Offer to Purchase”) and the related Form of Acceptance for Class B Shares (the “Form of Acceptance”) or Letter of Transmittal for ADSs (the “Letter of Transmittal”), as applicable (which, together with any amendments or supplements hereto and thereto, collectively constitute the “Offer”).

The following are some of the questions you, as a QIWI securityholder, may have, and answers to those questions. This summary term sheet is not meant to be a substitute for the information contained in the remainder of this Offer to Purchase, and you should carefully read this Offer to Purchase and the accompanying Form of Acceptance or Letter of Transmittal, as applicable, in their entirety because the information in this summary term sheet is not complete and additional important information is contained in the remainder of this Offer to Purchase and the related Form of Acceptance or Letter of Transmittal, as applicable.

This summary term sheet includes cross-references to other sections of this Offer to Purchase to direct you to the sections of the Offer to Purchase containing a more complete description of the topics covered in this summary term sheet. Unless the context otherwise requires, the terms “we,” “our” and “us” refer to the Offerors.

Securities Sought:
Up to 24,794,253 outstanding Class B Shares, including Class B Shares represented by American Depositary Shares (each American Depositary Share representing one Class B Share), having a nominal value of EUR 0.0005, of QIWI, which, when added to the Securities already held by the Offerors and their affiliates, would constitute approximately 63.85% of the outstanding Securities, but not less than 20,286,207 Class B Shares, including Class B Shares represented by ADSs, which, when added to the Securities already held by the Offerors and their affiliates, would constitute approximately 53.85% of the outstanding Securities, in each case based on 45,080,461 Class B Shares (including Class B Shares represented by ADSs) outstanding as of March 17, 2017, as disclosed in QIWI’s Form 20-F.

Price Offered Per Share:	$28.00, net to the seller in cash, without interest, but subject to any required withholding of taxes.
Scheduled Expiration of Offer:	Midnight, New York City time, on Friday, July 14, 2017 (the “Expiration Time”) (i.e., the last moment of the day of July 14, 2017), unless the Offer is extended or earlier terminated.

Offerors:
Otkritie Holding JSC, a joint stock company organized under the laws of Russian Federation, and Otkritie Investments Cyprus Limited, a company organized under the laws of the Republic of Cyprus, and an indirect, wholly-owned subsidiary of Otkritie Holding JSC.

Who is offering to buy my Securities?

Otkritie Holding JSC and Otkritie Investments Cyprus Limited are offering to buy your Securities. Purchaser is an indirect, wholly-owned subsidiary of Parent and functions as Parent’s primary investment vehicle outside the Russian Federation. Parent is a joint stock company organized under the laws of the Russian Federation. Founded in 1995, Parent is the parent company of the Otkritie group (the “Group”), presently one of the largest Russian financial services groups. Parent has four core businesses: investment banking, brokerage, commercial banking and asset management. As of December 31, 2016, Parent operated a number of subsidiaries, including Bank Otkritie Financial Corporation (“Otkritie Bank”). See “The Offer—Section 9—Certain Information Concerning the Offerors.”

What Securities are you offering to purchase?

We are offering to purchase up to 24,794,253 outstanding Class B Shares, including Class B Shares represented by ADSs (the “Maximum Securities”), having a nominal value of EUR 0.0005 per share, of QIWI, on the terms and subject to the conditions set forth in this Offer to Purchase and the related Form of Acceptance or Letter of Transmittal, as applicable, but not less than 20,286,207 outstanding Class B Shares, including Class B Shares represented by ADSs. We refer to each Class B Share, including Class B Shares represented by ADSs, as a “security.” See “Introduction” to this Offer to Purchase and “The Offer—Section 1—Terms of the Offer.”

What happens if more than the Maximum Securities are properly and timely tendered in the Offer and not properly withdrawn?

In the event of an over-subscription by securityholders in the Offer, the number of Class B Shares and ADSs properly and timely tendered and not properly withdrawn prior to the Expiration Time of the Offer will be subject to proration as described herein so that the aggregate number of Class B Shares, including Class B Shares represented by ADSs, accepted for payment by the Offerors will not exceed 24,794,253 (with fractional shares rounded to the nearest whole share). We will determine if such proration is necessary and announce the final results of the proration promptly (but in any event within three business days following the Expiration Time on July 14, 2017 (such date as it may be extended by us, the “Expiration Date”)).

Why are you making the Offer?

We are making the Offer to acquire an additional equity interest in the Class B Shares, including Class B Shares represented by ADSs, of QIWI. As of June 9, 2017, we beneficially own 3,990,270 Class B Shares of QIWI, constituting 8.85% of the total outstanding Class B Shares, based on 45,080,461 Class B Shares outstanding as of March 17, 2017, as disclosed by QIWI’s Form 20-F. We are seeking to increase our ownership interest in QIWI’s Class B Shares, including Class B Shares represented by ADSs, as in our opinion QIWI’s robust track record of performance and operations present an attractive long-term investment opportunity for us. Immediately prior to announcement of our intention to increase our investments in QIWI by means of the Offer, we initiated a discussion with Saldivar Investments Limited (“Saldivar”), the controlling shareholder of QIWI, and Mr. Sergey Solonin, the controlling shareholder of Saldivar and Chief Executive Officer of QIWI. The discussion was preliminary only and there are no agreements or understandings, written or oral, between the parties as of the date hereof. We do not expect any agreements or understandings with Saldivar or Mr. Solonin to be reached until after completion of the Offer, and there can be no assurance that any such agreement or understanding will be reached. Such discussions with Saldivar and Mr. Solonin may continue following the Offer, however, the consummation of the Offer is in no way contingent on the outcome of such discussions.

Regardless of whether we reach any agreement or understanding with Saldivar and Mr. Solonin, we have no present plans to sell any Securities we acquire through the Offer.

See “The Offer—Section 13—Purpose of the Offer; Plans for QIWI; Appraisal Rights.”

Who can participate in the Offer? Who may use this Offer to Purchase?

The Offer is open to all holders of ADSs and to all holders of Class B Shares, except where the acceptance for payment of such Securities may, in the opinion of the Offerors, be unlawful. See “The Offer—Section 1—Terms of the Offer.”

What are the differences in the Offer applicable to direct holders of Class B Shares, on the one hand, and holders of ADSs, on the other hand?

Each ADS represents one Class B Share. The terms and conditions of the Offer are the same for all holders of Class B Shares and ADSs in all material respects. However, the procedures for accepting the Offer and tendering Securities differ for direct holders of Class B Shares, on the one hand, and holders of ADSs, on the other hand. See “The Offer—Section 3—Procedures for Tendering Securities.”

How many Securities will you purchase?

We will purchase up to 24,794,253 Class B Shares, including Class B Shares represented by ADSs, which, when added to the Securities already held by the Offerors and their affiliates, would constitute approximately 63.85% of the outstanding Securities, but not less than 20,286,207 Class B Shares, including Class B Shares represented by ADSs, which, when added to the Securities already held by the Offerors and their affiliates, would constitute approximately 53.85% of the outstanding Securities, in each case based on 45,080,461 Class B Shares (including Class B Shares represented by ADSs) outstanding as of March 17, 2017, as disclosed in QIWI’s Form 20-F. See “The Offer—Section 1—Terms of the Offer.”

Is there a minimum number of Securities that must be tendered for you to purchase any Securities?

Yes. The Offer is conditioned on at least 20,286,207 Class B Shares, including Class B Shares represented by ADSs, being tendered, which, when added to the Securities already held by the Offerors and their affiliates, would constitute approximately 53.85% of the outstanding Securities (based on 45,080,461 Class B Shares (including Class B Shares represented by ADSs) outstanding as of March 17, 2017, as disclosed in QIWI’s Form 20-F). See “The Offer—Section 1—Terms of the Offer.”

How much are you offering to pay for my Securities and what is the form of payment? Will I have to pay any fees or commissions?

We are offering to pay $28.00 per Class B Share or ADS, net to the seller in cash, without interest and less any required withholding taxes. If you are the record holder of your Securities (i.e., your name is recorded in the register of members of QIWI as the holder of such Class B Shares, or, in the case of ADSs, either an American Depositary Receipt (“ADR”) has been issued to you or ADSs have been registered in your name in the Direct Registration System (“DRS”) of the Bank of New York Mellon (the “ADS Depositary”)) and you directly tender your Securities to us in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Securities through a broker, dealer, commercial bank, trust company or other nominee, and your broker, dealer, commercial bank, trust company or other nominee tenders your Securities on your behalf, they may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See “Introduction” to this Offer to Purchase.

Do you have the financial resources to pay for the Securities?

Yes. We estimate that we will need approximately $695 million to acquire the Securities to be acquired pursuant to the Offer, to pay related fees and expenses and to pay all other amounts that may become due and payable as a result of the Offer. We expect to obtain these funds from the Group’s cash or cash equivalent holdings. The Group may also seek external debt financing.

The Offer is not conditioned upon any financing arrangements or the funding thereof and will be self-funded by the Offerors. See “The Offer—Section 10—Source and Amount of Funds.”

What are the most significant conditions to the Offer?

The Offer is conditioned upon there being properly and timely tendered in accordance with the terms of the Offer and not properly withdrawn, prior to the Expiration Time, at least 20,286,207 Class B Shares, including Class B Shares represented by ADSs, which, when added to the Securities already held by the Offerors and their affiliates, would constitute approximately 53.85% of the outstanding Securities (based on 45,080,461 Class B Shares (including Class B Shares represented by ADSs) outstanding as of March 17, 2017, as disclosed in QIWI’s Form 20-F) (the “Minimum Condition”). See “Introduction” to this Offer to Purchase.

Other conditions to the Offer are described in “The Offer—Section 14—Conditions to the Offer.” See also “The Offer—Section 15—Certain Legal Matters; Regulatory Approvals.” Consummation of the Offer is not conditioned on obtaining financing or the funding thereof.

Is there an agreement governing the Offer?

The Offer is being made solely pursuant to the terms of this Offer to Purchase.

Are there any other transactions related to the Offer between the Offerors and their affiliates and the Company?

No.

How long do I have to decide whether to tender my Securities in the Offer?

You have until midnight, New York City time, on Friday, July 14, 2017 (i.e., the last moment of the day of July 14, 2017), to decide whether to tender your Securities in the Offer. If we extend the Offer as described below under “Introduction” to this Offer to Purchase, you will have additional time to tender your Securities. Please be aware that if your Securities are held by a broker, dealer, commercial bank, trust company or other nominee, they may require advance notification before the expiration time of the Offer. See “The Offer—Section 1—Terms of the Offer.”

Do financial institutions and clearing systems through which I hold my ADSs have an earlier deadline?

For ADSs held through a financial institution, such as a broker, dealer, commercial bank, trust company or other nominee, there is likely to be a deadline prior to the Expiration Time of the Offer (as it may be extended from time to time) by which these institutions must be instructed to take the steps necessary to tender your ADSs into the Offer. You should contact the financial institution holding your ADSs regarding such earlier notification requirement. The Book-Entry Transfer Facility has advised us that it will not transfer tendered ADSs into the Receiving Agent’s account after 5:00 p.m., New York City time, on July 14, 2017, unless the offer is extended. The Depository Trust Company’s participants, including the custodians for Euroclear and the National Settlement Depositary, may also establish their own additional tender procedures or cut-off dates and times for the tender of ADSs that are earlier than the Expiration Time. Therefore, tenders of Class B Shares to be effected by book-entry transfer of ADSs must be made before such applicable cut-off times. See “The Offer—Section 3—Procedures for Tendering Securities.”

When and how will I be paid for my tendered Securities?

If the conditions to the Offer set forth in “The Offer—Section 14—Conditions to the Offer” are satisfied or waived prior to the Expiration Time, we will accept for payment, subject to any necessary proration, all properly and timely tendered and not properly withdrawn Securities as soon as practicable after the date of expiration of the Offer (but in any event within three business days following the Expiration Date). Should proration be required, we will announce the preliminary results of such proration by press release as promptly as practicable. See “The Offer—Section 1—Terms of the Offer.”

We will pay for your properly and timely tendered and not properly withdrawn Securities by depositing the purchase price with the Receiving Agent, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. The Receiving Agent will pay for the Securities you properly and timely tendered and did not withdraw, subject to proration, by wiring the payment to the bank account you designated in the Form of Acceptance or Letter of Transmittal, as applicable, directly. If you hold your Securities through a financial institution such as a broker dealer, commercial bank, trust company or other nominee, you will receive the purchase price for properly and timely tendered and accepted ADSs through the Book-Entry Transfer Facility (as defined below) in your account with such financial institution. In all cases, payment for tendered Securities will be made only after timely receipt by the Receiving Agent of certificates or ADRs, if applicable, for such Securities (or of a confirmation of a book-entry transfer of such Securities as described in “The Offer—Section 3—Procedures for Tendering Securities”), a properly completed and duly executed Form of Acceptance or Letter of Transmittal, as applicable (or facsimile thereof), properly completed and duly executed Instrument of Transfer in the case of Class B Shares and any other required documents for such Securities.

In all cases, payment for Securities properly and timely tendered and not properly withdrawn and accepted for payment pursuant to the Offer will be made promptly (but in any event within three business days following the Expiration Date). See “The Offer—Section 2—Acceptance for Payment and Payment for Securities.”

Can the Offer be extended and under what circumstances?

Yes, the Offer can be extended. If, at the scheduled expiration date of the Offer, including following a prior extension, the Minimum Condition has not been satisfied or waived, we may extend the Offer for a period of ten days thereafter. In addition, we will extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff or the rules and regulations of the NASDAQ Stock Market (“NASDAQ”) or applicable law. See “The Offer—Section 1—Terms of the Offer.”

Will you provide a subsequent offering period?

No.

How will I be notified if the Offer is extended?

If we extend the Offer, we will inform the Receiving Agent of that fact and will make a public announcement of the extension no later than 9:00 a.m., New York City time, on the business day after the Expiration Date. See “The Offer—Section 1—Terms of the Offer.”

How do I tender my ADSs?

If you desire to tender all or any portion of your Class B Shares, this is what you must do before the Offer expires:

•	If you hold your ADSs through a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your ADSs for you. See “The Offer—Section 1—Terms of the Offer.” See also “The Offer—Section 3—Procedures for Tendering Securities.”
•	If you hold American Depositary Receipts (“ADRs”) evidencing ADSs in your own name or hold ADSs registered in your own name in the Direct Registration System (the “DRS”) of the ADS Depositary, you must complete and sign the enclosed Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees (as outlined in “The Offer—Section 3—Procedures for Tendering Securities—Signature Guarantees”), the ADRs evidencing your ADSs, if applicable, and any other documents required by the Letter of Transmittal, to Computershare Trust Company, N.A., the ADS tender agent and the depositary for the Offer (the “Receiving Agent”) at one of the addresses set forth on the back cover page of this Offer to Purchase. Detailed instructions are contained in the Letter of Transmittal and in “The Offer—Section 3—Procedures for Tendering Securities.”
•	If you are an institution participating in the Depository Trust Company, which we call the “Book-Entry Transfer Facility” in this Offer to Purchase, you must tender your ADSs according to the procedure for book-entry transfer described in “The Offer—Section 3—Procedures for Tendering Securities.”

There is no guaranteed delivery process available to tender ADSs.

How do I tender my Class B Shares?

If you desire to tender all or any portion of your Class B Shares in the Offer, you must complete and sign the enclosed Form of Acceptance and complete and sign the enclosed Instrument of Transfer (the “Instrument of Transfer”) as transferor, in accordance with the instructions provided therein, and send it with your stock certificate, if applicable, to the Receiving Agent. These materials must reach the Receiving Agent prior to the Expiration Time. Detailed instructions are contained in the Form of Acceptance and in “The Offer—Section 3—Procedures for Tendering Securities” of this Offer to Purchase.

There is no guaranteed delivery process available to tender Class B Shares.

Until what time can I withdraw tendered Securities?

You can withdraw some or all of the Securities that you previously tendered in the Offer at any time prior to the Expiration Time of the Offer (as it may be extended from time to time). Further, you may withdraw your

Securities at any time after the date that is 60 days after the commencement of the Offer, unless such Securities have already been accepted for payment by the Offerors pursuant to the Offer. Once we accept your tendered Securities for payment upon expiration of the Offer, you will no longer be able to withdraw them. See “The Offer—Section 4—Withdrawal Rights.”

How do I withdraw ADSs?

To withdraw ADSs registered in your name, either in the DRS registry or represented by an ADR, you must deliver, prior to the Expiration Date (as it may be extended from time to time), a written notice of withdrawal to the Receiving Agent at one of its addresses set forth on the back cover of this Offer to Purchase, or transmit by facsimile the notice of withdrawal to the Receiving Agent at 617-360-6810, while you have the right to withdraw the ADSs. The notice must specify the name of the person who tendered the ADSs to be withdrawn, the number of ADSs to be withdrawn and the name of the registered holder of the ADSs, if different from that of the person who tendered such ADSs. In addition, if ADRs evidencing ADSs have been delivered to the Receiving Agent, a signed notice of withdrawal with signatures guaranteed by an Eligible Institution (except in the case of ADRs tendered by an Eligible Institution (as defined in “The Offer—Section 3—Procedures for Tendering Securities—Signature Guarantees”) must be received by the Receiving Agent before the release of such ADRs. In addition, such notice must specify, in the case of ADSs tendered by delivery of ADRs, the serial number(s) shown on the particular ADRs evidencing the ADSs to be withdrawn. In the case of ADSs tendered by book-entry transfer, tendered ADSs may be withdrawn through the facilities of the Book-Entry Transfer Facility. If you tendered ADSs by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange to withdraw the ADSs. See “The Offer—Section 4—Withdrawal Rights.”

How do I withdraw tendered Class B Shares?

To withdraw Class B Shares, you must deliver a written notice of withdrawal, or a facsimile of one, which includes the required information, to the Receiving Agent while you have the right to withdraw the Class B Shares. The notice must specify the name of the person who tendered the Class B Shares to be withdrawn, the number of Class B Shares to be withdrawn and the name of the registered holder of the Class B Shares if different from that of the person who tendered such Class B Shares. In addition, if share certificate(s) have been delivered to the Receiving Agent, such notice must specify the serial number(s) shown on the share certificate(s) to be withdrawn. The notice of withdrawal must be signed by the same person who signed the relevant Form of Acceptance. See “The Offer—Section 4—Withdrawal Rights.”

Will I receive any distributions with respect to the Securities tendered?

The Securities will be acquired with all rights pertaining to them, including voting rights and the right to receive any distribution or dividend, including those declared before the date of commencement of the Offer and unpaid as of that date, and those declared on or after such commencement date. See “The Offer—Section 3—Procedures for Tendering Securities.”

If I decide not to tender, how will the Offer affect my Securities?

If the Offer is consummated, QIWI securityholders not tendering their Securities in the Offer will continue to own their Securities in QIWI and to participate in the future performance of QIWI. QIWI is expected to remain a public company with ADSs listed on NASDAQ and the Moscow Exchange (“MOEX”). There is currently no market for the Class B Shares. Depending upon the number of ADSs purchased in the Offer, the Offer may adversely affect the liquidity and market value of any ADSs held by securityholders after the Offer is completed. QIWI securityholders that do not tender their securities pursuant to the Offer may be able to sell their ADSs in the future on NASDAQ or MOEX, or otherwise, at a net price higher or lower than the offer price. However, we can give no assurance as to the price at which a QIWI securityholder may be able to sell his, her or its ADSs in the future.

If the Minimum Condition is not satisfied because an insufficient number of Securities are tendered in the Offer, then the Offer will not be consummated unless the Offerors waive or modify the Minimum Condition to the extent permitted by applicable laws and regulations. There can be no assurance as to the effect that a failure to consummate the Offer may have on the price of the QIWI’s Securities.

See “The Offer—Section 7—Possible Effects of the Offer on the Market for the Securities; Stock Exchange Listing; Registration under the Exchange Act; Margin Regulations.” See also “The Offer—Section 13—Purpose of the Offer; Plans for QIWI; Appraisal Rights.”

Are appraisal rights available in the Offer?

No appraisal rights are available in connection with the Offer. See “The Offer—Section 13—Purpose of the Offer; Plans for QIWI; Appraisal Rights.”

What are your plans for QIWI following the Offer?

The purpose of the Offer is for the Offerors to acquire an additional equity interest in Class B Shares, including Class B Shares represented by ADSs, of QIWI. If the Offer is consummated, we have no present plans or proposals for QIWI that would relate to or result in (i) any extraordinary corporate transaction involving QIWI or any of its subsidiaries (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), (ii) any change in the QIWI board of directors or management, (iii) any material change in QIWI’s capitalization or dividend policy, (iv) any other material change in QIWI’s corporate structure or business, (v) any class of equity securities of QIWI being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotation system operated by a national securities association or (vi) any class of equity securities of QIWI becoming eligible for termination of registration pursuant to Section 12(g) of the Exchange Act. See “The Offer—Section 13—Purpose of the Offer; Plans for QIWI; Appraisal Rights.”

What are the weighted average trading prices of QIWI’s ADSs for the 60 days prior to the last trading day before the announcement of the Offer?

The weighted average trading price of the ADSs for the 60 days prior to (and excluding) June 8, 2017, the last trading day before June 9, 2017, the date of the announcement of the Offer (the “Announcement Date”), was $20.11 per ADS on NASDAQ and RUB 1136.74 on MOEX. The Class B Shares underlying the ADSs are neither listed nor traded on any stock exchange. Therefore, there is currently no market for the Class B Shares. See “The Offer—Section 6—Price Range of ADSs; Dividends.”

What is the market value of Class B Shares and the ADSs as of a recent date?

On June 8, 2017, the last trading day before the Announcement Date, the reported closing sale price of the ADSs on NASDAQ was $23.51 per ADS and RUB 1315 on MOEX. The Class B Shares underlying the ADSs are neither listed nor traded on any stock exchange. Therefore, there is currently no market for the Class B Shares. See “The Offer—Section 6—Price Range of ADSs; Dividends.”

What are the U.S. federal income tax consequences of tendering my Securities pursuant to the Offer?

The receipt of cash in exchange for Securities pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes to U.S. Holders (as defined in “The Offer—Section 5—Taxation—Certain U.S. Federal Income Tax Considerations”) of the Securities. You should consult your tax advisor about the tax consequences to you of exchanging your Securities pursuant to the Offer based on your particular circumstances. See “The Offer—Section 5—Taxation—Certain U.S. Federal Income Tax Considerations.”

What are the Russian tax consequences of tendering my Securities pursuant to the Offer?

Under Russian tax law, a Non-Resident Holder (as defined in “The Offer—Section 5—Taxation—Russian Tax Considerations”) that is a legal entity or organization generally should not be subject to any Russian taxes in respect of any gain or other income realized on the sale, exchange or other disposal of the Securities unless more than 50% of such Non-Resident Holder’s assets consist of immovable property situated in the Russian Federation. A Non-Resident Holder who is an individual should not generally be subject to Russian taxes in respect of any gains realized on the sale, exchange or other disposal of Securities, provided that the proceeds of such sale, exchange or disposal are not received from a source within the Russian Federation. A Resident Holder (as defined in “The Offer—Section 5—Taxation—Russian Tax Considerations”) will generally be subject to all applicable Russian taxes in respect of income received on sale, exchange or other disposal of the Securities. Non-resident and Resident Holders should consult their own tax advisors with respect to their tax position regarding the Securities. See “The Offer—Section 5—Taxation—Russian Tax Considerations.”

What are the Cypriot tax consequences of tendering my Securities pursuant to the Offer?

A gain realized on the sale of ADSs by a non-resident holder will not be subject to taxation in the Republic of Cyprus.

A gain realized on the sale of ADSs by a Republic of Cyprus resident holder will be exempt from corporate income tax in the Republic of Cyprus as ADSs are considered to fall within the definition of qualifying titles, which include ADSs, for Cypriot tax purposes. Such gains will also be exempt from capital gains tax in the Republic of Cyprus provided the ADSs are traded on a recognized stock exchange. See “The Offer—Section 5—Taxation—Cypriot Tax Considerations.”

Who can I talk to if I have questions about the Offer?

You can call Innisfree M&A Incorporated, the information agent for the Offer, toll free, at (888) 750-5834 (banks and brokers may call collect at (212) 750-5833). See the back cover of this Offer to Purchase for additional contact details.

To the Securityholders of QIWI:

INTRODUCTION

Otkritie Holding JSC, a joint stock company organized under the laws of the Russian Federation (“Parent”), and Otkritie Investments Cyprus Limited, a company organized under the laws of the Republic of Cyprus and an indirect, wholly-owned subsidiary of Parent (“Purchaser”, and together with Parent, the “Offerors”), are offering to purchase up to 24,794,253 of the outstanding Class B Shares, having a nominal value EUR 0.0005 per share (“Class B Shares”), including Class B ordinary shares represented by the American Depositary Shares (each American Depositary Share representing one Class B Share) (the “ADSs” and together with the Class B Shares, the “Securities”), of QIWI plc, a public company organized under the laws of the Republic of Cyprus (“QIWI” or the “Company”), which, when added to the Securities already held by the Offerors and their affiliates, would constitute approximately 63.85% of the outstanding Securities (based on 45,080,461 Class B Shares (including Class B Shares represented by ADSs) outstanding as of March 17, 2017, as disclosed by QIWI in its Annual Report on Form 20-F filed on March 22, 2017 (“QIWI’s Form 20-F”), for $28.00 per Class B Share or ADSs of QIWI (the “Offer Price”), other than those held by the Offerors or their affiliates, net to the seller in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in this offer to purchase dated June 16, 2017, (the “Offer to Purchase”) and the related Form of Acceptance for Class B Shares (the “Form of Acceptance”) or Letter of Transmittal for ADSs (the “Letter of Transmittal”), as applicable (which, together with any amendments or supplements hereto and thereto, collectively constitute the “Offer”). Unless the context requires otherwise, the terms “we,” “our” and “us” refer to the Offerors. You will not be required to pay brokerage fees, commissions or, except as set forth in Instruction 8 of the Form of Acceptance or Instruction 7 of the Letter of Transmittal, as applicable, stock transfer taxes on the exchange of Securities for cash pursuant to the Offer. Securityholders with Securities held in street name by a broker, dealer, commercial bank, trust company or other nominee should consult with their nominee to determine if they will be charged any transaction fees. We will pay all charges and expenses of Computershare Trust Company, N.A., the ADS tender agent and the depositary for the Offer (the “Receiving Agent”) and Innisfree M&A Incorporated, the information agent for the Offer (the “Information Agent”), incurred in connection with the Offer. See “The Offer—Section 16—Fees and Expenses.”

The Offer is conditioned upon there being properly and timely tendered in accordance with the terms of the Offer and not properly withdrawn, prior to the Expiration Time (as defined below), a number of Class B Shares, including Class B Shares represented by ADSs, which, when added to the Securities already held by the Offerors and their affiliates, would constitute approximately 53.85% of the outstanding Securities (based on 45,080,461 Class B Shares (including Class B Shares represented by ADSs) outstanding as of March 17, 2017, as disclosed in QIWI’s Form 20-F) (the “Minimum Condition”).

Based on QIWI’s Form 20-F, as of the close of business on March 17, 2017, the most recent practicable date, there were (i) 45,080,461 Class B Shares, including Class B Shares represented by ADSs, issued and outstanding, (ii) no shares of preferred stock issued or outstanding, (iii) approximately up to 3,155,632 Class B Shares reserved and available for future issuance under QIWI’s 2012 Employee Stock Option Plan and (iv) approximately up to 3,155,632 Class B Shares reserved and available for future issuance under QIWI’s 2015 Restricted Stock Unit Plan.

Assuming no additional Securities are issued prior to the Expiration Time (as defined below), we anticipate that the Minimum Condition would be satisfied if approximately 20,286,207 Class B Shares, including Class B Shares represented by ADSs, are properly and timely tendered in the Offer and not properly withdrawn.

The Offer is conditioned upon the fulfilment of the conditions described in “The Offer—Section 14—Conditions to the Offer.” The Offer will expire at midnight, New York City time, on Friday, July 14, 2017 (i.e., the last moment of the day of July 14, 2017), unless we extend the Offer. See “The Offer—Section 1—Terms of the Offer.”

THIS OFFER TO PURCHASE AND THE RELATED FORM OF ACCEPTANCE OR LETTER OF TRANSMITTAL, AS APPLICABLE, CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE YOU MAKE A DECISION WITH RESPECT TO THE OFFER.

THE OFFER

1.	Terms of the Offer.

Upon the terms and subject to the conditions set forth in the Offer, we will accept for payment and pay for up to 24,794,253 Class B Shares, including Class B Shares represented by ADSs (the “Maximum Securities”), which, when added to the Securities already held by the Offerors and their affiliates, would constitute approximately 63.85% of the outstanding Securities (based on 45,080,461 Class B Shares (including Class B Shares represented by ADSs) outstanding as of March 17, 2017, as disclosed in QIWI’s Form 20-F), that are properly and timely tendered and not properly withdrawn in accordance with the procedures set forth in “The Offer—Section 3—Procedures for Tendering Securities” on or prior to the Expiration Time. “Expiration Time” means midnight, New York City time, on Friday, July 14, 2017 (i.e., the last moment of the day of July 14, 2017) (such date, as it may be extended by us, the “Expiration Date”), unless the Offer is extended or earlier terminated, in which event “Expiration Time” means the latest time and date at which the Offer, as so extended, expires. No “subsequent offering period” in accordance with Rule 14d-11 of the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”), will be available.

If more than the Maximum Securities are properly and timely tendered and not properly withdrawn prior to the Expiration Time, the Offerors will, upon the terms and subject to the conditions of the Offer, purchase up to the Maximum Securities on a pro rata basis (with adjustments to avoid purchases of fractional shares). Proration for each securityholder will be calculated based on the ratio of (x) the number of Maximum Securities to (y) the aggregate number of Securities properly and timely tendered and not properly withdrawn prior to the Expiration Time. This ratio will then be multiplied by the aggregate number of Securities that have been properly and timely tendered and not properly withdrawn by each tendering securityholder, to determine the resulting number of Securities that will be accepted from each such tendering securityholder. We will not pay for any Securities tendered until after the final proration factor has been determined. Preliminary results of the proration will be announced by press release no later than 9:00 a.m., New York City time, on the first business day after the Expiration Date.

The Offer is subject to the Minimum Condition. See “The Offer—Section 15—Certain Legal Matters; Regulatory Approvals.” Subject to the satisfaction or waiver of the conditions to the Offer, we will accept for payment, subject to any necessary proration, all Securities properly and timely tendered and not properly withdrawn pursuant to the Offer promptly after the Expiration Time (but in any event within three business days following the Expiration Date).

If at the Expiration Time, including following a prior extension, the Minimum Condition has not been satisfied or waived, we may extend the Offer. In addition, we will extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff or the rules and regulations of the NASDAQ Stock Market (“NASDAQ”) or applicable law. For the purposes of the Offer a “business day” means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

If we make a material change to the terms of the Offer or waive a material condition to the Offer, we will extend the Offer and disseminate additional tender offer materials, in each case, to the extent required by applicable law. The minimum period during which a tender offer must remain open following material changes in the terms of the offer, other than a change in price or a change in percentage of securities sought, depends upon the facts and circumstances, including the materiality of the changes. In a published release, the SEC has stated that in its view an offer must remain open for a minimum period of time following a material change in the terms of such offer and that the waiver of a condition such as the Minimum Condition is a material change in the terms of an offer. The release states that an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to securityholders, and that if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought (including, for the avoidance of doubt, a change in price or percentage of securities sought), a minimum of ten business days generally is required to allow adequate dissemination and investor response. If, prior to the Expiration Time, the Offerors increase the consideration being paid for Securities accepted for payment pursuant to the Offer, such increased consideration will be paid to all securityholders whose Securities are purchased pursuant to the Offer, whether or not such Securities were tendered prior to the announcement of the increase in consideration.

Any extension or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof by the Offerors. Without limiting the manner in which we may choose to make any public announcement, we will have no obligation (except as otherwise required by applicable law) to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to a national news service. In the case of an extension of the Offer, we will make a public announcement of such extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time. During any such extension, all Securities previously properly and timely tendered and not properly withdrawn will remain subject to the Offer, subject to the rights of a tendering securityholder to withdraw such securityholder’s Securities. Securities tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Time of the Offer, and may also be withdrawn at any time after the date that is 60 days after the commencement of the Offer, unless such Securities have already been accepted for payment by the Offerors pursuant to the Offer.

To withdraw ADSs registered in your name, you must deliver, prior to the Expiration Time of the Offer (as it may be extended from time to time), a written notice of withdrawal to the Receiving Agent at one of its addresses set forth on the back cover of this Offer to Purchase, or transmit by facsimile the notice of withdrawal to the Receiving Agent at 617-360-6810, while you have the right to withdraw the ADSs. The notice must specify the name of the person who tendered the ADSs to be withdrawn, the number of ADSs to be withdrawn and the name of the registered holder of the ADSs, if different from that of the person who tendered such ADSs. If ADRs evidencing ADSs have been delivered to the Receiving Agent, a signed notice of withdrawal with signatures guaranteed by an Eligible Institution (except in the case of ADRs (as defined in “The Offer—Section 2—Acceptance for Payment and Payment for Securities”) tendered by an Eligible Institution (as defined in “The Offer—Section 3—Procedures for Tendering Securities—Signature Guarantees”) must be received by the Receiving Agent before the release of such ADRs. In addition, such notice must specify, in the case of ADSs tendered by delivery of ADRs, the serial number(s) shown on the particular ADRs evidencing the ADSs to be withdrawn. In the case of ADSs tendered by book-entry transfer, tendered ADSs may be withdrawn through the facilities of the Depository Trust Company (the “Book-Entry Transfer Facility”).

To withdraw Class B Shares, you must deliver a written notice of withdrawal, or a facsimile of one, which includes the required information, to the Receiving Agent while you have the right to withdraw the Class B Shares. The notice must specify the name of the person who tendered the Class B Shares to be withdrawn, the number of Class B Shares to be withdrawn and the name of the registered holder of the Class B Shares if different from that of the person who tendered such Class B Shares. In addition, if share certificate(s) have been delivered to the Receiving Agent, such notice must specify the serial number(s) shown on the share certificate(s) to be withdrawn. The notice of withdrawal must be signed by the same person who signed the relevant Form of Acceptance.

If you tendered Securities by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange to withdraw the Securities.

The Offerors reserve the right (in their sole discretion) to waive, in whole or in part, any Offer condition, to increase or decrease the Offer Price or to make any other changes in the terms and conditions of the Offer.

The rights reserved by the Offerors described in the preceding paragraph are in addition to the Offerors’ rights pursuant to “The Offer—Section 14—Conditions to the Offer.” Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by a public announcement if required. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act), and without limiting the manner in which the Offerors may choose to make any public announcement, the Offerors will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to a national news service.

If the Offerors extend the Offer, are delayed in their acceptance for payment of Securities or are unable to accept Securities for payment pursuant to the Offer for any reason, then, without prejudice to the Offerors’ rights under the Offer, the Receiving Agent may, nevertheless, on behalf of the Offerors, retain tendered Securities, and such Securities may be withdrawn only to the extent that tendering securityholders are entitled to withdrawal rights as described below under “The Offer—Section 4—Withdrawal Rights.” However, the ability of the Offerors to delay payment for Securities that the Offerors have accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the Securities deposited by or on behalf of securityholders promptly after the termination or withdrawal of such bidder’s offer.

This Offer to Purchase and the related Form of Acceptance or Letter of Transmittal, as applicable, will be mailed to record holders of Securities whose names appear on QIWI’s securityholder list or the ADS Depositary’s list and will be furnished, for subsequent transmittal to beneficial owners of Securities, to brokers, dealers, commercial banks, trust companies and other nominees whose names, or the names of whose nominees, appear on the securityholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.

2.	Acceptance for Payment and Payment for Securities.

If the conditions to the Offer set forth in “The Offer—Section 14—Conditions to the Offer” are satisfied or waived as of the Expiration Time, we will accept for payment, as soon as practicable after the Expiration Time, up to the Maximum Securities properly and timely tendered and not properly withdrawn prior to the Expiration Time. We will pay for your properly and timely tendered and not properly withdrawn Securities by depositing the purchase price with the Receiving Agent which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. The Receiving Agent will pay for the Securities you properly and timely tendered and did not properly withdraw, subject to proration, by wiring the payment to the bank account you designated in the Form of Acceptance or Letter of Transmittal, as applicable, directly. If you hold your ADSs through a financial institution such as a broker dealer, commercial bank, trust company or other nominee, you will receive the purchase price for properly and timely tendered and accepted ADSs through the Book-Entry Transfer Facility (as defined below) in your account with such financial institution. In all cases, payment for tendered Securities will be made only after timely receipt by the Receiving Agent of certificates or ADRs, as applicable, for such Securities (or of a confirmation of a book-entry transfer of such Securities as described in “The Offer—Section 3—Procedures for Tendering Securities”), a properly completed and duly executed Form of Acceptance or Letter of Transmittal, as applicable (or facsimile thereof), a completed and duly executed Instrument of Transfer (the “Instrument of Transfer”) in the case of Class B Shares and any other required documents for such Securities.

In all cases, payment for Securities tendered and accepted for payment pursuant to the Offer will be made promptly (but in any event within three business days following the Expiration Date).

In all cases, payment for ADSs accepted for payment will be made only after timely receipt by the Receiving Agent of (i) American Depositary Receipts (“ADRs”) evidencing such ADSs (or a confirmation of a book-entry transfer of such ADSs into the Receiving Agent’s account at the Book-Entry Transfer Facility (as defined in “The Offer—Section 3—Procedures for Tendering Securities—Book-Entry Delivery of ADSs”), or in the case of ADSs registered in your name in the Direct Registration System (the “DRS”) of the Bank of New York Mellon (the “ADS Depositary”), transfer of the ADSs to the Receiving Agent on the DRS registry), (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees (as outlined in “The Offer—Section 3—Procedures for Tendering Securities—Signature Guarantees”) or an Agent’s Message (as defined in “The Offer—Section 3—Procedures for Tendering Securities—Book-Entry Delivery of ADSs”) in connection with a book-entry transfer and (iii) any other documents required by the Letter of Transmittal.

In all cases, payment for Class B Shares accepted for payment will be made only after timely receipt by the Receiving Agent of (i) share certificates evidencing such Class B Shares, if any, (ii) a properly completed and duly executed Form of Acceptance (or a manually signed facsimile thereof), with any required signature guarantees (as outlined in “The Offer—Section 3—Procedures for Tendering Securities—Signature Guarantees”), (iii) a properly completed and duly executed Instrument of Transfer, and (iv) any other documents required by the Form of Acceptance.

Accordingly, payment may be made to tendering securityholders at different times if delivery of the Securities and other required documents occurs at different times.

For the purposes of the Offer, we will be deemed to have accepted for payment tendered Securities when, as and if we give oral or written notice of our acceptance to the Receiving Agent.

Under no circumstances will we pay interest on the consideration paid for Securities pursuant to the Offer, regardless of any extension of the Offer.

If we do not accept for payment any tendered ADSs pursuant to the Offer for any reason (including due to proration), or if you submit ADRs for more ADSs than are tendered or accepted, we will return ADRs (or cause the ADS Depositary of QIWI to issue new ADRs representing untendered or unpurchased ADSs, without expense to you (or, in the case of ADSs delivered by book-entry transfer into the Receiving Agent’s account at the Book-Entry Transfer Facility, pursuant to the procedures set forth in “The Offer—Section 3—Procedures for Tendering

Securities,” the ADSs will be credited to an account maintained at the Book-Entry Transfer Facility or in the case of ADSs tendered which were registered in your name in the DRS registry, the ADS will be credited to your DRS account), promptly following the expiration, termination or withdrawal of the Offer.

If we do not accept for payment any tendered Class B Shares pursuant to the Offer for any reason (including due to proration), or if you submit share certificate(s) for more Class B Shares than are tendered or accepted, we will return share certificate(s) (or cause QIWI to issue new share certificate(s)) representing untendered or unpurchased Class B Shares and cause the registrar of QIWI to make the corresponding changes in QIWI’s register of members, without expense to you, promptly following the expiration, termination or withdrawal of the Offer.

We reserve the right to transfer or assign, in whole or from time to time in part, to one or more of our affiliates the right to purchase Securities tendered in the Offer, but any such transfer or assignment will not relieve us of our obligations under the Offer or prejudice your rights to receive payment for Securities properly and timely tendered and accepted for payment.

3.	Procedures for Tendering Securities.

Procedures for Tendering ADSs

Except as set forth below, in order for you to tender ADSs in the Offer, the Receiving Agent must receive the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and signed, together with any required signature guarantees (or an Agent’s Message in lieu of the Letter of Transmittal in connection with a book-entry delivery of ADSs through the Book-Entry Transfer Facility), and any other documents that the Letter of Transmittal requires, at one of its addresses set forth on the back cover page of this Offer to Purchase prior to the Expiration Date. You must also deliver the ADRs representing tendered ADSs to the Receiving Agent or you must cause your ADSs to be tendered pursuant to the procedure for book-entry transfer set forth below and the Receiving Agent must receive timely confirmation of the book-entry transfer of the ADSs into the Receiving Agent’s account at the Book-Entry Transfer Facility or you must cause ADSs registered in the DRS registry of the ADS Depositary to be transferred on the DRS registry to the Receiving Agent.

The tender of ADSs pursuant to any one of the procedures described above will constitute your acceptance of the Offer, as well as your representation and warranty that (i) you have the full power and authority to tender, sell, assign and transfer any and all ADSs tendered, as specified in the Letter of Transmittal, and (ii) when the ADSs are accepted for payment by us, Purchaser will acquire good, valid and unencumbered title thereto, free and clear of any liens, restrictions, charges and encumbrances and the same will not be subject to any adverse claims. The Offerors’ acceptance for payment of Securities tendered by you pursuant to the Offer will constitute a binding agreement between you and the Offerors upon the terms and subject to the conditions of the Offer (and if the Offer is extended or amended, the terms of or the conditions of any such extension or amendment).

If you hold ADSs classified under a different CUSIP other than 74735M108, in order for you to tender such ADSs in the Offer, you must contact the ADS Depositary or your applicable depositary agent regarding any additional requirements of that depositary needed to deliver your ADSs to the Receiving Agent.

There is no guaranteed delivery process available to tender ADSs.

Book-Entry Delivery of ADSs

The Receiving Agent will establish an account with respect to ADSs for purposes of the Offer at the Book-Entry Transfer Facility within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may deliver ADSs by causing the Book-Entry Transfer Facility to transfer such ADSs into the Receiving Agent's account in accordance with the procedures of the Book-Entry Transfer Facility. An Agent’s Message in lieu of the Letter of Transmittal and any other required documents must be received by the Receiving Agent at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date. The Book-Entry Transfer Facility has advised us that it will not transfer tendered ADSs into the Receiving Agent’s account after 5:00 p.m., New York City time, on July 14, 2017, unless the offer is extended. The Depository Trust Company’s participants, including the custodians for Euroclear and the National Settlement Depositary, may also establish their own additional tender procedures or cut-off dates and times for the tender of ADSs that are earlier than the Expiration Time.

“Agent’s Message” means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Receiving Agent and forming a part of a book-entry confirmation stating that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the ADSs that are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against the participant.

Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Receiving Agent.

Procedures for Tendering Class B Shares

Except as set forth below, in order for you to tender Class B Shares in the Offer, the Receiving Agent must receive the Form of Acceptance and Instrument of Transfer (or a manually signed facsimile thereof), properly completed and signed, together with the share certificate(s) issued in respect of such Class B Shares, if any, and any other documents that the Form of Acceptance requires, at its address set forth on the back cover page of this Offer to Purchase prior to the Expiration Time.

The provisions hereof shall be included in the Form of Acceptance and shall be deemed to form part thereof. Each holder of Class B Shares who has signed or in whose name a Form of Acceptance has been signed, irrevocably represents and warrants to the Offerors, and agrees with the Offerors, that:

(a) the presentation of the Form of Acceptance constitutes (i) an acceptance of the Offer with respect to the number of Class B Shares indicated therein, (ii) a commitment to present any document and to take any other steps necessary to allow the Offerors to consummate the transfer of ownership of the Class B Shares, subject to the terms and conditions established in the Offer to Purchase and in the Form of Acceptance, and (iii) with the exception of the withdrawal rights of the tendering holders of Class B Shares, an irrevocable tender of the Class B Shares in the Offer;

(b) the holder is the owner of the Class B Shares indicated on the Form of Acceptance and the holder has full authority and rights to deliver, sell and transfer such Class B Shares and rights inherent hereto to the Offerors;

(c) the tendered Class B Shares are tendered free and clear from all liens, titles, charges, privileges and/or encumbrances, and together with all the rights which they grant or may grant in the future, including the rights to vote and the right to receive any distribution or dividend (as described in the Offer to Purchase);

(d) the holder undertakes to ratify any and all of the acts or procedures that may be performed or effected by the Offerors or any of their respective directors or agents or QIWI or any of its agents, as the case may be, in the exercise of any of its or their respective powers and/or authorizations in virtue thereof;

(e) the holder accepts that the Offerors seek to acquire the Class B Shares together with all economic and voting rights, including rights to receive any distribution or dividend declared on or after the date of the Offer to Purchase. Accordingly, if on or after the date hereof QIWI should declare or pay any distribution or dividend on, or issue any right with respect to, the Class B Shares that are payable or distributable to stockholders of record on a date prior to the transfer to the name of the Offerors on QIWI’s stock transfer records of Class B Shares that are purchased pursuant to the Offer, then (i) the Offer Price payable by the Offerors per Class B Share in the Offer will be reduced to the extent such distribution or dividend are payable in cash, and (ii) any non-cash distribution or dividend received and held by a tendering holder shall be required to be promptly remitted and transferred to the Receiving Agent for the account of the Offerors accompanied by appropriate documents of transfer. Pending such remittance, the Offerors will be entitled to all rights and privileges, as owner of any such non-cash distribution or dividend and may withhold the entire Offer Price or deduct from the Offer Price the amount or value thereof, as determined by the Offerors in their sole discretion;

(f) the holder grants a power of attorney in favor of the Receiving Agent to receive such notifications, documents, or other communications to be sent to the holders of the tendered Class B Shares, to execute any documents necessary to receive, keep in custody and transfer the tendered Class B Shares and to exercise all other rights attaching to the tendered Class B Shares;

(g) the holder has reviewed the Offer documents; the holder has not received from the Receiving Agent or the Information Agent any information or representations that are inconsistent with or differing from the information or representations contained in the Offer documents; and the holder’s decision to tender in the Offer has been based on the holder’s own analysis of QIWI and of the Offer, including the benefits and risks involved therein and the holder has not received any type of legal, business, financial, tax, and/or any other type of advice from the Offerors, the Receiving Agent, or the Information Agent and/or any of their parent, subsidiary, affiliated, or related entities; and

(h) all the information contained in the Form of Acceptance and the Instrument of Transfer is true and correct.

There is no guaranteed delivery process available to tender Class B Shares.

The method of delivery of Securities, the Form of Acceptance or Letter of Transmittal, as applicable, and all other required documents, is at your election and sole risk, and delivery will be deemed made only when actually received by the Receiving Agent. If delivery is by mail, we recommend that you use registered mail with return receipt requested, properly insured, in time to be received on or prior to the Expiration Time. In all cases, you should allow sufficient time to ensure timely delivery.

Signature Guarantees

All signatures on a Form of Acceptance or Letter of Transmittal, as applicable, must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a member of a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the Securities Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange, Inc. Medallion Signature Program (MSP) or any other “eligible guarantor institution” (as such term is defined in Rule 17Ad-15 under the Exchange Act) (each, an “Eligible Institution”).

If the Class B Shares or ADRs are registered in the name of a person other than the signer of the Form of Acceptance or if ADSs are held in the form of ADRs in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made to, or certificates for the unpurchased Class B Shares, or ADRs for the unpurchased ADSs, as applicable, are to be issued or returned to, a person other than the registered holder, then the tendered certificates for the Class B Shares must be accompanied by an Instrument of Transfer signed by the registered holder, or the ADRs must be endorsed or accompanied by appropriate stock powers, in each case signed exactly as the name or names of the registered holder or holders appear on the certificates for the Class B Shares, or ADRs with the signatures guaranteed by an Eligible Institution as provided in the Form of Acceptance or Letter of Transmittal, as applicable. The stamp affixed thereon must bear the actual words “signature guarantee” or “signature medallion guarantee” and otherwise be in accordance with industry standards. See Instructions 1 and 7 of the Form of Acceptance and Instructions 1 and 6 of the Letter of Transmittal, as applicable.

If the Class B Shares are certificated or ADSs are held in the form of ADRs and the certificates representing the Class B Shares or the ADRs are forwarded separately to the Receiving Agent, a properly completed and duly executed Form of Acceptance and Instrument of Transfer for Class B Shares or Letter of Transmittal for ADSs, as applicable, must accompany each delivery of certificates or ADRs.

Tender Constitutes an Agreement

It is a violation of Rule 14e-4 under the Exchange Act for a person, directly or indirectly, to tender Securities for his own account unless the person so tendering (i) has a net long position equal to or greater than the number of (a) Securities tendered, as applicable, or (b) other securities immediately convertible into, or exercisable or exchangeable for, Securities (“Equivalent Securities”) equal to or greater than the amount tendered and will acquire such Securities for tender by conversion, exercise or exchange of such other securities and (ii) will cause such Securities to be delivered in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

The tender of Securities pursuant to any one of the procedures described above will constitute your acceptance of the Offer, as well as your representation and warranty that (i) you have a “net long position” in Securities or Equivalent Securities being tendered within the meaning of Rule 14e-4, (ii) the tender of such Securities complies with Rule 14e-4 under the Exchange Act, and (iii) you have the full power and authority to tender, sell, assign and transfer the Securities tendered, as specified in the Form of Acceptance or Letter of Transmittal, as applicable. Our acceptance for payment of Securities tendered by you pursuant to the Offer will constitute a binding agreement between us with respect to such Securities, upon the terms and subject to the conditions of the Offer.

Backup U.S. Federal Income Tax Withholding

Payments made to holders of Securities may be subject to U.S. information reporting and U.S. backup withholding of U.S. federal income tax, currently at a rate of 28%. Certain holders are not subject to these U.S. information reporting and U.S. backup withholding requirements. To avoid U.S. backup withholding, U.S. Holders (as defined in “The Offer—Section 5—Taxation—Certain U.S. Federal Income Tax Considerations”) that do not otherwise establish an exemption should complete and return to the Receiving Agent the Internal Revenue Service (“IRS”) Form W-9 included in the Letter of Transmittal, certifying that the U.S. Holder is a U.S. person, that the taxpayer identification number provided is correct, and that the U.S. Holder is not subject to U.S. backup withholding. Holders that are non-U.S. persons may be required to complete and submit an IRS Form W-8BEN or IRS Form W-8BEN-E or other applicable IRS Form W-8, signed under penalties of perjury, attesting to the holder’s foreign status. IRS forms may be obtained from the Receiving Agent or the IRS website at www.irs.gov.

Appointment of Proxy

By executing a Form of Acceptance or Letter of Transmittal, as applicable, you irrevocably appoint our designees as your attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Form of Acceptance or Letter of Transmittal, as applicable, to the full extent of your rights with respect to the Securities tendered and accepted for payment by us (and any and all other Securities or other securities issued or issuable in respect of such Securities on or after the date of this Offer to Purchase). All such powers of attorney and proxies are irrevocable and coupled with an interest in the tendered Securities. Such appointment is effective only upon our acceptance for payment of such Securities in accordance with the terms of the Offer. Upon such acceptance for payment, all prior powers of attorney and proxies and consents granted by you with respect to such Securities and other securities will, without further action, be revoked, and no subsequent powers of attorney or proxies may be given nor subsequent written consents executed (and, if previously given or executed, will cease to be effective). Upon such acceptance for payment, our designees will be empowered to exercise all of your voting and other rights as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of QIWI’s securityholders, by written consent or otherwise. We reserve the right to require that, in order for Securities to be properly and timely tendered, immediately upon our acceptance for payment of such Securities, we are able to exercise full voting rights with respect to such Securities and other securities (including voting at any meeting of securityholders then scheduled or acting by written consent without a meeting).

The foregoing powers of attorney and proxies are effective only upon acceptance for payment of Securities pursuant to the Offer. The Offer does not constitute a solicitation of proxies for any meeting of QIWI’s securityholders.

Determination of Validity

We will determine, in our sole discretion, all questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Securities, and our determination will be final and binding (subject to the right of any party to seek judicial review in accordance with applicable law). We reserve the absolute right to reject any or all tenders of Securities that we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender of Securities. No tender of Securities will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived. None of the Offerors, the Receiving Agent, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in tenders or waiver of any such defect or irregularity or incur any liability for failure to give any such notification. Subject to applicable law as applied by a court of competent jurisdiction, our interpretation of the terms and conditions of the Offer (including the Form of Acceptance or Letter of Transmittal, as applicable, and the instructions thereto) will be final and binding (subject to the right of any party to seek judicial review in accordance with applicable law).

4.	Withdrawal Rights.

Except as described in this Section 4, tenders of Securities in the Offer are irrevocable. Tenders of Class B Shares and/or ADSs made pursuant to the Offer may be withdrawn at any time prior to the Expiration Time on the Expiration Date. Pursuant to Section 14(d)(5) of the Exchange Act, tenders of Class B Shares and/or ADSs made pursuant to the Offer may also be withdrawn at any time after the date that is 60 days after the commencement of the Offer, unless such Securities have already been accepted for payment by the Offerors pursuant to the Offer.

If we extend the period of time during which the Offer is open, are delayed in accepting for payment or paying for Securities or are unable to accept for payment or pay for Securities pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Receiving Agent may, on our behalf, retain all Securities tendered, and such Securities may not be withdrawn except to the extent that you duly exercise withdrawal rights as described in this Section 4.

To withdraw ADSs registered in your name, either in the DRS registry or represented by an ADR, you must deliver, prior to the Expiration Time of the Offer (as it may be extended from time to time), a written notice of withdrawal to the Receiving Agent at one of its addresses set forth on the back cover of this Offer to Purchase, or transmit by facsimile the notice of withdrawal to the Receiving Agent at 617-360-6810, while you have the right to withdraw the ADSs. The notice must specify the name of the person who tendered the ADSs to be withdrawn, the number of ADSs to be withdrawn and the name of the registered holder of the ADSs, if different from that of the person who tendered such ADSs. If ADRs evidencing ADSs have been delivered to the Receiving Agent, a signed notice of withdrawal with signatures guaranteed by an Eligible Institution (except in the case of ADRs tendered by an Eligible Institution (as defined in “The Offer—Section 3—Procedures for Tendering Securities—Signature Guarantees”)) must be received by the Receiving Agent before the release of such ADRs. In addition, such notice must specify, in the case of ADSs tendered by delivery of ADRs, the serial number(s) shown on the particular ADRs evidencing the ADSs to be withdrawn. In the case of ADSs tendered by book-entry transfer, tendered ADSs may be withdrawn through the facilities of the Book-Entry Transfer Facility. If you tendered ADSs by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange to withdraw the ADSs.

To withdraw Class B Shares, you must deliver a written notice of withdrawal, or a facsimile of one, which includes the required information, to the Receiving Agent while you have the right to withdraw the Class B Shares. The notice must specify the name of the person who tendered the Class B Shares to be withdrawn, the number of Class B Shares to be withdrawn and the name of the registered holder of the Class B Shares if different from that of the person who tendered such Class B Shares. In addition, if share certificate(s) have been delivered to the Receiving Agent, such notice must specify the serial number(s) shown on the share certificate(s) to be withdrawn. The notice of withdrawal must be signed by the same person who signed the relevant Form of Acceptance.

If the Class B Shares or ADSs to be withdrawn have been delivered to the Receiving Agent, a signed notice of withdrawal with (except in the case of Class B Shares or ADSs tendered by an Eligible Institution) signatures guaranteed by an Eligible Institution must be submitted prior to the release of such Class B Shares or ADSs. In addition, such notice must specify, in the case of Class B Shares or ADSs tendered by Direct Registration System transaction, the name of the registered holder (if different from that of the tendering holder of the Class B Shares or ADSs, as applicable) and the number of Class B Shares or ADSs to be withdrawn or, in the case of ADSs tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn ADSs. If the notice of withdrawal is signed by trustees, executors, administrators, guardians, agents, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, should indicate location of signing and must submit proper evidence satisfactory to the Offerors of their authority to so act.

The Receiving Agent must receive the written notice of withdrawal, or a facsimile of one, prior to the Expiration Time of the Offer. The method of delivery of any documents related to a withdrawal is at the option and risk of the withdrawing holder of Class B Shares or ADSs. Any documents related to a withdrawal will be deemed delivered only when actually received by the Receiving Agent. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery. If your Class B Shares or ADSs are registered in the name of your broker, dealer, commercial bank, trust company or other nominee, you may need to allow such nominee holder additional time to withdraw your tendered Class B Shares or ADSs. You should consult your broker or other nominee holder to determine if there is an earlier deadline by which you must inform such nominee holder of any decision to withdraw your tendered Class B Shares or ADSs.

Withdrawals may not be rescinded, and Securities withdrawn will thereafter be deemed not properly and timely tendered. However, withdrawn Securities may be retendered at any time before the Expiration Time by again following any of the procedures described in “The Offer—Section 3— Procedures for Tendering Securities.”

We will determine, in our sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal. None of the Offerors, the Receiving Agent, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or waiver of any such defect or irregularity or incur any liability for failure to give any such notification. Subject to applicable law as applied by a court of competent jurisdiction, our determination will be final and binding. Tendering securityholders have the right to challenge our determination with respect to their Securities.

5.	Taxation.

Certain U.S. Federal Income Tax Considerations.

The following is a summary of certain U.S. federal income tax consequences of the tender of Securities by a U.S. Holder (as defined below) pursuant to the Offer. This summary deals only with U.S. Holders of Securities that tender the Securities pursuant to the Offer and hold the Securities as capital assets. The discussion does not cover all aspects of U.S. federal income taxation that may be relevant to, or the actual tax effect that any of the matters described herein will have on particular investors (including consequences under the alternative minimum tax or the Medicare tax on net investment income), and does not address state, local, non-U.S. or other tax laws. This summary also does not address tax considerations applicable to investors that own (directly, indirectly or by attribution) 5% or more of the voting stock of QIWI, nor does this summary discuss all of the tax considerations that may be relevant to certain types of investors subject to special treatment under the U.S. federal income tax laws (such as financial institutions, insurance companies, individual retirement accounts and other tax-deferred accounts, tax-exempt organizations, dealers in securities or currencies, investors that hold the Securities as part of straddles, hedging transactions or conversion transactions for U.S. federal income tax purposes, persons that have ceased to be U.S. citizens or lawful permanent residents of the United States, investors holding the Securities in connection with a trade or business conducted outside of the United States, U.S. citizens or lawful permanent residents living abroad or investors whose functional currency is not the U.S. dollar).

As used herein, the term “U.S. Holder” means a beneficial owner of Securities that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any State thereof, (iii) an estate the income of which is subject to U.S. federal income tax without regard to its source or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or the trust has validly elected to be treated as a domestic trust for U.S. federal income tax purposes.

The U.S. federal income tax treatment of a partner in an entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds Securities will depend on the status of the partner and the activities of the partnership. Entities or arrangements treated as partnerships for U.S. federal income tax purposes should consult their tax advisors concerning the U.S. federal income tax consequences to them and their partners of tendering Securities.

This summary is based on the tax laws of the United States, including the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, as well as on the income tax treaty between the United States and the Russian Federation (the “Treaty”), all as of the date hereof and all subject to change at any time, possibly with retroactive effect.

THE SUMMARY OF U.S. FEDERAL INCOME TAX CONSEQUENCES SET OUT BELOW IS FOR GENERAL INFORMATION ONLY. IT IS NOT INTENDED TO BE RELIED UPON FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED UNDER THE CODE. ALL HOLDERS SHOULD CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF TENDERING SECURITIES, INCLUDING THEIR ELIGIBILITY FOR THE BENEFITS OF THE TREATY, THE APPLICABILITY AND EFFECT OF STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS AND POSSIBLE CHANGES IN TAX LAW.

Consequences of the Offer

The receipt of cash in exchange for Securities pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. Subject to the passive foreign investment company rules discussed below, a U.S. Holder generally will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount realized for the Securities and the U.S. Holder’s adjusted tax basis in the Securities. Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period for the Securities exceeds one year.

Foreign Tax Credits

If a Russian tax is imposed on the tender of Securities pursuant to the Offer, a U.S. Holder’s amount realized will include the gross amount of the proceeds before deduction of the Russian tax. See “The Offer—Section 5—Taxation—Russian Tax Considerations” for a description of when a disposition of Securities by a Non-Resident

Holder (as defined below) may be subject to taxation by the Russian Federation. Any gain or loss generated by the tender of Securities by a U.S. Holder will generally be treated as U.S. source gain or loss. Accordingly, a U.S. Holder may not be able to use the foreign tax credit (if any) arising from any Russian tax imposed on the disposition of the Securities unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from foreign sources in the appropriate income category. The calculation and availability of foreign tax credits and, in the case of a U.S. Holder that elects to deduct foreign taxes, the availability of deductions, involves the application of complex rules that depend on a U.S. Holder’s individual circumstances. U.S. Holders should consult with their own tax advisors about the availability of foreign tax credits and the application of the foreign tax credit limitations considering their individual situations.

Passive Foreign Investment Company Considerations

A foreign corporation will be a passive foreign investment company (“PFIC”) in any taxable year in which, after taking into account the income and assets of the corporation and certain subsidiaries pursuant to applicable “look-through rules,” either (i) at least 75% of its gross income is “passive income” or (ii) at least 50% of the average value of its assets is attributable to assets that produce passive income or are held for the production of passive income. QIWI has stated in its most recent annual report on Form 20-F for the financial year ended December 31, 2016 filed with the SEC on March 22, 2017, that it believes that it was not a PFIC for U.S. federal income tax purposes for its taxable year ending December 31, 2016 and does not anticipate being a PFIC for its current taxable year. However, as stated by QIWI in its 2016 Annual Report, because PFIC status is factual in nature, may depend in part on fluctuations in the market price of the ADSs, is determined annually, and generally cannot be determined until the close of the taxable year, there can be no assurance that QIWI will not be considered a PFIC for any taxable year.

If QIWI is a PFIC in any year during which a U.S. Holder owns Securities, and the U.S. Holder has not made a mark to market or qualified electing fund election, the U.S. Holder generally will be subject to special rules (regardless of whether QIWI continues to be a PFIC) with respect to any gain realized on the disposition of Securities. Under these rules (a) the gain will be allocated ratably over the U.S. Holder’s holding period, (b) the amount allocated to the current taxable year and any taxable year prior to the first taxable year in which QIWI is a PFIC will be taxed as ordinary income and (c) the amount allocated to each of the other taxable years will be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year and an interest charge for the deemed deferral benefit will be imposed with respect to the resulting tax attributable to each such other taxable year.

Backup U.S. Federal Income Tax Withholding

Payments made to holders of Securities may be subject to U.S. information reporting and U.S. backup withholding of U.S. federal income tax, currently at a rate of 28%. Certain holders are not subject to these U.S. information reporting and U.S. backup withholding requirements. To avoid U.S. backup withholding, U.S. Holders that do not otherwise establish an exemption should complete and return to the Receiving Agent the IRS Form W-9, certifying that the U.S. Holder is a U.S. person, that the taxpayer identification number provided is correct, and that the U.S. Holder is not subject to U.S. backup withholding.

Russian Tax Considerations

The following is a summary of certain Russian tax consequences of the tender of Securities pursuant to the Offer and should be carefully considered by the holders of QIWI’s ADSs and Class B Shares (the “Securityholders”).

Taxation laws are complex and the following is intended only as a general guide to the tax implications. QIWI holders should not rely on the following as a tax or legal advice in relation to their own affairs but should consult their own tax advisors regarding the tax consequences applicable to their own needs and circumstances. No representation with respect to Russian tax consequences for any particular Securityholder is made hereby.

The following disclosure is limited to the Russian profits tax and personal tax issues addressed herein. Additional issues may exist that are not addressed in this disclosure and that could affect the Russian tax treatment of the Offer. This Russian tax disclosure was written in connection with the promotion or marketing of the Offer, and it was not intended or written to be used, and cannot be used, by any person to avoid penalties that may be asserted against such person under Russian legislation. Taxpayers should seek advice based on their particular circumstances from an independent tax advisor.

The following is a summary of certain Russian taxation considerations of the Offer. The summary is based on the Russian Tax Code and administrative clarifications, all as of the date hereof, any of which is subject to change, possibly with retroactive effect.

The summary does not address special cases of Securityholders, such as: persons who acquired Securities pursuant to the exercise of an employee stock option or otherwise as compensation; dealers in securities or currencies; trustees; banks; financial institutions; insurance companies; tax-exempt entities; non-state pension funds; etc.

In addition, the following summary does not describe any tax consequences arising from the laws of non-Russian jurisdictions. Accordingly, each Securityholder should consult its tax advisor with regard to the Offer and the applicability of Russian tax legislation, as well as the laws of any non-Russian jurisdictions, to each Securityholder’s particular situation.

For the purposes of this summary, a “Resident Holder” means a Securityholder who is a legal entity or an organization and is:

•	a Russian legal entity;
•	a foreign legal entity or organization recognized as a Russian tax resident based on the provisions of an applicable double tax treaty (for the purposes of application of such double tax treaty);
•	a foreign legal entity or organization recognized as a Russian tax resident based on Russian domestic law (in case the Russian Federation is recognized as the place of effective management of such legal entity or organization as determined in the Russian Tax Code unless otherwise envisaged by an applicable double tax treaty);
•	a foreign legal entity or organization which holds and/ or disposes of the Securities through its permanent establishment in the Russian Federation; or
•	a Securityholder who is an individual and is actually present in the Russian Federation for an aggregate period of 183 calendar days or more in any period comprised of 12 consecutive months (the “Resident Holder – individual”). Presence in the Russian Federation is not considered interrupted if an individual departs for short periods (less than six months) from the Russian Federation for medical treatment or education purposes as well as for the employment or other duties related to the performance of works (services) on offshore hydrocarbons fields. The interpretation of this definition by the Russian Ministry of Finance states that, for tax withholding purposes, an individual’s tax residence status should be determined on the date of the income payment (based on the number of days in the Russian Federation in the 12-month period preceding the date of the payment). An individual’s final tax liability in the Russian Federation for any reporting calendar year should be determined based on the number of days spent in the Russian Federation in such calendar year.

For the purposes of this summary, a “Non-Resident Holder” is a Securityholder who does not fall under the definition of a Resident Holder above (including any legal entity or organization or individual).

Russian tax residency rules may be affected by an applicable double tax treaty. Securityholders should seek professional advice on their tax status in Russia.

Non-Resident Holders

Legal entities or organizations

A Non-Resident Holder that is a legal entity or organization generally should not be subject to any Russian taxes in respect of any gain or other income realized on the sale, exchange or other disposal of the Securities, unless more than 50% of QIWI’s assets consist of immovable property situated in the Russian Federation. Otherwise, any proceeds from the sale, exchange or other disposal of Securities would be regarded as Russian source income received by Non-Resident Holders that are legal entities or organizations, subject to Russian income tax. Because the determination of whether more than 50% of QIWI’s assets consist of immovable property situated in the Russian Federation is inherently factual and is made on an on-going basis, there can be no assurance that immovable property situated in the Russian Federation does not currently, or will not, constitute more than 50% of QIWI’s assets. The above tax may be reduced or eliminated under an applicable double tax treaty, provided that the recipient of the income is its beneficial owner, such income is not attributable to a permanent establishment in the Russian Federation, the necessary requirements to qualify for the treaty relief and the appropriate administrative requirements under the Russian tax legislation have been met.

While we have not performed any specific calculations, we believe that 50% or less of QIWI’s assets consist of immovable property located on the territory of the Russian Federation for Russian tax purposes. Therefore, the sale of ADSs by a corporate Non-Resident Holder generally will not be taxable in the Russian Federation, unless the gain is effectively connected with a trade of business of the corporate Non-Resident Holder in the Russian Federation, subject to an applicable income tax treaty providing otherwise.

Non-Resident Holders that are legal entities or organizations should consult their own tax advisors with respect to the tax consequences of the sale, exchange or other disposal of the Securities.

Individuals

A Non-Resident Holder who is an individual should not generally be subject to Russian taxes in respect of any gains realized on the sale, exchange or other disposal of Securities, provided that the proceeds of such sale, exchange or disposal are not received from a source within the Russian Federation.

In the event that the proceeds from a sale, exchange or other disposal of Securities are deemed to be received from a source within the Russian Federation, a Non-Resident Holder that is an individual may be subject to Russian tax in respect of such proceeds at a rate of 30% of the gain (such gain being computed as the sales price less any available documented cost deduction, including the acquisition price of the Securities s and other documented expenses, such as depositary expenses and brokers’ fees), subject to any available double tax treaty relief, provided that the necessary requirements to qualify for the treaty relief and the appropriate administrative requirements under the Russian tax legislation have been met. For example, Securityholders that are eligible for the benefits of the United States-Russia double tax treaty (the “Treaty”) should generally not be subject to tax in the Russian Federation on any gain arising from the disposal of Securities, provided that the gain is not attributable to disposal of shares in a Russian “immovable property company”, which is a company with more than 50% of its assets consisting of immovable property situated in the Russian Federation (as defined in the Treaty).

According to Russian tax legislation, income received from a sale, exchange or other disposal of the Securities should be treated as having been received from a Russian source if such sale, exchange or other disposal occurs in the Russian Federation. Russian tax law gives no clear indication as to how to identify the source of income received from a sale, exchange or other disposal of securities except that income received from the sale of securities “in Russia” will be treated as having been received from a Russian source. In absence of any guidance as to what should be considered as a sale, exchange or other disposal of securities “in the Russian Federation”, the Russian tax authorities may apply various criteria in order to determine the source of the sale or other disposal, including looking at the place of conclusion of the transaction, the location of the issuer or other similar criteria. There is no assurance, therefore, that proceeds received by Non-Resident Holder individuals from a sale, exchange, redemption or other disposal of the ADSs will not become subject to tax in the Russian Federation.

The tax may be withheld at source from payment only if the individual acts via a professional intermediary that is registered for tax purposes in the Russian Federation (such as a trustee, dealer, broker or other intermediary acting to the benefit of the individual holder), otherwise the Non-Resident Holder individual shall be liable to file a tax return and pay the tax due.

As noted above with respect to the disposal of the Securities, under Russian tax legislation, taxation of the income of Non-Resident Holders who are individuals will depend on whether this income would be assessed as received from Russian or non-Russian sources. Although Russian tax legislation does not contain any provisions on how the related material benefit should be sourced, the tax authorities may infer that such income should be considered as Russian source income if the Securities are purchased “in the Russian Federation”. In the absence of any additional guidance as to what should be considered as a purchase of securities “in the Russian Federation”, the Russian tax authorities may apply various criteria in order to determine the source of the related material benefit, including looking at the place of conclusion of the acquisition transaction or other similar criteria. There is no assurance, therefore, that proceeds received by Non-Resident Holders individuals from a sale, exchange, redemption or other disposal of the Securities will not become subject to tax in the Russian Federation.

Non-Resident Holders who are individuals should consult their own tax advisors with respect to the tax consequences arising as a result of disposal of the Securities and the receipt of proceeds from source within the Russian Federation in their respect.

Double Tax Treaty Procedures

Where a Non-Resident Holder of Securities receives income from a Russian source, the Russian tax (if applicable under Russian domestic tax law) may be reduced or eliminated in accordance with the provisions of a double tax treaty. Advance treaty relief should be available for those eligible, subject to the requirements of the laws of the Russian Federation. In order for a Non-Resident Holder to benefit from the applicable double tax treaty, documentary evidence is required to confirm the applicability of the double tax treaty for which benefits are claimed. Currently, a Non-Resident Holder is required to provide a tax residence confirmation issued by the competent tax authority of the relevant treaty country (duly apostilled or legalized, translated into Russian and notarized). The tax residency confirmation needs to be renewed on an annual basis, and provided before the first payment of income in each calendar year. For a Non-Resident Holder that is a legal entity or organization, this should be a tax residency certificate for the relevant year.

A Non-Resident Holder who is an individual willing to obtain the advance double tax treaty relief at source of payment should confirm to a tax agent that he or she is tax resident in a relevant foreign jurisdiction having a double tax treaty with the Russian Federation by providing the tax agent with (i) a passport of a foreign resident, or (ii) another document envisaged by an applicable federal law or recognized as a personal identity document of a foreign resident in accordance with the double tax treaty, and (iii) upon request of the tax agent, a tax residency certificate for the relevant year issued by the competent authorities of his or her country of residence for tax purposes. A notarized Russian translation of the certificate is required. The above provisions are intended to provide a tax agent with the opportunity of applying reduced (or zero) withholding tax rates under an applicable double tax treaty at source. However, due to the novelty of these provisions there is some uncertainty as to how they will be applied by the Russian tax authorities in practice.

In addition, in order to benefit from the applicable double tax treaty, the person claiming such benefits must be the beneficial owner of the relevant income. In addition to a certificate of tax residency, the Non-Resident Holder legal entity should present to the tax agent a confirmation that it is the beneficial owner of the relevant income. As of the date of this annual report, there has been no guidance on the form of such confirmation and it is at the moment unclear how these measures should be applied in practice. There can be no assurance that treaty relief at source of payment will be available in practice.

Non-Resident Holders should consult their own tax advisors regarding possible tax treaty relief and procedures for obtaining such relief with respect to any Russian taxes imposed on proceeds received from a disposal of the Securities.

Refund of Tax Withheld

If double tax treaty relief is available but Russian tax has nevertheless been withheld at the source of payment, an application for the refund of the tax withheld may be made within three years from the end of the tax period in which the tax was withheld for Non-Resident Holders.

In order to obtain a refund, the Non-Resident Holder who is a legal entity is required to file with the Russian tax authorities, among other documents, a duly apostilled or legalized, translated into Russian and notarized certificate of tax residence issued by the competent tax authority of the relevant treaty country at the time the income was paid, as well as documents confirming receipt of such income and the withholding of Russian tax.

The Russian tax authorities may, in practice, require a wide variety of documentation confirming the right to benefits under a double tax treaty. Such documentation, in practice, may not be explicitly required by the Russian Tax Code. Obtaining a refund of Russian tax withheld may be a time consuming process and can involve considerable practicable difficulties, depending to a large extent on the position of the local tax inspectorates.

If a Non-Resident Holder who is an individual wishes to obtain a refund, he or she should provide a claim for a refund of the tax withheld and documents confirming the right for a refund under the Russian Tax Code to the tax agent. Starting from January 1, 2016 a claim for a refund and documents confirming the right for a refund under the Russian Tax Code can be filed within three years following the tax period in which the tax was withheld. If there is no tax agent on the date of receipt by the individual of confirmation of its tax residence status in a relevant foreign jurisdiction having an applicable double tax treaty with the Russian Federation, the individual can file a claim for a refund and documents confirming the right for a refund directly with the Russian tax authorities.

Non-Resident Holders should consult their own tax advisors should they need to obtain a refund of Russian taxes withheld on any payments received with respect to the Securities.

Resident Holders

A Resident Holder will generally be subject to all applicable Russian taxes in respect of income received on sale, exchange or other disposal of the Securities.

Resident Holders should consult their own tax advisors with respect to their tax position regarding the Securities.

Cypriot Tax Considerations

A gain realized on the sale of ADSs by a non-resident holder will not be subject to taxation in the Republic of Cyprus.

A gain realized on the sale of ADSs by a Republic of Cyprus resident holder will be exempt from corporate income tax in the Republic of Cyprus as ADSs are considered to fall within the definition of qualifying titles, which include ADSs, for Cypriot tax purposes. Such gains will also be exempt from capital gains tax in the Republic of Cyprus provided the ADSs are traded on a recognized stock exchange.

6.	Price Range of ADSs; Dividends.

The ADSs are listed and principally traded on both NASDAQ and the Moscow Exchange (“MOEX”), under the symbol “QIWI.” The ADSs have been listed and traded on NASDAQ since May 3, 2013. The ADSs were admitted to trading on MOEX on May 20, 2013 and commenced trading on October 10, 2013. Prior to May 3, 2013, there was no public market for the ADSs.

The following table sets forth, for the periods indicated, the high and low closing sales prices per ADS on NASDAQ as reported in published financial resources:

	High	Low
Year	(U.S. $)
2013 (from May 3)	15.62	56.00
2014	18.70	56.37
2015	15.07	34.89
2016	10.65	17.77
Quarter
2015:
First Quarter	19.03	25.80
Second Quarter	24.64	34.89
Third Quarter	15.07	30.62
Fourth Quarter	15.51	20.03
2016:
First Quarter	10.65	17.77
Second Quarter	10.73	16.40
Third Quarter	11.47	15.91
Fourth Quarter	12.36	15.00
Most recent six months
2016:
December	12.36	12.95
2017:
January	11.80	13.71
February	13.40	15.70
March	14.14	17.31
April	16.14	19.39
May	19.38	24.11
June(1)	24.87	23.00
(1)	For the period from, and including, June 1, 2017 through, and including, June 15, 2017.

Source: Bloomberg L.P., June 15, 2017

The following table sets forth, for the periods indicated, the high and low closing sale prices per ADS on MOEX as reported in published financial sources:

	High	Low
Year	(in RUB)
2013 (from October 10)	2,000	1,302.4
2014	1947.6	1,004.2
2015	1,895	995
2016	1,300	709
Quarter
2015:
First Quarter	1,600	1,220
Second Quarter	1,715	1,340
Third Quarter	1,895	995
Fourth Quarter	1,350	1,025
2016:
First Quarter	1,300	825
Second Quarter	1,075	709
Third Quarter	1,018	770
Fourth Quarter	945	770
Most recent six months
2016:
December	829	770
2017:
January	821	711
February	904	800
March	974	822
April	1,090	938
May	1,357	1,102
June(1)	1,426	1,300
(1)	For the period from, and including, June 1, 2017 through, and including, June 15, 2017.

Source: Bloomberg L.P., June 15, 2017

According to QIWI’s Form 20-F, QIWI paid dividends in the amount of $30,210,153 for 2015 and $39,943,003 for 2016. QIWI intends to distribute all excess cash to its ADS holders in the form of an annual dividend.

The weighted average trading price of the ADSs for the 60 days prior to (and excluding) June 8, 2017, the last trading day before June 9, 2017, the date of the announcement of the Offer (the “Announcement Date”), was $20.11 per ADS on NASDAQ and RUB 1136.74 on MOEX. The Class B Shares underlying the ADSs are neither listed nor traded on any stock exchange. Therefore, there is currently no market for the Class B Shares.

On June 8, 2017, the last full trading day before June 9, 2017, the date of the announcement of the Offer, the reported closing sale price of the ADSs on NASDAQ and MOEX was U.S. $23.51 per ADS and RUB 1,315, respectively. Please obtain recent quotations for the ADSs before deciding whether or not to tender.

7.	Possible Effects of the Offer on the Market for the Securities; Stock Exchange Listing; Registration under the Exchange Act; Margin Regulations.

Possible Effects of the Offer on the Market for the Securities

The purchase by the Offerors of ADSs in connection with the Offer may reduce the number of ADSs that might otherwise be traded publicly and may reduce the number of QIWI securityholders. As a result, trading of a relatively small volume of ADSs after consummation of the Offer may have a greater impact on trading prices than would have been the case prior to consummation of the Offer.

Immediately following the consummation of the Offer, the Offerors will hold at least approximately 53.85%, and up to approximately 63.85%, of the outstanding Class B Shares, including Class B Shares represented by ADSs, on a fully diluted basis, assuming no further issuances after the date of this Offer to Purchase and that the Minimum Condition has not been waived or modified. QIWI securityholders that do not tender their Securities in the Offer will continue to own their Securities in QIWI and to participate in the future performance of the Company, and may be able to sell their ADSs (and Class B Shares, if first converted into ADSs) in the future on NASDAQ, or otherwise, at a net price higher or lower than the Offer Price. However, we can give no assurance as to the price at which a QIWI securityholder may be able to sell his, her or its Securities in the future.

Stock Exchange Listing

Based on QIWI’s Form 20-F, the Offerors do not believe that their purchase of ADSs under the Offer will cause the remaining outstanding ADSs to be delisted from trading on NASDAQ.

Registration under the Exchange Act

The ADSs are registered under the Exchange Act, which requires, among other things, that QIWI furnish certain information to its securityholders and the SEC. Based on publicly available information about QIWI, the Offerors do not believe that their purchase of Securities under the Offer will result in the ADSs becoming eligible for deregistration under the Exchange Act.

Margin Regulations

The ADSs are currently “margin securities” under the rules of the Board of Governors of the Federal Reserve System. This classification has the effect, among other things, of allowing brokers to extend credit to their customers using the ADSs as collateral. Based on information provided to the Offerors by QIWI, the Offerors believe that, following the purchase of ADSs under the Offer, the ADSs remaining outstanding will continue to be margin securities for purposes of the Federal Reserve Board’s margin rules and regulations.

8.	Certain Information Concerning QIWI.

The information concerning QIWI contained in this Offer to Purchase has been taken entirely from or is entirely based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. The Offerors have relied upon the accuracy of the information included in such publicly available documents and records and other public sources and have not made any independent attempt to verify the accuracy of such information.

According to QIWI’s Form 20-F, QIWI was incorporated in the Republic of Cyprus under the name of OE Investments Limited on February 26, 2007. QIWI’s principal executive offices are located at Kennedy 12, Kennedy Business Centre, 2nd floor, P.C. 1087, Nicosia, the Republic of Cyprus. The telephone number of QIWI’s principal executive offices is +357-22-653390.

QIWI is a provider of next generation payment services with over 17.2 million virtual wallets, over 162,000 kiosks and terminals, and enabled merchants to accept over RUB 70 billion cash and electronic payments monthly from over 56 million consumers using its network in the Russian Federation and the Commonwealth of Independent States (“CIS”). QIWI operates in and targets markets and consumer segments that are largely cash-based or that lack convenient alternatives for consumers to pay for goods and services in physical, online and mobile environments. QIWI’s integrated network of physical distribution points, virtual wallets, and payment channels enable consumers to deposit cash, convert it into a digital form, and transfer funds to a virtual wallet or pay for any merchant in our network quickly and securely. As of December 31, 2016, QIWI had approximately 13,000 merchants, including mobile network operators, utilities, banks, money remittance companies and online retailers, active on a monthly basis in its system.

Additional Information

QIWI is subject to the informational and reporting requirements of the Exchange Act and in accordance therewith files and furnishes periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. You may read and copy any such reports, statements or other information at the SEC’s Public Reference Room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operation of the Public Reference Room. QIWI’s filings are also available to the public from commercial document retrieval services and at the SEC’s Web site at http://www.sec.gov. The SEC’s website address is not intended to function as a hyperlink, and the information contained in the SEC’s website is not incorporated by reference in this Offer to Purchase and you should not consider it as part of the Offer to Purchase.

9.	Certain Information Concerning the Offerors.

Otkritie Holding JSC

Parent is a joint stock company organized under the laws of the Russian Federation, whose principle business is investment activities. Parent’s business address and registered address are at 2/4 Letnikovskaya Street, 115114, Moscow, Russian Federation. The telephone number of Parent’s principal executive offices is +7 (495) 232-03-00. As of December 31, 2016, Parent and its subsidiaries employed more than 19,500 people servicing approximately 4.3 million retail customers, 30,600 corporate clients and approximately 190,100 small business clients.

Parent is the parent company of the Otkritie group (the “Group”), which is one of the largest Russian financial group by assets. The Group offers products and services to individual customers, small and medium-sized entities, large corporations and institutional investors. Banking is the Group’s key business with annual revenues of approximately RUB 2.702 trillion. The Group holds a controlling stake in Bank Otkritie Financial Corporation (the “Otkritie Bank”), the largest private bank in the Russian Federation. Otkritie Bank is a full-service commercial bank focused on corporate and investment banking, retail business, small and medium-sized entities, and private banking. The Group also operates a number of subsidiaries engaged in financial services, including Otkritie Broker JSC, Otkritie Capital International Limited and OTKRITIE Asset Management Limited, which together offer more than 80 financial products and services.

The Group has recently expanded its portfolio of investments. In April 2015, the Group acquired a controlling equity stake in National Bank TRUST PJSC (the “NB TRUST”). NB TRUST is the parent company of a group comprised of CMF Credit Resources and CMF Trust Development-2. NB TRUST was acquired pursuant to a financial rehabilitation plan developed by the Russian Central Bank as part of a state-led effort to prevent NB TRUST’s bankruptcy. In May 2017, in order to diversify its investment portfolio, the Group acquired ARKHANGELSKGEOLDOBYCHA JSC, Russia’s second largest diamond producer by production.

Otkritie Investments Cyprus Limited

Purchaser is a company organized under the laws of the Republic of Cyprus and is an indirect, wholly-owned subsidiary of Parent. Purchaser functions as Parent’s primary investment vehicle outside the Russian Federation. Purchaser’s business address and registered address are at Griva Digeni, 105, 1st floor, Flat/Office 102C, 3101, Limassol, Republic of Cyprus. The telephone number of Purchaser’s principal executive offices is +357-25-028152.

The name, business address, current principal occupation or employment, five-year employment history and citizenship of each director and executive officer of Parent and Purchaser and certain other information are set forth on Annex A hereto. Neither Parent nor Purchaser is an affiliate of QIWI (“QIWI”) for purposes of the Exchange Act.

Except as set forth elsewhere in this Offer to Purchase or in Annex A to this Offer to Purchase: (i) none of the Offerors and, to the Offerors’ knowledge, the persons listed in Annex A to this Offer to Purchase or any associate or majority owned subsidiary of the Offerors or of any of the persons so listed, beneficially owns or has a right to acquire any Securities or any other equity securities of QIWI; (ii) none of the Offerors and, to the Offerors’ knowledge, the persons or entities referred to in clause (i) above has effected any transaction in the Securities or any other equity securities of QIWI during the past 60 days; (iii) none of the Offerors, and to the Offerors’ knowledge, the persons listed in Annex A to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any Securities of QIWI (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations); (iv) during the two years before the date of this Offer to Purchase, there have been no transactions between the Offerors, its subsidiaries or, to the Offerors’ knowledge, any of the persons listed in Annex A to this Offer to Purchase, on the one hand, and QIWI or any of its executive officers, directors or affiliates, on the other hand, that would require reporting under SEC rules and regulations; (v) during the two years before the date of this Offer to Purchase, there have been no material contacts, negotiations or transactions between the Offerors, its subsidiaries or, to the Offerors’ knowledge, any of the persons listed in Annex A to this Offer to Purchase, on the one hand, and QIWI or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets; (vi) none of the Offerors nor, to the Offerors’ knowledge, the persons listed in Annex A to this Offer to Purchase, has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors); and (vii) none of the Offerors nor, to the Offerors’ knowledge, the persons listed in Annex A to this Offer to Purchase, has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining that person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

Financial Information about the Offerors

We do not believe that the financial condition of the Offerors is material to the decision of holders of the Securities in the Offer because (i) the consideration in the Offer consists solely of cash, (ii) the Offer is not subject to any financing condition and (iii) the Offerors have access to the necessary economic resources to pay the Offer Price.

While we do not believe that the financial condition of the Offerors is material to the decision of holders of Securities in the Offer, certain selected consolidated accounting and financial information of Otkritie Holding JSC is set forth in Annex B to this Offer to Purchase and is incorporated in this section by reference.

10.	Source and Amount of Funds.

We estimate that we will need approximately $695 million to acquire the Securities pursuant to the Offer, to pay related fees and expenses and to pay all other amounts that may become due and payable as a result of the Offer. The Offerors currently intend to obtain all such funds from a capital contribution from the Group. Capital contributions for the Offer will come from the Group’s cash or cash equivalent holdings and the Group may also seek external debt financing.

The Offer is not subject to any financing condition.

11.	Background of the Offer; Security Ownership; Contacts with QIWI.

On May 14, 2015, Purchaser entered into a subscription agreement (the “Subscription Agreement”) with QIWI and Parent for the acquisition of 5,593,041 Class B Shares in exchange for all of the outstanding charter capital of CIHRUS Limited Liability Company (“CIHRUS”), a company organized under the laws of the Russian Federation, which registered office is located at Building 1, Aviamotornaya str. 11, 111020, Moscow, Russian Federation. Under the Subscription Agreement, these 5,593,041 Class B Shares were to be issued to Purchaser in two separate instalments, each corresponding to, as consideration, 70% and 30% of the outstanding charter capital of CIHRUS.

On June 2, 2015, pursuant to the Subscription Agreement, QIWI acquired a 70% interest in CIHRUS from Purchaser in exchange for the issuance of 3,915,129 Class B Shares to Purchaser. These shares were transferred in an intra-group transaction from Purchaser to Parent on June 18, 2015. The remaining 30% interest in CIHRUS was acquired by QIWI from Purchaser in exchange for the issuance of 1,677,912 Class B Shares to Purchaser on June 30, 2015. See “The Offer—Section 12—Material Agreements.”

Parent deposited the 5,593,041 Class B Shares acquired pursuant to the Subscription Agreement with the ADS Depositary, and received 5,593,041 ADSs representing Class B Shares so deposited. Purchaser subsequently transferred ADSs it beneficially owned to Parent.

In connection with the acquisition of the Class B Shares, QIWI and Purchaser entered into a cooperation agreement, dated June 2, 2015 (the “Cooperation Agreement”), pursuant to which they have agreed to strategically cooperate with each other in order to carry out certain joint projects related to certain areas of their respective businesses, including by virtue of establishing a steering committee. Unless otherwise agreed between the parties, the Cooperation Agreement will remain in effect until the earlier of (i) the fifth anniversary of the Cooperation Agreement, and (ii) Purchaser and its affiliates ceasing to own more than 2,237,216 Class B Shares or ADSs of QIWI. See “The Offer—Section 12—Material Agreements.”

In connection with the acquisition of the Class B Shares, Purchaser and Saldivar previously entered into a voting agreement, dated June 2, 2015 (the “Voting Agreement”), whereby Saldivar agreed to vote such number of Class B

Shares which it would receive upon conversion of the Class A ordinary shares beneficially held by Saldivar as were necessary in favor of electing or re-electing Mr. Evgeny Dankevich, or if Mr. Evgeny Dankevich did not consent to his appointment as director, in favor of a replacement nominee agreed with Saldivar, for election or re-election as a director at any general meeting of QIWI shareholders during the one-year period following the date of the Voting Agreement. Otkritie elected not to exercise its right under the Voting Agreement to appoint Mr. Evgeny Dankevich to the board of directors of QIWI. As a result of the Voting Agreement, the Offerors were deemed beneficial owners of 11,877,821 Class B Shares which Saldivar would receive upon conversion of the Class A ordinary shares beneficially held by Saldivar. The Voting Agreement terminated on June 2, 2016, resulting in the elimination of the Offerors’ beneficial ownership of 11,877,821 shares held by Saldivar. See “The Offer—Section 12—Material Agreements.”

The Subscription Agreement, the Cooperation Agreement and the Voting Agreement are described more fully in “The Offer—Section 12—Material Agreements.”

During 2015, Parent entered into various short-term equity repurchase transactions with two major Russian financial institutions. Each such equity repurchase transaction had a duration of less than 60 days. The maximum aggregate number of securities subject to such equity repurchase transactions was 3,848,069. Each equity repurchase transaction was made at the market price at the time of the transaction, applying discounts customary for equity repurchase transactions. All such equity repurchase transactions have subsequently been renewed and remain outstanding.

During 2015, OCIL entered into various short-term equity repurchase transactions with clients. In these transactions, OCIL acts as an intermediary, arranging financing for its clients by entering into both an equity repurchase transaction with the client and a corresponding market transaction on similar terms. The duration of such equity repurchase transactions ranged from 5 to 14 days, with certain transactions also being on an open date basis. Each such equity repurchase transaction was made at the market price at the time of the transaction, applying discounts customary for equity repurchase transactions.

On December 19, 2016, Otkritie Capital International Limited (“OCIL”), a company organized under the laws of United Kingdom, whose principal business is investment activities and brokerage services, with business address and registered address at 12th floor, 88 Wood Street, London, EC2V 7RS, and an indirect wholly-owned subsidiary of Parent, was transferred 6,000 ADSs representing Class B Shares from an unaffiliated client under title transfer collateral agreements (“TTCAs”).

On February 17, 2017, Parent disposed of 1,907,305 ADSs representing Class B Shares pursuant to an over-the-counter equity repurchase transaction at a price of $14.01 per ADS (which represents the then current market price with a discount customary for an equity repurchase transaction). On May 25, 2017, Parent terminated an existing over-the-counter equity repurchase transaction and entered into new over-the-counter equity repurchase transactions, which resulted in an acquisition by Parent of 472,996 ADSs representing Class B Shares. This equity repurchase transaction was renewed several times and is currently outstanding with respect to 1,434,309 ADSs.

Between April 10, 2017 and May 22, 2017, various OCIL clients conducted transactions through their TTCA accounts with OCIL to buy and sell a total of 30,722 ADSs. Trades ranged from 1 ADS to 1,000 ADSs, at prices between $16.69 and $21.64 per ADS. Certain of the trades were conducted on MOEX and were denominated in Russian rubles.

Between April 28, 2017 and May 31, 2017, OCIL conducted various proprietary buy and sell trades which resulted in no net change in the number of ADSs held by OCIL. Trades ranged from 1 ADS to 6,470 ADSs, at prices between $19.15 and $22.95 per ADS. Certain of the trades were conducted on MOEX and were denominated in Russian rubles.

Between May 23, 2017 and May 25, 2017, OICL made market purchases on NASDAQ to acquire 142,201 ADSs at prices ranging from $22.39 to $22.82.

On June 2, 2017, two individuals affiliated with the Offerors, Mrs. Elena Budnik and Mr. Evgeny Dankevich, were elected to the position of Elected Directors of QIWI at the annual general meeting organized in accordance with the Articles of Association of QIWI. Their term as directors started as of June 2, 2017 and will terminate at the next annual general meeting of QIWI.

As of the date of this Offer to Purchase, other than (i) the beneficial ownership of 3,990,270 ADSs by the Offerors, (ii) the abovementioned appointment of two individuals affiliated with the Offerors as QIWI’s Elected Directors, and (iii) the ongoing cooperation between QIWI, Purchaser and their affiliates pursuant to the Cooperation Agreement, Parent, Purchaser and their affiliates do not have a material relationship with QIWI.

12.	Material Agreements.

Deed of Subscription

The following is a summary of certain provisions of the Deed of Subscription by and among Parent, Purchaser and QIWI, dated as of May 14, 2015 and is qualified in its entirety by reference to the full text of the agreement, a copy of which is filed as Exhibit (d)(1) to the Schedule TO.

Subscription

QIWI issued and sold to Purchaser 5,593,041 Class B Shares in exchange for 100% ownership interest in the charter capital of CIHURS Limited Liability Company (“CIHURS”), of which Purchaser owns 70% ownership interest and Investaktiv, LLC, a company organized under the laws of the Russian Federation, which registered office is located at Samotechnaya str. 11, 127473, Moscow, Russian Federation, owns the other 30% ownership interest. The transaction occurred in two instalments: (i) on the first completion date, QIWI issued and sold 3,915,129 Class B Shares as consideration for an in-kind contribution of Purchaser’s 70% ownership interest in CIHURS; and (ii) on the second completion date, QIWI issued and sold 1,677,912 Class B Shares as consideration for an in-kind contribution of the remaining 30% ownership interest in CIHURS, which Purchaser acquired from Investaktiv, LLC.

Representations and Warranties

The Deed of Subscription contains representations and warranties of Purchaser and QIWI. Each party has made representations and warranties that (i) such party is a company duly organized and validly existing under the laws of its jurisdiction of organization, (ii) such party has the requisite power and authority to execute and deliver the Deed of Subscription, (iii) neither the execution by such party of the Deed of Subscription nor the performance by such party of any of the transactions contemplated by the Deed of Subscription will violate any applicable law, and (iv) the Deed of Subscription constitutes the legal, valid and binding obligations of such party.

In the Deed of Subscription, Purchaser has made customary representations and warranties to QIWI with respect to, among other things (i) capacity, (ii) execution and due authority, (iii) no conflicts, (iv) legal and governmental proceedings, (v) insolvency, and (vi) compliance with applicable statutes. QIWI has made customary representations and warranties to Purchaser with respect to, among other things (i) the authorized capital stock issued and outstanding, (ii) compliance with laws, and (iii) QIWI’s SEC documents.

Guarantees

Parent as primary obligor agreed that if and each time that Purchaser fails to make any payment when it is due under or pursuant to the Deed of Subscription and related transaction documents, Parent will on demand (without requiring QIWI first to take steps against Purchaser or any other person) pay that amount to QIWI. Parent’s obligations shall not be affected by any matter or thing which but for this provision might operate to affect or prejudice those obligations, including, without limitation: (i) any time or indulgence granted to, or composition with, Purchaser or any other person; (ii) the taking, variation, renewal or release of, or neglect to perfect or enforce the Deed of Subscription, any other related transaction document or any right, guarantee, remedy or security from or against Purchaser or any other person and (iii) any unenforceability or invalidity of any obligation of Purchaser, so that this clause shall be construed as if there were no such unenforceability or invalidity.

Governing Law and Dispute Resolution

The Deed of Subscription and any dispute, controversy or claim arising out of or in connection with it or its subject matter, existence, negotiation, validity, termination, breach or enforceability (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of England and Wales.

Cooperation Agreement

The following is a summary of certain provisions of the Cooperation Agreement between Purchaser (together with its affiliates, the “Otkritie Group”) and QIWI (“QIWI” together with its affiliates, the “QIWI Group”), dated as of June 2, 2015, and is qualified in its entirety by reference to the full text of the agreement, a copy of which is filed as Exhibit (d)(2) to the Schedule TO.

Joint Cooperation to Further Business

On May 14, 2015, Parent, Purchaser and QIWI entered into a deed of subscription, under which Purchaser acquired 5,593,041 Class B Shares in QIWI in exchange for a 100% ownership interest in the charter capital of CIHRUS Limited Liability Company. Following the acquisition of CIHURS by QIWI, Purchaser and QIWI agreed to strategically cooperate with each other to carry out certain joint projects related to their respective businesses, subject to applicable law having jurisdiction over Purchaser and QIWI, fiduciary duties, and other relevant restrictions.

Steering Committee

As part of the joint project, Purchaser and QIWI agreed to establish a steering committee consisting of three representatives from the QIWI Group and three representatives from the Otkritie Group (the “Steering Committee”). The Steering Committee will serve an advisory role and meet regularly to analyze and develop potential areas of strategic cooperation between Purchaser and QIWI. Items of potential areas of cooperation include, but not limited to, participation of the Otkritie Group as a privileged party in QIWI’s banking projects where QIWI seeks a banking partner and commercial terms for QIWI to provide consumer scoring data it collected to the Otkritie Group, subject to applicable law.

Bank Services

QIWI agreed to use PJSC Khanty-Mansiysk Bank Otkritie (now merged with Otkritie Bank) to settle at least one half of the total transactions processed by CONTACT Payment System, which provides payment services for the transfer of funds, for two years following the “Effective Time,” as defined in the Cooperation Agreement. This agreement expired on June 2, 2017.

Confidential Information

With certain exceptions, no party shall, and each party shall procure that their representatives will not, disclose to any third party, use or exploit commercially for its or their own purposes any “Confidential Information,” as defined in the Cooperation Agreement. The confidentiality obligations do not apply with respect of disclosing Confidential Information (i) in connection with the performance of each party’s obligations or enforcement of its rights under the Cooperation Agreement, (ii) to its representatives on a need to know basis to the extent reasonably required for purposes in relation to the Cooperation Agreement, (iii) pursuant to pursuant to any listing agreement with or the rules and regulations of any recognized security exchange on which securities of such party or any of its affiliates are listed and/or traded, and (iv) as required by “Applicable Law,” as defined in the Cooperation Agreement.

Effectiveness and Termination

Unless otherwise mutually agreed between QIWI and Purchaser, the Cooperation Agreement will remain in effect until the earlier of the following events (i) the fifth anniversary of the Cooperation Agreement, which is June 2, 2020, and (ii) the Otkritie Group ceasing to own more than 2,237,216 Class B Shares or ADSs of QIWI.

Voting Agreement

The following is a summary of certain provisions of the Voting Agreement dated June 2, 2015 between Saldivar and Purchaser. This Voting Agreement was terminated on June 2, 2016, one year after the date of execution. However, the confidentiality, assignment and governing law provisions summarized below survived the termination of the Voting Agreement, and are qualified in their entirety by reference to the full text of the agreement, a copy of which is filed as Exhibit (d)(3) to the Schedule TO.

Voting Arrangemnet

Under the Voting Agreement, Purchaser had a right (but not an obligation) to nominate for appointment as director at the general meetings of shareholders of QIWI (i) Mr. Evgeny Dankevich, or (ii) if Mr. Evgeny Dankevich did not consent to his appointment as director (for any reason in Mr. Dankevich’s sole discretion and without a necessity to justify such decision), then a replacement nominee agreed with Saldivar (a “Nominated Director”). Saldivar agreed to cast at any general meeting such votes as were necessary in order to ensure the election of the

Nominated Director. In addition, for a one-year period following the election of the Nominated Director, Saldivar agreed to (i) cast such votes as were necessary in order to ensure the re-election of the Nominated Director, and (ii) not call any general meeting relating to the removal of the Nominated Director or otherwise cast any votes at any general meeting to remove the Nominated Director.

Confidentiality

With certain exceptions, no party shall disclose to any third party, or use or exploit commercially for its or their own purposes any “Confidential Information”, defined as the existence and contents of the Voting Agreement and the arrangements contemplated by the Voting Agreement, in each case except to the extent that such information is, has or does become available (i) through the public domain, or (ii) pursuant to disclosure, in a non-confidential manner, by a source which to the knowledge of the receiving party is not prohibited to disclose the information by reason of any legal, contractual or fiduciary obligation. These obligations will remain in force until the relevant information enters the public domain other than by the default of a party.

Assignment

No party is entitled to assign its rights or transfer its obligations under the Voting Agreement without the prior written consent of the other party, except that Purchaser may assign its rights to an affiliate, subject to the assignee becoming a party to the Voting Agreement by entering into a deed of adherence.

Representations and Warranties

The Voting Agreement contained representations and warranties of Saldivar and Purchaser. Each party made customary representations and warranties to the other party with respect to power and authority, execution, no conflicts, consents and approvals.

Governing Law

The Voting Agreement is governed by the laws of England and Wales. Any dispute, controversy or claim arising out of or in connection with the Voting Agreement or its subject matter are referred to, and finally resolved by, arbitration under the Rules of Arbitration of the London Court of International Arbitration.

13.	Purpose of the Offer; Plans for QIWI; Appraisal Rights.

Purpose of the Offer

We are making the Offer to acquire an additional equity interest in the Class B Shares, including Class B Shares represented by ADSs, of QIWI. As of June 9, 2017, we beneficially own 3,990,270 Class B Shares of QIWI, constituting 8.85% of the outstanding Class B Shares, based on 45,080,461 Class B Shares outstanding as of March 17, 2017, as disclosed by QIWI’s Form 20-F. We are seeking to increase our ownership interest in QIWI’s Class B Shares, including Class B Shares represented by ADSs, as in our opinion QIWI’s robust track record of performance and operations present an attractive long-term investment opportunity for us. Immediately prior to announcement of our intention to increase our investments in QIWI by means of the Offer, we initiated a discussion with Saldivar Investments Limited (“Saldivar”), the controlling shareholder of QIWI, and Mr. Sergey Solonin, the controlling shareholder of Saldivar and Chief Executive Officer of QIWI. The discussion was preliminary only and there are no agreements or understandings, written or oral, between the parties as of the date hereof. We do not expect any agreements or understandings with Saldivar or Mr. Solonin to be reached until after completion of the Offer, and there can be no assurance that any such agreement or understanding will be reached. Such discussions with Saldivar and Mr. Solonin may continue following the Offer, however, the consummation of the Offer is in no way contingent on the outcome of such discussions.

Regardless of whether we reach any agreement or understanding with Saldivar and Mr. Solonin, we have no present plans to sell any Securities we acquire through the Offer or to acquire any Securities other than through the Offer.

Plans for QIWI

If you sell all of your Securities in the Offer (assuming that no proration is necessary), you will cease to have any equity interest in the Securities of QIWI or any right to participate in its earnings and future growth. Similarly, after selling all of your Securities in the Offer, you will not bear the risk of any decrease in the value of QIWI.

To the extent that you do not tender your Securities pursuant to the Offer, or that we do not accept your Securities for payment in the Offer due to any necessary proration, you will continue to participate in the future earnings and future growth of the Company, and may be able to sell your ADSs (and Class B Shares if converted into ADSs) in the future on NASDAQ and MOEX, or otherwise, at a net price higher or lower than the Offer Price. However, we can give no assurance as to the price at which you may be able to sell your ADSs (or your Class B Shares, if converted into ADSs) in the future.

If the Minimum Condition is not satisfied because an insufficient number of Securities are tendered in the Offer, then the Offer will not be consummated. There can be no assurance as to the effect that a failure to consummate the Offer may have on the price of the Securities.

Except as described above or elsewhere in this Offer to Purchase, the Offerors have no present plans or proposals that would relate to or result in (i) any extraordinary corporate transaction involving QIWI or any of its subsidiaries (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), (ii) any change in the QIWI board of directors or management, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer, (iii) any material change in QIWI’s capitalization or dividend policy, (iv) any other material change in QIWI’s corporate structure or business, (v) any class of equity securities of QIWI being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotation system operated by a national securities association, (vi) any class of equity securities of QIWI becoming eligible for termination of registration pursuant to Section 12(g) of the Exchange Act, (vii) the acquisition or disposition of Securities or any other securities of the Company, or (viii) any changes in QIWI’s charter, by-laws or other governing instruments or other actions that could impede the acquisition of control of QIWI.

Appraisal Rights

No appraisal rights are available in connection with the Offer.

14.	Conditions to the Offer.

Notwithstanding any other provision of the Offer, the Offerors shall not be required to accept for payment or pay for any Securities pursuant to the Offer, if immediately prior to the acceptance time for payment the Minimum Condition is not satisfied. The Offer is conditioned upon there being properly and timely tendered in accordance with the terms of the Offer and not properly withdrawn, prior to the Expiration Time, a number of Class B Shares, including Class B Shares represented by ADSs, which, when added to the Securities already held by the Offerors and their affiliates, would constitute approximately 53.85% of the outstanding Securities (based on 45,080,461 Class B Shares (including Class B Shares represented by ADSs) outstanding as of March 17, 2017, as disclosed in QIWI’s Form 20-F).

In addition, the Offer is subject to the satisfaction of the following conditions, which means the Offerors are not obligated to accept for payment or pay for any Securities that are validly tendered in the Offer unless:

(i)	the Offerors have obtained any waiver, consent, extension, approval, action or non-action from any governmental authority or agency which in the Offerors’ reasonable judgment (a) is necessary to consummate the Offer, and (b) regardless of the circumstances (including any action or inaction by the Offerors or any of their affiliates) giving rise to any such condition, the failure of which impairs proceeding with the Offer;
(ii)	no statute, rule, regulation, judgment or order is enacted, enforced, amended, issued or deemed applicable to the Offer, and no suit, action or proceeding has been brought by any government entity that, directly or indirectly, (a) makes illegal, restrains, prohibits or delays the consummation of the Offer, (b) imposes material limitations on the ability of the Offerors to effectively acquire, hold or exercise full rights of ownership of the Securities, (c) requires divestiture by the Offerors of any of the securities of QIWI held by the Offerors, or (d) otherwise has or may have a material adverse effect on the business, assets, liabilities, financial condition, capitalization, operations or results of operations of QIWI or may result in a material diminution in the value of QIWI’s common stock;
(iii)	no change has occurred, is occurring or is threatened to occur in the business, assets, liabilities, financial condition, capitalization, operations or result of operations of QIWI that would reasonably be expected to be materially adverse to QIWI;

(iv)	no disruption in the markets, banking moratorium or limitation on the extension of credit by financial institutions exists or is threatened;
(v)	no new sanctions, restrictions or prohibitions (including restrictions on operations in foreign currency and blocking of transactions and accounts) are imposed against the Russian Federation that apply to the Offerors or the Offerors’ affiliates in a manner impacting the Offer;
(vi)	any waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or any other notice period under any state statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade with respect to the transactions contemplated hereby have expired or been terminated;
(vii)	no other tender offer or exchange offer, and no merger, acquisition, consolidation, reorganization, sale of assets, liquidation or dissolution involving QIWI has been made or proposed by a third party; and
(viii)	QIWI has not taken any actions or made any change in connection with its common stock, such as a split, combination, redemption, sale, new issuance or declaration or payment of a dividend or any other action adverse to the interests of the Offerors.
15.	Certain Legal Matters; Regulatory Approvals.

Regulatory Matters

Based on our examination of publicly available information filed by QIWI with the SEC and other publicly available information concerning QIWI, we are not aware of any governmental license or regulatory permit that appears to be material to QIWI’s business that might be adversely affected by our acquisition of Securities pursuant to the Offer or of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for our acquisition or ownership of Securities pursuant to the Offer. Should any such approval or other action be required or desirable, we currently contemplate that such approval or other action will be sought. We are unable to predict whether we will determine that we are required to delay the acceptance for payment of or payment for Securities tendered in the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained (with or without substantial conditions) or that if such approvals were not obtained, or such other actions were not taken, adverse consequences might not result to QIWI’s business or certain parts of QIWI’s business might not have to be disposed of, any of which may give us the right to terminate the Offer without the purchase of Securities thereunder.

In addition, our obligation under the Offer to accept for payment and pay for Securities is subject to the conditions set forth in “The Offer—Section 14—Conditions to the Offer.”

16.	Fees and Expenses.

We have retained Innisfree M&A Incorporated to act as the Information Agent and Computershare Trust Company, N.A. to act as the Receiving Agent in connection with the Offer. The Information Agent may contact holders of Securities by mail, telephone and personal interviews and may request brokers, dealers, commercial banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners. The Information Agent and the Receiving Agent each will receive reasonable and customary compensation for their respective services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the U.S. federal securities laws.

We will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent and the Receiving Agent) for soliciting tenders of Securities pursuant to the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will, upon request, be reimbursed by us for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

QIWI will not pay any of the fees and expenses to be incurred by us.

17.	Miscellaneous.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Securities in any U.S. or foreign jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions where the applicable laws require that the Offer be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Offerors by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by the Offerors. We are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Securities, we will make a good faith effort to comply with that state statute. If, after a good faith effort, we cannot comply with the state statute, we will not make the Offer to, nor will we accept tenders from or on behalf of, the holders of Securities in that state.

No person has been authorized to give any information or make any representation on behalf of the Offerors or any of their affiliates not contained in this Offer to Purchase or in the related Form of Acceptance or Letter of Transmittal, as applicable, and, if given or made, such information or representation must not be relied upon as having been authorized.

We have filed with the SEC a Schedule TO, together with exhibits thereto, furnishing certain additional information with respect to the Offer, and may file amendments to our Schedule TO. In addition, QIWI will file a Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, together with exhibits thereto. Our Schedule TO and the Schedule 14D-9 and any exhibits or amendments thereto may be examined and copies may be obtained from the SEC in the manner described in “The Offer—Section 8—Certain Information Concerning QIWI” and “The Offer—Section 9—Certain Information Concerning the Offerors” above.

The date of this Offer to Purchase is June 16, 2017. You should not assume that the information in this Offer to Purchase is accurate as of any date other than that date, regardless of the time such Offer to Purchase is made available to you.

Otkritie Holding JSC

Otkritie Investments Cyprus Limited

Dated: June 16, 2017

ANNEX A

DIRECTORS AND EXECUTIVE OFFICERS OF PARENT

The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of Parent are set forth below. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to a position with Parent. Unless otherwise indicated, the business address of each director and executive officer of Parent is 2/4 Letnikovskaya street, 115114, Moscow, Russian Federation.

In this Schedule I, unless otherwise indicated or the context otherwise requires, all references to “Parent”, “the company”, “we”, “us” and “our” refer to Parent and its consolidated subsidiaries.

None of the directors and executive officers of Parent listed below has, during the past five years, (i) been convicted in a criminal proceeding or (ii) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws. Each director and executive officer of Parent is a citizen of the Russian Federation.

Name	Age	Current Principal Occupation or Employment and Employment History
Alexey Lvovich Karakhan	1981
Mr. Karakhan has served as the CEO of Otkritie Holding JSC since January 16, 2017 and currently serves as the Chairman of its Management Board.

Mr. Karakhan is the member of the Board of Directors of Otkritie Broker, Otkritie Asset Management, Bank Otkritie Financial Corporation and OTKRITIE Capital. Mr. Karakhan was the Deputy CEO of Otkritie Holding JSC and CEO of Otkritie N.

Between 2009 and 2011, Mr. Karakhan served as the Deputy CEO for Strategic Communications at Aton Group. Between 2004 and 2009, Mr. Karakhan headed the Communications Department at Renaissance Group (Renaissance Capital, Renaissance Credit and Renaissance Investment Management).

Ruben Abelovich Aganbegyan	1972
Mr. Aganbegyan has been a member of the Board of Directors of Otkritie Holding JSC since June 11, 2014.

Mr. Aganbegyan is also the President and the Chairman of the Supervisory Board of Bank Otkritie Financial Corporation and the Chairman of the Board of Directors of Otkritie Capital and National Bank Trust.

Mr. Aganbegyan is currently a member of the Management Board of Russian Union of Industrialists and Entrepreneurs, a member of the Board of Directors of Rostelecom, Magnitogorsk Iron and Steel Works and a member of the Supervisory Board of Russian Foundation for Technological Development.

Between 2013 and 2014, Mr. Aganbegyan served as the President of Otkritie Holding JSC. Between 2014 and 2017, Mr. Aganbegyan served as the CEO and the Chairman of Management Board of Otkritie Holding JSC.

Name	Age	Current Principal Occupation or Employment and Employment History
Vadim Stanislavovich Belyaev	1966
Mr. Belyaev has served as the Chairman of the Board of Directors of Otkritie Holding JSC since December 29, 2012. He has also served as a member of the Board of Directors of Otkritie Holding JSC since November 19, 2010.

Mr. Belyaev is the Founder of Otkritie Holding JSC. He served as the CEO of Otkritie Holding JSC between 2013 and 2014 and was the President and the Chairman of the Management Board at Bank Otkritie Financial Corporation between 2012 and 2013. He also served as the member of Bank Otkritie Financial Corporation’s Supervisory Board.

Kirill Gennadievich Androsov	1972
Mr. Androsov is the member of the Board of Directors of Otkritie Holding JSC since December 30, 2016.

Mr. Androsov serves as the Managing Director of Altera Capital and the Chairman of Aeroflot’s Board of Directors. Mr Androsov is also the member of the Boards of Directors of Russian Machines, Ruspetro and ROSNANO and the member of the Civic Chamber of the Russian Federation and the Public Council at the Ministry of Energy of the Russian Federation, the Supervisory Board of the Higher School of Economics and the Board of Trustees of the Russian Academy of National Economy and State Service. Mr Androsov has been a member of the Public Committee at the Federal Tax Service since 2011 and a professor at the Higher School of Economics since 2012. Previously, Mr Androsov served on the Boards of Directors of RAO UES, Rosneft, Zarubezhneft, VTB and Svyazinvest.

Olga Vladimirovna Plaksina	1974
Ms. Plaksina has served as a member of the Board of Directors of Otkritie Holding JSC since March 14, 2014. She is also a member of the Supervisory Board of Bank Otkritie Financial Corporation.

Ms. Plaksina is the Chairperson of the Management Board and a member of the Board of Directors at IFD Kapital and the CEO and the member of the Board of Directors at Management Group. She is also the Advisor to CEO and Chairperson of the Board of Directors at Management Centre Asset Management, Chairperson of the Board of Directors at PanAtlantic Exploration Company, PanAtlantic Energy Group Limited and SITTECH, a member of the Board of Directors of Kapital Group Asset Management, Kapital Asset Management CJSC and the Fund for Target Capital Formation for Social Programmes Support and Director of PanAtlantic Global Holding Ltd and Reserve Invest Holding (Cyprus) Limited.

Ms. Plaksina was the Chairperson of the Board of Directors at Kapital Investment Company until 2016.

Name	Age	Current Principal Occupation or Employment and Employment History
Dmitry Zakerievich Romaev	1971
Mr. Romaev has served as a member of the Board of Directors of Otkritie Holding JSC since June 28, 2012.

He is also the Chairman of the Board of Directors of Grib Diamonds NV and Arkhangelskgelodobycha and sits on the Board of Directors at Otkritie Broker and Otkritie Capital International Limited.

Previously Mr. Romaev served as the President and the Chairman of the Supervisory Board and the Management Board of Bank Otkritie Financial Corporation and as a member of the Board of Directors of Otkritie Asset Management. Mr. Romaev was also a member of the Management Board and CFO of Otkritie Holding JSC and a member of the Supervisory Board of Khanty-Mansiysk Bank Otkritie.

Before joining Bank Otkritie Financial Corporation, Mr. Romaev held various positions at Sberbank, KIT Finance Investment Bank and Petrocommerce Bank.

DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER

The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years, of each of Purchaser’s directors and executive officers are set forth below. Unless otherwise indicated, the business address of each of Purchaser’s directors and executive officers is Angelou Vlachou, 4A, 6052, Larnaca, Republic of Cyprus. The telephone number at such office is 357-25-02-81-52. Directors are identified by an asterisk.

None of the directors and executive officers of Purchaser listed below has, during the past five years, (i) been convicted in a criminal proceeding or (ii) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws. Each director and executive officer of Purchaser is a citizen of the Russian Federation, except for Maria Pitta, Androulla Mantoles and Alexander Kupriyanov.

Name	Age	Current Principal Occupation or Employment and Employment History
Maria Pitta*	27	Ms. Pitta was appointed as the director of Otkritie Investments Cyprus Limited on August 22, 2014. Ms. Pitta also works as an advocate at Soteris Pittas & Co LLC.

Androulla Mantoles*	37	Ms. Mantoles was appointed as the director of Otkritie Investments Cyprus Limited on June 5, 2014. Ms. Mantoles also currently works as an accountant at Magnumserve Ltd.

Kristina Khakhulina*	33
Ms. Khakhulina was appointed as the director of Otkritie Investments Cyprus Limited on December 24, 2015. Between September 2012 and December 2015, Ms. Khakhulina worked as the Assistant to Managing Director.

Mikhail Yurievich Nazarychev*	30
Mr. Nazarychev was appointed as the director of Otkritie Investments Cyprus Limited on April 18, 2016. He is currently the Managing Director for Investment and Structured Finance Projects at Otkritie Holding JSC and Otkritie Financial Corporation Bank, a member of the Board of Directors of Grib Diamonds NV and Arkhangelskgelodobycha and the General Director of Otkritie Industrial Investments LLC.

Alexander Kupriyanov*	62
Mr. Kupriyanov was appointed as the director of Otkritie Investments Cyprus Limited on October 19, 2016.

Since November 2010, Mr. Kupriyanov served as the Managing Director and the member of the Board of Directors of Otkritie Capital Cyprus Ltd, an EU licensed company located in Cyprus being a part of Otkritie Group.

Mr. Kupriyanov was previously the Managing Director of a number of Cypriot Investment Firms, including S.L Capital Services Ltd and Metropol (Cyprus) Ltd.

Between 1993 and 2003, Mr. Kupriyanov managed various departments and branches of Sotsinvestbank, Toribank, Bank of National Development and served as the general manager of Agropromstroybank, International Banking Unit in Limassol, Cyprus.

Until 1993, Mr. Kupriyanov worked in the public sector of the Soviet Union.

ANNEX B

CERTAIN FINANCIAL INFORMATION OF THE OFFERORS

The Offerors do not believe that their financial condition is material to the decision of holders of the Securities in the Offer because (i) the consideration in the Offer consists solely of cash, (ii) the Offer is not subject to any financing condition and (iii) the Offerors have access to the necessary economic resources to pay the Offer Price.

While the Offerors do not believe that their financial condition is material to the decision of holders of Securities in the Offer, certain selected consolidated accounting and financial information of Otkritie Holding JSC is set forth herein.

Pages B-2 through B-115 of this Annex B contain the audited consolidated financial statements of Otkritie Holding JSC for the fiscal year ended December 31, 2016, expressed in Russian rubles.

Otkritie Holding Joint Stock Company
and its subsidiaries

Consolidated financial statements

Year ended 31 December 2016

Independent auditor’s report

To the Shareholders of Otkritie Holding Joint Stock Company

Opinion

We have audited the consolidated financial statements of Otkritie Holding Joint Stock Company and its subsidiaries (the Group), which comprise the consolidated statement of financial position as of 31 December 2016, and the consolidated statement of profit or loss, consolidated statement of comprehensive income, consolidated statement of changes in equity and consolidated statement of cash flows for the year ended 31 December 2016, and notes to the consolidated financial statements, including a summary of significant accounting policies.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Group as at 31 December 2016 and its financial performance and its cash flows for 2016 in accordance with International Financial Reporting Standards (IFRSs).

Basis for opinion

We conducted our audit in accordance with International Standards on Auditing (ISAs). Our responsibilities under those standards are further described in the Auditor’s responsibilities for the audit of the consolidated financial statements section of our report. We are independent of the Group in accordance with the International Ethics Standards Board for Accountants’ Code of Ethics for Professional Accountants (IESBA Code) together with the ethical requirements that are relevant to our audit of the consolidated financial statements in the Russian Federation, and we have fulfilled our other ethical responsibilities in accordance with these requirements and the IESBA Code. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Emphasis of matter

Without qualifying our opinion on reliability of consolidated financial statements, we draw attention to the information set out in Note 29 “Risk management” to the consolidated financial statements, describing a significant concentration of financial investments in the Russian Government Eurobonds maturing by 2030, as well as the debt of a Russian company under reverse repo transactions.

Key audit matters

Key audit matters are those matters that, in our professional judgment, were of most significance in our audit of the consolidated financial statements of the current period. These matters were addressed in the context of our audit of the consolidated financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters. For each matter below, our description of how our audit addressed the matter is provided in that context.

We have fulfilled the responsibilities described in the Auditor’s responsibilities for the audit of the consolidated financial statements section of our report, including in relation to these matters. Accordingly, our audit included the performance of procedures designed to respond to our assessment of the risks of material misstatement of the consolidated financial statements. The results of our audit procedures, including the procedures performed to address the matters below, provide the basis for our audit opinion on the accompanying consolidated financial statements.

Provisions for loans to customers and receivables

The allowance for impairment of loans to customers and receivables is a key area of judgment for the Group’s management. The identification of impairment and the determination of the recoverable amount involve a high level of subjectivity, the use of assumptions and analysis of various factors, including the analysis of the customer’s financial position, expected future cash flows and observable market prices for collateral. The Group’s management approach to estimating the allowance for impairment of loans issued to customers and receivables is described in Note 9 and Note 29 to the consolidated financial statements.

The use of various models and assumptions can have a material impact on the estimates of the allowances for impairment of loans to customers and receivables. Due to the significance of the loans to customers and receivables and involvement of a high level of subjectivity, the estimation of the allowance for impairment was a key audit matter.

We focused on identification of objective evidences of impairment, which may be different for the different types of products and customers. We analyzed the loan loss allowance methodology for the collectively assessed loans, particularly for corporate, consumer and mortgage loan portfolios due to significance of the amounts and potential effect due to changes in underlying assumptions. We also paid attention to significant individually impaired loans and receivables, as well as loans and receivables mostly exposed to the risk of individual impairment.

Our audit procedures included testing of controls and substantive procedures for the process of issuing loans to individuals and legal entities, review of the methodology, testing of input data, analysis of assumptions used by the Group to perform collective assessment for impairment, and the assessment of adequacy of allowances for individually impaired loans and receivables. In the course of our audit procedures, we analyzed the consistency of the management assumptions used to assess the economic factors and statistical information on losses incurred and amounts recovered. On the basis of our professional judgment and available market information we analyzed the expected future cash flows from significant individually impaired loans issued and receivables, including the value of realized collateral.

Regarding receivables for securities, we evaluated the recoverability of the amounts by analyzing the customer’s financial position.

We performed procedures in relation to the information disclosed in Note 9 “Loans to customers” and to accounts receivable disclosed in Note 17 “Other assets” to the consolidated financial statements.

Fair value of financial assets not quoted in active markets

The Group invests in various types of financial assets recognized in the consolidated statement of financial position at fair value as at the reporting date. The significant part of financial assets recognized at fair value are not quoted in an active market and are classified within Level 2 and Level 3 of the fair value hierarchy. Methods and unobservable inputs used in the fair value measurement of unquoted and illiquid investments may be of a subjective nature and based on various price driver assumptions. Various methods and assumptions may have a material impact on the fair value measurement. Due to significance of judgment and the potential effect on the consolidated financial statements, we considered the fair value measurement of financial assets not quoted in active markets to be one of the key audit matters.

Our audit procedures included testing of controls and substantive procedures over the process of the assets’ fair value measurement by the management of the Group. We reviewed the valuation techniques designed by the Group’s specialists, and engaged our valuation specialists to test significant assumptions and techniques for fair value measurement of investments in available for sale securities. Audit procedures included recalculation and analysis of assumptions used to verify the fair value of assets on a selective basis.

We performed procedures in relation to the information disclosed in Note 30 “Fair value of assets and liabilities” to the consolidated financial statements.

Other information included in the Annual Report of Otkritie Holding Joint Stock Company for 2016

Other information consists of the information included in Annual Report of Otkritie Holding Joint Stock Company, other than the consolidated financial statements and our auditor’s report thereon. Management is responsible for the other information. The Annual Report of Otkritie Holding Joint Stock Company is expected to be made available to us after the date of this auditor’s report.

Our opinion on the consolidated financial statements does not cover the other information and we will not express any form of assurance conclusion thereon.

In connection with our audit of the consolidated financial statements, our responsibility is to read the other information identified above when it becomes available and, in doing so, consider whether the other information is materially inconsistent with the consolidated financial statements or our knowledge obtained in the audit or otherwise appears to be materially misstated.

Responsibilities of management for the consolidated financial statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with IFRSs, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is responsible for assessing the Group’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Group or to cease operations, or has no realistic alternative but to do so.

Auditor’s responsibilities for the audit of the consolidated financial statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with ISAs will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements.

As part of an audit in accordance with ISAs, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

•	Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.
•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control.
•	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.
•	Conclude on the appropriateness of management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Group’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the consolidated financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Group to cease to continue as a going concern.
•	Evaluate the overall presentation, structure and content of the consolidated financial statements, including the disclosures, and whether the consolidated financial statements represent the underlying transactions and events in a manner that achieves fair presentation.
•	Obtain sufficient appropriate audit evidence regarding the financial information of the entities or business activities within the Group to express an opinion on the consolidated financial statements. We are responsible for the direction, supervision and performance of the group audit. We remain solely responsible for our audit opinion.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards.

From the matters communicated with those charged with governance, we determine those matters that were of most significance in the audit of the consolidated financial statements of the current period and are therefore the key audit matters. We describe these matters in our auditor’s report unless law or regulation precludes public disclosure about the matter or when, in extremely rare circumstances, we determine that a matter should not be communicated in our report because the adverse consequences of doing so would reasonably be expected to outweigh the public interest benefits of such communication.

The partner in charge of the audit resulting in this independent auditor’s report is O.V. Youshenkov.

O.V. Youshenkov
Partner
Ernst & Young LLC

28 April 2017

Details of the audited entity

Name: Otkritie Holding Joint Stock Company
Record made in the State Register of Legal Entities on 1 December 2010, State Registration Number 1107746979196.
Address: Russia 115114, Moscow, Letnikovskaya Street, 2, building 4.

Details of the auditor

Name: Ernst & Young LLC
Record made in the State Register of Legal Entities on 5 December 2002, State Registration Number 1027739707203.
Address: Russia 115035, Moscow, Sadovnicheskaya naberezhnaya, 77, building 1.
Ernst & Young LLC is a member of Self-regulated organization of auditors “Russian Union of auditors” (Association)
(“SRO RUA”). Ernst & Young LLC is included in the control copy of the register of auditors and audit organizations, main registration number 11603050648.

Otkrilie Holding JSC
Consolidated statement of financial position
as of 31 December 2016
(millions of Russian rubles)

	Notes	31 December 2016	31 December 2015
Assets
Cash and cash equivalents	5	200,156	214,990
Precious metals	6	13,947	8,203
Amounts due from credit institutions	7	65,689	363,746
Financial assets at fair value through profit or loss	8	357,777	204,199
Financial assets at fair value through profit or loss pledged under repurchase agreements	8	166,784	259,901
Loans to customers	9	1,866,571	1,700,031
Loans to customers pledged under repurchase agreements	9	—	2,807
Investment securities available for sale	10	29,283	244,052
Investment securities available for sale pledged under repurchase agreements	10	327,645	594,846
Investment securities held to maturity	11	82,536	39,349
Investment securities held to maturity pledged under repurchase agreements	11	25,670	75,514
Investment property	12	18,002	6,781
Property and equipment	13	29,819	30,665
Intangible assets	14	14,226	18,258
Deferred income tax assets	15	3,159	6,145
Other assets	17	64,842	102,899
Total assets		3,266,106	3,872,386
Liabilities
Amounts due to credit institutions	18	1,142,894	1,694,250
Amounts due to customers and borrowings	19	1,550,009	1,589,086
Debt securities issued	20	245,764	192,989
Deferred income tax liabilities	15	1,846	9,478
Other liabilities	21	116,942	155,463
Subordinated loans	22	45,091	52,472
Total liabilities		3,102,546	3,693,738
Equity
Share capital	23	1,541	1,541
Share premium		60,753	60,753
Unrealized gains from revaluation of securities available for sale		513	12,001
Unrealized gains from property and equipment		3,540	2,920
Retained earnings		16,501	4,544
Foreign currency translation reserve		6,629	11,640
Total equity attributable to shareholders of the Group		89,477	93,399

Non-controlling interests		74,083	85,249
Total equity		163,560	178,648
Total equity and liabilities		3,266,106	3,872,386
Alexey Lvovich Karakhan	General Director

Mikhail Yuryevich Nazarychev	First Deputy General Director

28 April 2017

The accompanying notes 1-39 are an integral part of these consolidated financial statements.

Otkrilie Holding JSC
Consolidated statement of profit or loss
for the year ended 31 December 2016
(millions of Russian rubles)

	Notes	2016	2015
Interest income
Loans to customers		204,886	233,410
Amounts due from credit institutions		10,448	11,056
Investment securities		48,764	46,213
		264,098	290,679
Financial assets at fair value through profit or loss		19,901	21,476
		283,999	312,155
Interest expense
Borrowings		(29,627)	(23,950)
Amounts due to customers		(95,346)	(112,028)
Amounts due to credit institutions		(73,220)	(63,044)
Debt securities issued		(25,388)	(32,004)
		(223,581)	(231,026)
Net interest income		60,418	81,129
Allowance for impairment of interest bearing assets	7, 9	(48,331)	(72,082)
Net interest income after allowance for impairment of interest bearing assets		12,087	9,047
Net fee and commission income	26	14,090	14,719
Net (losses)/gains from trading securities	25	(5,467)	29,133
Net gains from foreign currencies	25	42,972	24,273
Net (losses)/gains from precious metals	25	(1,287)	103
Net (losses)/gains from other derivative instruments	25	(3,051)	1,737
Net gains from investment securities available for sale		4,519	3,443
(Loss)/gain from disposal of subsidiaries		(116)	4,091
Share in profit of associates		6	58
Gain on bargain purchase		—	1,141
Loss from initial recognition of financial instruments, restructuring and early repayment		(941)	(4,877)
Other income	27	12,155	9,046
Non-interest income		62,880	82,867
Personnel and administrative expenses	28	(60,432)	(58,347)
Depreciation and amortization		(6,988)	(7,389)
Loss from derecognition of expected benefits from financial
support provided by DIA State Corporation	17	(13,314)	—
Impairment loss on goodwill from the acquisition of NB TRUST		—	(11,380)
Other gains from reversal of / (losses from) impairment	16	8,618	(7,635)
Non-interest expense		(72,116)	(84,751)
Change in non-controlling interest in mutual funds		(1)	(4)
Profit before tax		2,850	7,159
Income tax expense	15	(1,231)	(2,178)
Net profit		1,619	4,981
Net profit/(loss) attributable to:
- shareholders of the Group		2,641	4,687
- non-controlling interests		(1,022)	294

The accompanying notes 1-39 are an integral part of these consolidated financial statements.

Otkritie Holding JSC
Consolidated statement of comprehensive income
for the year ended 31 December 2016
(millions of Russian rubles)

	Notes	2016	2015
Profit for the period		1,619	4,981
Other comprehensive income
Other comprehensive income to be reclassified to profit or loss in subsequent periods
Unrealized (losses)/gains on investment securities available for sale		(7,901)	19,250
Realized losses on disposal of investment securities available for sale, reclassified to profit or loss		(4,519)	(3,443)
Currency translation differences		(5,011)	1,679
Income tax effect	15	690	(1,496)
Net other comprehensive (loss)/income to be reclassified to profit or loss in subsequent periods		(16,741)	15,990

Other comprehensive income not to be reclassified to profit or loss in subsequent periods
Revaluation of property and equipment	13	1,016	1,934
Income tax effect	15	(206)	(383)
Net other comprehensive income not to be reclassified to profit or loss in subsequent periods		810	1,551
Other comprehensive income for the period, net of tax		(15,931)	17,541
Total comprehensive (loss)/income for the period		(14,312)	22,522

Attributable to:
- shareholders of the Group		(13,189)	19,465
- non-controlling interests		(1,123)	3,057

The accompanying notes 1-39 are an integral part of these consolidated financial statements.

Otkritie Holding JSC
Consolidated statement of changes in equity
for the year ended 31 December 2016
(millions of Russian rubles)

	Attributable to shareholders of the Group
	Share capital	Share premium	Unrealized gains/(losses) on revaluation of securities available for sale	Revaluation reserve for property and equipment	Retained earnings	Foreign currency translation reserve	Total	Non-controlling interests	Total equity
As of 31 December 2014	1,541	60,753	83	1,791	16,288	9,962	90,418	67,385	157,803
Profit for the period	—	—	—	—	4,691	—	4,691	290	4,981
Other comprehensive income	—	—	11,918	1,178	—	1,678	14,774	2,767	17,541
Total comprehensive income	—	—	11,918	1,178	4,691	1,678	19,465	3,057	22,522
Depreciation and disposal of revaluation reserve for real estate	—	—	—	(49)	49	—	—	—	—
Acquisition of subsidiary	—	—	—	—	—	—	—	98	98
Effect of increase/(decrease) of the Group’s interest in subsidiaries	—	—	—	—	(3,762)	—	(3,762)	1,987	(1,775)
Perpetual subordinated loans to subsidiary banks	—	—	—	—	(12,702)	—	(12,702)	12,702	—
Dividends (Note 18)	—	—	—	—	(20)	—	(20)	20	—
As of 31 December 2015	1,541	60,753	12,001	2,920	4,544	11,640	93,399	85,249	178,648
Profit for the period	—	—	—	—	2,641	—	2,641	(1,022)	1,619
Other comprehensive income/(loss)	—	—	(11,488)	669	—	(5,011)	(15,830)	(101)	(15,931)
Total comprehensive income	—	—	(11,488)	669	2,641	(5,011)	(13,189)	(1,123)	(14,312)
Depreciation and disposal of revaluation reserve for real estate	—	—	—	(49)	49	—	—	—	—
Effect of increase/(decrease) of the Group’s interest in subsidiaries	—	—	—	—	6,346	—	6,346	(7,122)	(776)
Perpetual subordinated loans to subsidiary banks	—	—	—	—	2,921	—	2,921	(2,921)	—
As of 31 December 2016	1,541	60,753	513	3,540	16,501	6,629	89,477	74,083	163,560

The accompanying notes 1-39 are an integral part of these consolidated financial statements.

Otkritie Holding JSC
Consolidated statement of cash flows
for the year ended 31 December 2016
(millions of Russian rubles)

	Notes	2016	2015
Cash flows from operating activities
Interest received		259,313	269,957
Interest paid		(228,204)	(222,485)
Fees and commissions received		22,553	21,847
Fees and commissions paid		(9,431)	(7,884)
Gains less losses from trading securities		22,982	7,390
Gains less losses from foreign currencies		11,346	(23,552)
Gains less losses from precious metals		969	1,665
Gains less losses from other derivative instruments		(5,054)	6,353
Other income received		12,969	5,524
Personnel expenses paid		(34,877)	(34,059)
Other operating expenses paid		(25,207)	(23,088)
Cash flows from operating activities before changes in operating assets and liabilities		27,359	1,668

Net (increase)/decrease in operating assets
Precious metals		(6,676)	(4,996)
Amounts due from credit institutions		294,600	(119,427)
Financial assets at fair value through profit or loss		79,972	(71,065)
Loans to customers		(227,919)	(50,299)
Other assets		(23,113)	6,708

Net increase/(decrease) in operating liabilities
Amounts due to credit institutions		(481,317)	400,142
Amounts due to customers and borrowings		82,567	32,382
Promissory notes and certificates of deposit issued		26,759	(65,564)
Other liabilities		12,399	5,703
Net cash flows from operating activities before income tax		(215,369)	135,252
Income tax paid		(4,331)	(1,863)
Net cash from/(used in) operating activities		(219,700)	133,389
Cash flows from investing activities
Purchase of investment securities available for sale		(97,758)	(672,253)
Proceeds from sale and redemption of investment securities available for sale		292,845	184,272
Purchase of investment securities held to maturity		(58,550)	(38,868)
Proceeds from redemption of investment securities held to maturity		46,313	11,233
Acquisition of subsidiaries, net of cash received	35	(1,421)	25,755
Disposal of subsidiaries, net of cash disposed	35	(1,273)	(3,092)
Purchase of property and equipment and intangible assets		(3,338)	(2,408)
Proceeds from sale of property and equipment and intangible assets		1,899	1,546
Purchase of investment properties		(688)	(647)
Proceeds from sale of investment property		408	3,267
Net cash from / (used in) investing activities		178,437	(491,195)

The accompanying notes 1-39 are an integral part of these consolidated financial statements.

	Notes	2016	2015
Cash flows from financing activities
Subordinated loans received		—	874
Subordinated loans repaid		(100)	(54,432)
Proceeds from bonds and loan participation notes issued		93,961	84,015
Repurchase of bonds and loan participation notes of the Group		(65,230)	(107,563)
Proceeds from other borrowings		—	28,000
Other borrowings repaid		—	(30,000)
Acquisition of non-controlling interests		(90)	(8)
Proceeds from sale of interests in subsidiaries		—	11
Redemption of interests in mutual funds controlled by the Group		—	(5)
Dividends of subsidiaries paid to non-controlling shareholders		—	(20)
Net cash from/(used in) financing activities		28,541	(79,128)
Effect of exchange rate changes on cash and cash equivalents		(2,112)	1,255
Net decrease in cash and cash equivalents		(14,834)	(435,679)
Cash and cash equivalents, beginning	5	214,990	650,669
Cash and cash equivalents, ending	5	200,156	214,990

The accompanying notes 1-39 are an integral part of these consolidated financial statements.

Otkritie Holding JSC
Notes to the consolidated financial statements
(millions of Russian rubles)

1.	Principal activities

These consolidated financial statements of Otkritie Holding JSC (hereinafter, the “Company”) and its subsidiaries (hereinafter, the “Group”) have been prepared in accordance with International Financial Reporting Standards for the year ended 31 December 2016.

Otkritie Holding JSC is the ultimate parent of the Group. It was formed on 17 March 2004 as a limited liability company Investment Group Otkritie under the laws of the Russian Federation. In February 2007, Investment Group Otkritie Ltd was renamed into Financial Corporation OTKRITIE Ltd.

In December 2010, the Company was reorganized into an open joint-stock company.

In May 2014, Financial Corporation OTKRITIE OJSC was renamed into Otkritie Holding Open Joint Stock Company. In August 2016, Otkritie Holding Open Joint Stock Company changed its legal form to joint stock company.

The Company’s registered legal address is Letnikovskaya Street, 2, building 4, Moscow, Russia.

The Company’s head office is located at Letnikovskaya Street, 2, building 4, Moscow, Russia.

A list of major subsidiaries and associates included in these consolidated financial statements is provided in Note 34.

The Group operates predominantly in commercial and investment banking sectors, provides brokerage and asset management services. As a result of reorganization performed in September 2010 by merger of Petrovsky Bank OJSC and OTKRITIE Investment Bank JSC with OTKRITIE Bank JSC (before merger – OTKRITIE Commercial Bank CJSC), the Group’s commercial banking and major part of investment banking operations were performed through one legal entity OTKRITIE Bank JSC, a Company’s subsidiary.

In June 2013, the Group obtained control over NOMOS-BANK OJSC group of companies, including subsidiary banks of NOMOS-BANK OJSC: Khanty-Mansiysk Bank JSC and Novosibirsk Municipal Bank OJSC. In June 2014, NOMOS-BANK OJSC changed its name to Bank Otkritie Financial Corporation OJSC, in November 2014 the Bank was reorganized into a public joint-stock company. The full corporate name of the Bank is Bank Otkritie Financial Corporation Public Joint-Stock Company, the short name is Bank Otkritie Financial Corporation PJSC.

In November 2014, Khanty-Mansiysk Bank JSC was reorganized through merger with OTKRITIE Bank JSC and Novosibirsk Municipal Bank OJSC. The Bank is a legal successor of OTKRITIE Bank JSC and Novosibirsk Municipal Bank OJSC in terms of all of their liabilities to debtors and creditors, including those challenged by the parties. The full corporate name of the Bank was changed to Khanty-Mansiysk Bank Otkritie Public Joint-Stock Company, the short corporate name is defined as Khanty-Mansiysk Bank Otkritie PJSC.

In August 2016, the Group completed the legal merger of the subsidiary bank Khanty-Mansiysk Bank Otkritie PJSC to the subsidiary bank Bank Otkritie Financial Corporation PJSC. The legal name of the combined bank is Bank Otkritie Financial Corporation PJSC. The bank operates under the single Otkritie brand. Integration including unification of product lines, operational processes and IT systems will be completed in full by the end of 2017.

Bank Otkritie Financial Corporation PJSC holds general banking license No. 2209 issued by the Central Bank of the Russian Federation, licenses for carrying out transactions with precious metals, general license of the Ministry of Economic Development and Trade of the Russian Federation for exporting gold and silver, licenses for securities trading and trading in derivative financial instruments, including brokerage, dealing and custody services, as well as for securities management and special depositary services on investment funds, mutual funds and non-state pension funds. Bank Otkritie Financial Corporation PJSC is a member of the obligatory deposit insurance system of the Russian Federation.

Commercial banking operations performed by the Group include lending, raising ruble denominated deposits and deposits in freely convertible currencies, settlement and currency exchange operations. Investment banking operations include securities trading and trading in derivative financial instruments, operations on the equity

Otkritie Holding JSC
Notes to the consolidated financial statements
(millions of Russian rubles)

1.	Principal activities (continued)

share and debt capital markets, services related to mergers and acquisitions and operations on the money market, including interbank loan and foreign exchange markets. The Group provides brokerage services and performs securities trading and trading in derivative financial instruments primarily through Otkritie Broker JSC (before 17 November 2015 – OTKRITIE Brokerage House JSC) and OTKRITIE CAPITAL INTERNATIONAL LIMITED, wholly owned subsidiaries of the Company. Asset management services are provided primarily through Otkritie Asset Management LLC (a wholly owned subsidiary of the Company) and include management of collective investments, fiduciary management of cash and securities in the interests of individuals and legal entities. The Group’s operations are conducted on both Russian and international markets.

Otkritie Broker JSC holds licenses issued by FSFM for brokerage, dealing and custody services. Otkritie Asset Management LLC holds licenses issued by FSFM for securities management and operating investment funds, mutual funds and non-state pension funds. OTKRITIE CAPITAL INTERNATIONAL LIMITED (UK) and OTKRITIE CAPITAL CYPRUS LIMITED (Cyprus) hold respective licenses issued by local regulators.

In April 2015, the Group acquired share control over National Bank TRUST PJSC (hereinafter, “NB TRUST”). NB TRUST is a parent company of a group comprising CMF Credit Resources and CMF Trust Development-2. The transaction was performed in accordance with the Plan stipulating participation of the State Corporation Deposit Insurance Agency (hereinafter, “DIA State Corporation”) in efforts to prevent bankruptcy of NB TRUST.

The Group has a large network of offices in the Russian Federation, which comprises 530 offices in economically important regions of Russia. The Group is also represented on international markets and has offices in London, New York and Limassol.

The Group’s beneficiaries are as follows:

Beneficiary	31 December 2016, %	31 December 2015, %
Belyaev Vadim Stanislavovich	28.61	28.61
Fedun Leonid Arnoldovich, Alekperov Vagit Yusufovich	19.90	19.90
VTB Bank PJSC	9.99	9.99
Aganbegyan Ruben Abelovich	7.96	7.96
Non-profit Organization NPF Lukoil-Garant	7.06	7.06
Mamut Aleksandr Leonidovich	6.67	6.67
Other	19.81	19.81
Total	100.00	100.00

Other beneficiaries include beneficiaries whose interest is below 5.00%.

2.	Basis of preparation

General

These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”).

The Company is required to maintain its records and prepare its financial statements for regulatory purposes in Russian rubles in accordance with Russian accounting and banking legislation and related instructions (“RAL”). Subsidiaries are required to maintain their records in accordance with local legislation and regulatory acts of the country of incorporation and prepare their financial statements in local currency. These consolidated financial statements are based on the Group’s local books and records, as adjusted and reclassified in order to comply with IFRS.

Otkritie Holding JSC
Notes to the consolidated financial statements
(millions of Russian rubles)

2.	Basis of preparation (continued)

The consolidated financial statements have been prepared under the historical cost convention except as disclosed in the summary of accounting policies below. For example, trading securities, investment securities available for sale, derivative financial instruments, investment property, land and buildings have been measured at fair value.

These consolidated financial statements are presented in millions of Russian rubles (“RUB million”), unless otherwise indicated.

3.	Summary of accounting policies

Changes in accounting policies

The Group has adopted the following amended IFRS which are effective for annual periods beginning on or after 1 January 2016:

Amendments to IAS 1 Disclosure Initiative

The amendments to IAS 1 clarify, rather than significantly change, existing IAS 1 requirements. The amendments clarify:

•	The materiality requirements in IAS 1;
•	That specific line items in the statements of profit or loss and OCI and the statement of financial position may be disaggregated;
•	That entities have flexibility as to the order in which they present the notes to financial statements;
•	That the share of OCI of associates and joint ventures accounted for using the equity method must be presented in aggregate as a single line item, and classified between those items that will or will not be subsequently reclassified to profit or loss.

Furthermore, the amendments clarify the requirements that apply when additional subtotals are presented in the statement of financial position and the statement(s) of profit or loss and OCI. These amendments are effective for annual periods beginning on or after 1 January 2016. These amendments do not have any impact on the Group.

Amendments to IFRS 10, IFRS 12 and IAS 28 Investment Entities: Applying the Consolidation Exception

The amendments address issues that have arisen in applying the investment entities exception under IFRS 10 Consolidated Financial Statements. The amendments to IFRS 10 clarify that the exemption from presenting consolidated financial statements applies to a parent entity that is a subsidiary of an investment entity, when the investment entity measures all of its subsidiaries at fair value.

Furthermore, the amendments to IFRS 10 clarify that only a subsidiary of an investment entity that is not an investment entity itself and that provides support services to the investment entity is consolidated. All other subsidiaries of an investment entity are measured at fair value. The amendments to IAS 28 Investments in Associates and Joint Ventures allow the investor, when applying the equity method, to retain the fair value measurement applied by the investment entity associate or joint venture to its interests in subsidiaries.

These amendments must be applied retrospectively and are effective for annual periods beginning on or after 1 January 2016. These amendments do not have any impact on the Group, as the Group does not apply the consolidation exception.

Otkritie Holding JSC
Notes to the consolidated financial statements
(millions of Russian rubles)

3.	Summary of accounting policies (continued)

Annual improvements 2012-2014 cycle

These improvements are effective for annual periods beginning on or after 1 January 2016. They include, in particular:

IFRS 5 Non-current Assets Held for Sale and Discontinued Operations

Assets (or disposal groups) are generally disposed of either through sale or through distribution to owners. The amendment clarifies that changing from one of these disposal methods to the other should not be considered to be a new plan of disposal, rather it is a continuation of the original plan. There is, therefore, no interruption of the application of the requirements in IFRS 5. This amendment must be applied prospectively.

These consolidated financial statements have been prepared on a going concern basis and on the assumption that the Group will continue its operation in the foreseeable future. Management and shareholders have further intention to develop Group’s business in Russian Federation both in the corporate and retail banking segments.

IFRS 7 Financial Instruments: Disclosures

The amendment clarifies that a servicing contract that includes a fee can constitute continuing involvement in a financial asset. An entity must assess the nature of the fee and the arrangement against the guidance for continuing involvement in IFRS 7 in order to assess whether the disclosures are required. The assessment of which servicing contracts constitute continuing involvement must be done retrospectively. However, the required disclosures would not need to be provided for any period beginning before the annual period in which the entity first applies the amendments.

Basis of consolidation

The consolidated financial statements comprise financial statements of Otkritie Holding JSC and all of its subsidiaries as of 31 December 2016.

Subsidiaries are fully consolidated by the Group from the date of acquisition, being the date on which the Group obtains control, and continue to be consolidated until the date when such control ceases. The financial statements of subsidiaries are prepared for the same period as the parent, consistently applying accounting policies for all companies within the Group. All intra-group balances, transactions and unrealized gains and losses resulting from intra-group transactions, and dividends are eliminated in full.

A change in the ownership interest of a subsidiary, without a change of control, is accounted for as an equity transaction. Losses of a subsidiary are attributed to the non-controlling interests even if that results in a deficit balance.

If the Group loses control over a subsidiary, it:

•	Derecognizes all assets (including goodwill) and liabilities of the subsidiary;
•	Derecognizes the carrying amount of any non-controlling interest;
•	Derecognizes the cumulative translation differences recorded in equity;
•	Recognizes the fair value of the consideration received;
•	Recognizes the fair value of any investment retained;
•	Recognizes any surplus or deficit in profit or loss;
•	Reclassifies the parent’s share of components previously recognized in other comprehensive income to profit or loss or retained earnings, as appropriate.

Otkritie Holding JSC
Notes to the consolidated financial statements
(millions of Russian rubles)

3.	Summary of accounting policies (continued)

Fair value measurement

The Group measures financial instruments, such as trading and available-for-sale securities, derivatives and non-financial assets such as investment property, at fair value at each reporting date. Also, fair values of financial instruments measured at amortized cost are disclosed in Note 30.

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value measurement is based on the presumption that the transaction to sell the asset or transfer the liability takes place either:

•	In the principal market for the asset or liability; or
•	In the absence of a principal market, in the most advantageous market for the asset or liability.

The principal or the most advantageous market must be accessible by the Group. The fair value of an asset or a liability is measured using the assumptions that market participants would use when pricing the asset or liability, assuming that market participants act in their economic best interest. A fair value measurement of a non-financial asset takes into account a market participant’s ability to generate economic benefits by using the asset in its highest and best use or by selling it to another market participant that would use the asset in its highest and best use.

The Group uses valuation techniques that are appropriate in the circumstances and for which sufficient data is available to measure fair value, maximizing the use of relevant observable inputs and minimizing the use of unobservable inputs.

All assets and liabilities for which fair value is measured or disclosed in the consolidated financial statements are categorized within the fair value hierarchy, described as follows, based on the lowest level input that is significant to the fair value measurement as a whole:

•	Level 1 – quoted (unadjusted) market prices in active markets for identical assets or liabilities;
•	Level 2 − valuation techniques for which the lowest level input that is significant to the fair value measurement is directly or indirectly observable;
•	Level 3 − valuation techniques for which the lowest level input that is significant to the fair value measurement is unobservable.

For assets and liabilities that are recognized in the consolidated financial statements on a recurring basis, the Group determines whether transfers have occurred between Levels in the hierarchy by re-assessing classification (based on the lowest level inputs that are significant to the fair value measurement as a whole) at the end of each reporting period.

Business combinations

Business combinations are accounted for using the acquisition method. The cost of an acquisition is measured as the aggregate of the consideration transferred measured at acquisition date fair value and the amount of any non-controlling interests in the acquiree. For each business combination, the acquirer measures the non-controlling interest in the acquiree either at fair value or at the proportionate share of the acquiree’s net identifiable assets. Acquisition costs incurred are expensed.

When the Group acquires a business, it assesses the financial assets and liabilities assumed for appropriate classification and designation in accordance with the contractual terms, economic circumstances and pertinent conditions as at the acquisition date. This includes the separation of embedded derivatives in host contracts by the acquiree.

If the business combination is achieved in stages, the acquisition date fair value of the acquirer’s previously held equity interest in the acquiree is remeasured at fair value as of the acquisition date through profit or loss.

Otkritie Holding JSC
Notes to the consolidated financial statements
(millions of Russian rubles)

3.	Summary of accounting policies (continued)

Any contingent consideration to be transferred by the acquirer is recognized at fair value at the acquisition date. Subsequent changes to the fair value of the contingent consideration, which is deemed to be an asset or liability, will be recognized in accordance with IAS 39 either in profit or loss or as a change to other comprehensive income. If the contingent consideration is classified as equity, it shall not be remeasured until it is finally settled within equity.

Goodwill is recognized if the consideration transferred exceeds net identifiable assets acquired by the Group. If this consideration is lower than the fair value of the net assets of the subsidiary acquired, the difference is recognized in profit or loss.

If the owner of a non-controlling interest has a put option related to this non-controlling interest, the Group considers whether the put option provides it with the current interest in shares, which are the subject of the put option. In cases when the put option does not provide the Group with the current interest in shares, which are the subject of the put option, such non-controlling interests are partially recognized as follows:

•	A part of the comprehensive income or loss continues to be attributed to non-controlling interests;
•	Non-controlling interests are reclassified into financial liabilities under the put option at each reporting date as if the acquisition has been effected at that date and are measured at amortized cost using the effective interest rate method;
•	Changes in the reclassified amount are recognized in equity.

Investments in associates

Associates are entities, in which the Group generally has between 20% and 50% of the voting rights, or is otherwise able to exercise significant influence, but which it does not control or jointly control. Investments in associates are accounted for under the equity method and are initially recognized at cost, including goodwill. Subsequent changes in the carrying value reflect the post-acquisition changes in the Group’s share of net assets of the associate. The Group’s share of its associates’ profits or losses is recognized in the consolidated statement of profit or loss, and its share of movements in reserves is recognized in other comprehensive income. However, when the Group’s share of losses in an associate equals or exceeds its interest in the associate, the Group does not recognize further losses, unless the Group is obliged to make further payments to, or on behalf of, the associate.

Financial assets

Measurement of financial instruments at initial recognition

When financial instruments are recognized initially, they are measured at fair value, adjusted, in case of instruments not at fair value through profit or loss, for directly attributable fees and costs.

The best evidence of the fair value of a financial instrument at initial recognition is normally the transaction price. If the Group determines that the fair value at initial recognition differs from the transaction price, then:

•	If the fair value is evidenced by a quoted price in an active market for an identical asset or liability (i.e., Level 1 input) or based on a valuation technique that uses only data from observable markets, the Group recognizes the difference between the fair value at initial recognition and the transaction price as gain or loss (a “Day 1” profit);
•	In all other cases, the initial measurement of the financial instrument is adjusted to defer the difference between the fair value at initial recognition and the transaction price. After initial recognition, the Group recognizes the deferred difference as a gain or loss only when the inputs become observable, or when the instrument is derecognized.

Otkritie Holding JSC
Notes to the consolidated financial statements
(millions of Russian rubles)

3.	Summary of accounting policies (continued)

Date of recognition

Financial assets and liabilities are carried in the Group’s consolidated statement of financial position when the Group becomes a party to the contractual provisions of the instrument. The Group recognizes regular purchases and disposals of financial assets and liabilities by the date of settlement.

Financial assets at fair value through profit or loss

Financial assets classified as held for trading are included in the category “financial assets at fair value through profit or loss”. Financial assets are classified as held for trading if they are acquired for the purpose of selling in the near term. Derivatives are also classified as held for trading unless they are designated as effective hedging instruments. Gains or losses on financial assets held for trading are recognized in the consolidated statement of profit or loss.

Investments held to maturity

Non-derivative financial assets with fixed or determinable payments and fixed maturity are classified as held-to-maturity when the Group has the positive intention and ability to hold them to maturity. Investments intended to be held for an undefined period are not included in this classification. Held-to-maturity investments are subsequently measured at amortized cost. Gains and losses are recognized in the consolidated statement of profit or loss when the investments are impaired, as well as through the amortization process.

Loans and receivables

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. They are not entered into with the intention of immediate or short-term resale and are not classified as trading securities or designated as investment securities available for sale. Such assets are carried at amortized cost using the effective interest rate method. Gains and losses are recognized in the consolidated statement of profit or loss when the loans and receivables are derecognized or impaired, as well as through the amortization process.

Financial assets available for sale

Financial assets available for sale are those non-derivative financial assets that are designated as available for sale or are not classified in any of the three preceding categories. After initial recognition, financial assets available for sale are measured at fair value with gains or losses being recognized in other comprehensive income until the investment is derecognized or until the investment is determined to be impaired, at which time the cumulative gain or loss previously reported in other comprehensive income is reclassified to the consolidated statement of profit or loss. However, interest calculated using the effective interest method is recognized in the consolidated statement of profit or loss.

Financial assets designated as at fair value through profit or loss

Other financial assets at fair value through profit or loss are securities designated irrevocably, at initial recognition, into this category. Financial assets are classified into this category only when (a) this classification eliminates or significantly reduces the mismatch which would otherwise arise from measuring assets or liabilities or recognizing gains and losses from them on different bases; (b) management over a group of financial assets, liabilities or both is measured at fair value; (c) the financial instrument contains one or more embedded derivatives which significantly modify the cash flows under the contract.

Offsetting

Financial assets and liabilities are offset and the net amount is reported in the consolidated statement of financial position when there is a legally enforceable right to set off the recognized amounts, and there is an intention to settle on a net basis, or to realize the asset and settle the liability simultaneously. This is not generally the case with master netting agreements, and the related assets and liabilities are presented gross in the consolidated statement of financial position.

Otkritie Holding JSC
Notes to the consolidated financial statements
(millions of Russian rubles)

3.	Summary of accounting policies (continued)

Reclassification of financial assets

If a non-derivative financial asset classified as held for trading is no longer held by the Group for the purpose of selling in the near term, it may be reclassified out of the fair value through profit or loss category in one of the following cases:

•	A financial asset that would have met the definition of loans and receivables above may be reclassified to loans and receivables category if the Group has the intention and ability to hold it for the foreseeable future or until maturity;
•	Other financial assets may be reclassified to available for sale or held to maturity categories only in rare circumstances.

A financial asset classified as available for sale that would have met the definition of loans and receivables may be reclassified to loans and receivables category if the Group has the intention and ability to hold it for the foreseeable future or until maturity.

Financial assets are reclassified at their fair value at the date of reclassification. Any gain or loss already recognized in the consolidated statement of profit or loss is not reversed. The fair value of the financial asset at the date of reclassification becomes its new cost or amortized cost, as applicable.

Cash and cash equivalents

Cash and cash equivalents consist of cash on hand, amounts due from the Bank of Russia, excluding obligatory reserves, amounts at stock exchanges’ clearing houses, amounts on brokerage accounts and amounts due from credit institutions that mature within ninety days of the date of origination and are free from contractual encumbrances.

Precious metals

Gold and other precious metals are recorded at the Bank of Russia bid prices, which approximate fair values and are quoted at a discount to London Bullion Market rates. Changes in the Bank of Russia bid prices are recorded as translation differences from precious metals within net gains/(losses) from precious metals in the consolidated statement of profit or loss.

Repurchase and reverse repurchase agreements and securities lending

Sale and repurchase agreements (“repos”) are treated as secured financing transactions. Securities sold under sale and repurchase agreements are retained in the consolidated statement of financial position and, in case the transferee has the right by contract or custom to sell or repledge them, reclassified as securities pledged under sale and repurchase agreements. The corresponding liability is presented within amounts due to credit institutions or customers. Securities purchased under agreements to resell (“reverse repos”) are recorded as amounts due from credit institutions or loans to customers as appropriate. The difference between sale and repurchase price is treated as interest and accrued over the life of repo agreements using the effective yield method.

Securities lent to counterparties are retained in the consolidated statement of financial position. Securities borrowed are not recorded in the consolidated statement of financial position unless they are sold to third parties, in which case the purchase and sale are recorded within gains less losses from financial assets at fair value through profit or loss in the consolidated statement of profit or loss. The obligation to return them is recorded at fair value as a trading liability.

Derivative financial instruments

In the normal course of business, the Group enters into various derivative financial instruments including futures, forwards, swaps and options in the foreign exchange and capital markets. Such financial instruments are held for trading and are initially recorded at fair value. The fair values are estimated based on quoted market prices or pricing models that take into account the current market and contractual prices of the underlying

Otkritie Holding JSC
Notes to the consolidated financial statements
(millions of Russian rubles)

3.	Summary of accounting policies (continued)

instruments and other factors. Derivatives are carried as assets when their fair value is positive and as liabilities when it is negative. Gains and losses resulting from these instruments are included in the consolidated statement of profit or loss as net gains/(losses) from trading securities, net gains/(losses) from foreign currencies, net gains/(losses) from precious metals, and net gains/(losses) from other derivative instruments, depending on the nature of the instrument.

Derivatives embedded in other financial instruments are treated as separate derivatives and recorded at fair value if their economic characteristics and risks are not closely related to those of the host contract, and the host contract is not itself held for trading or designated at fair value through profit or loss. The embedded derivatives separated from the host are carried at fair value in the trading portfolio with changes in fair value recognized in the consolidated statement of profit or loss.

Promissory notes

Promissory notes purchased are included in trading securities, or in amounts due from credit institutions or in loans to customers, depending on the aim and terms of their purchase. They are accounted for in accordance with the accounting policies for these categories of assets.

Borrowings

Issued financial instruments or their components are classified as liabilities, where the substance of the contractual arrangement results in the Group having an obligation either to deliver cash or another financial asset to the holder, or to satisfy the obligation other than by the exchange of a fixed amount of cash or another financial asset for a fixed number of own equity instruments. Such instruments include amounts due to the Bank of Russia, amounts due to credit institutions, amounts due to customers and debt securities issued. After initial recognition, borrowings are subsequently measured at amortized cost using the effective interest method. Gains and losses are recognized in the consolidated statement of profit or loss when the borrowings are derecognized as well as through the amortization process.

If the Group purchases its own debt, it is removed from the consolidated statement of financial position and the difference between the carrying amount of the liability and the consideration paid is recognized in profit or loss.

Investment property

Investment property is land or buildings or parts of buildings held to earn rental income or for capital appreciation and which is not used by the Group or held for sale in the ordinary course of business. Property that is being constructed or developed or redeveloped for future use as investment property is also classified as investment property.

The investment property is measured initially at cost, including transaction costs. Subsequent to initial recognition, investment property is stated at fair value, which reflects market conditions at the reporting date. Gains or losses arising from changes in the fair value of investment property are included in the consolidated statement of profit or loss in the period in which they arise. Fair value is determined annually by the Group or an independent appraiser applying a valuation model recommended by the International Valuation Standards Committee.

Investment property is derecognized in the consolidated statement of financial position when it has been disposed of or permanently withdrawn from use and no future economic benefits are expected from its disposal. The difference between the net disposal proceeds and the carrying amount of the asset is recognized in the consolidated statement of profit or loss in the year when derecognition takes place.

Transfers are made to or from investment property only when there is a change in use. For a transfer from investment property to owner-occupied property, the deemed cost for subsequent accounting is the fair value at the date of change in use. If owner-occupied property becomes an investment property, the Group accounts for such property in accordance with the policy stated under property and equipment up to the date of change in use.

Otkritie Holding JSC
Notes to the consolidated financial statements
(millions of Russian rubles)

3.	Summary of accounting policies (continued)

Leases

(i)	Finance – Group as lessee

The Group recognizes finance leases as assets and liabilities in the consolidated statement of financial position at the date of commencement of the lease term at amounts equal to the fair value of the leased property or, if lower, at the present value of the minimum lease payments. In calculating the present value of the minimum lease payments the discount factor used is the interest rate implicit in the lease, when it is practicable to determine; otherwise, the Group’s incremental borrowing rate is used. Initial direct costs incurred are included as part of the asset. Lease payments are apportioned between the finance charge and the reduction of the outstanding liability. The finance charge is allocated to periods during the lease term so as to produce a constant periodic rate of interest on the remaining balance of the liability for each period. The costs identified as directly attributable to activities performed by the lessee for a finance lease, are included as part of the amount recognized as an asset under the lease.

(ii)	Finance – Group as lessor

The Group recognizes lease receivables at value equal to the net investments in the lease, starting from the date of commencement of the lease term. Finance income is based on a pattern reflecting a constant periodic rate of return on the net investment outstanding. Initial direct costs are included in the initial measurement of the lease receivables.

(iii)	Operating − Group as lessee

Leases of assets, whereby the risks and rewards of ownership are effectively retained by the lessor, are classified as operating leases. Lease payments under an operating lease are recognized as expenses on a straight-line basis over the lease term and included in other operating expenses.

(iv)	Operating − Group as lessor

The Group presents assets subject to operating leases in the consolidated statement of financial position according to the nature of the asset. Lease income from operating leases is recognized in the consolidated statement of profit or loss on a straight-line basis over the lease term as other income. The aggregate cost of incentives provided to lessees is recognized as a reduction of rental income over the lease term on a straight-line basis. Initial direct costs incurred specifically to earn revenues from an operating lease are added to the carrying value of the leased asset.

Impairment of financial assets

The Group assesses, at each reporting date, whether there is objective evidence that a financial asset or a group of financial assets is impaired. A financial asset or a group of financial assets is deemed to be impaired if, and only if, there is objective evidence of impairment as a result of one or more events that has occurred after the initial recognition of the asset (an incurred “loss event”) and that loss event (or events) has an impact on the estimated future cash flows of the financial asset or the group of financial assets that can be reliably estimated.

Evidence of impairment may include indications that the borrower or a group of borrowers is experiencing significant financial difficulty, default or delinquency in interest or principal payments, the probability that they will enter bankruptcy or other financial reorganization and where observable data indicate that there is a measurable decrease in the estimated future cash flows, such as changes in arrears or economic conditions that correlate with defaults.

Amounts due from credit institutions and loans to customers

For amounts due from credit institutions and loans to customers carried at amortized cost, the Group first assesses individually whether objective evidence of impairment exists individually for financial assets that are individually significant, or collectively for financial assets that are not individually significant. If the Group

Otkritie Holding JSC
Notes to the consolidated financial statements
(millions of Russian rubles)

3.	Summary of accounting policies (continued)

determines that no objective evidence of impairment exists for an individually assessed financial asset, whether significant or not, it includes the asset in a group of financial assets with similar credit risks characteristics and collectively assesses them for impairment. Assets that are individually assessed for impairment and for which an impairment loss is, or continues to be, recognized are not included in a collective assessment of impairment.

If there is an objective evidence that an impairment loss has been incurred, the amount of the loss is measured as the difference between the assets’ carrying amount and the present value of estimated future cash flows (excluding future expected credit losses that have not yet been incurred). The carrying amount of the asset is reduced through the use of an allowance account and the amount of the loss is recognized in the consolidated statement of profit or loss. Interest income continues to be accrued on the reduced carrying amount based on the original effective interest rate of the asset. Loans together with the associated allowance are written off when there is no realistic prospect of future recovery and all collateral has been realized or has been transferred to the Group. If, in a subsequent year, the amount of the estimated impairment loss increases or decreases because of an event occurring after the impairment was recognized, the previously recognized impairment loss is increased or reduced by adjusting the allowance account. If a future write-off is later recovered, the recovery is credited to the consolidated statement of profit or loss.

The present value of the estimated future cash flows is discounted at the financial asset’s original effective interest rate. If a loan has a variable interest rate, the discount rate for measuring any impairment loss is the current effective interest rate. The calculation of the present value of the estimated future cash flows of a collateralized financial asset reflects the cash flows that may result from foreclosure less costs for obtaining and selling the collateral, whether or not foreclosure is probable.

For the purpose of a collective evaluation of impairment, financial assets are grouped on the basis of the internal credit grading system that considers credit risk characteristics such as asset type, industry, geographical location, collateral type, past-due status and other relevant factors.

Future cash flows on a group of financial assets that are collectively evaluated for impairment are estimated on the basis of historical loss experience for assets with credit risk characteristics similar to those in the group. Historical loss experience is adjusted on the basis of current observable data to reflect the effects of current conditions that did not affect the years on which the historical loss experience is based and to remove the effects of conditions in the historical period that do not exist currently. Estimates of changes in future cash flows reflect, and are directionally consistent with, changes in related observable data from year to year (such as changes in unemployment rates, property prices, commodity prices, payment status, or other factors that are indicative of losses incurred by the Group and their magnitude). The methodology and assumptions used for estimating future cash flows are reviewed regularly to reduce any differences between loss estimates and actual loss experience.

Financial investments held to maturity

For investments held to maturity, the Group assesses individually whether there is objective evidence of impairment. If there is objective evidence that an impairment loss has been incurred, the amount of the loss is measured as the difference between the asset’s carrying amount and the present value of estimated future cash flows. The carrying amount of the asset is reduced and the amount of the loss is recognized in the consolidated statement of profit or loss.

If, in a subsequent year, the amount of the estimated impairment loss decreases because of an event occurring after the impairment was recognized, any amounts formerly charged are credited to the consolidated statement of profit or loss.

Financial investments available for sale

For financial investments available for sale, the Group assesses at each reporting date whether there is objective evidence that an investment or a group of investments is impaired.

In the case of equity investments classified as available for sale, objective evidence would include a significant or prolonged decline in the fair value of the investment below its cost. Where there is evidence of impairment,

Otkritie Holding JSC
Notes to the consolidated financial statements
(millions of Russian rubles)

3.	Summary of accounting policies (continued)

the cumulative loss – measured as the difference between the acquisition cost and the current fair value, less any impairment loss on that investment previously recognized in the consolidated statement of profit or loss – is reclassified from other comprehensive income and recognized in the consolidated statement of profit or loss. Impairment losses on equity investments are not reversed through the consolidated statement of profit or loss; increases in their fair value after impairment are recognized directly in other comprehensive income.

In the case of debt instruments classified as available-for-sale, impairment is assessed based on the same criteria as financial assets carried at amortized cost. Future interest income is based on the reduced carrying amount and is accrued using the rate of interest used to discount the future cash flows for the purpose of measuring the impairment loss. The interest income is recorded in the consolidated statement of profit or loss. If, in a subsequent reporting period, the fair value of a debt instrument increases and the increase can be objectively related to an event occurring after the impairment loss was recognized in the consolidated statement of profit or loss, the impairment loss is reversed through the consolidated statement of profit or loss.

Renegotiated loans

Where possible, the Group seeks to restructure loans rather than to take possession of collateral. This may involve extending the payment arrangements and the agreement of new loan conditions.

The accounting treatment of such restructuring is as follows:

•	If the currency of the loan has been changed, the old loan is derecognized and the new loan is recognized in the consolidated statement of financial position;
•	If the loan restructuring is not caused by the financial difficulties of the borrower, the Group uses the same approach as for derecognition of financial liabilities described below;
•	If the loan restructuring is due to the financial difficulties of the borrower and the loan is deemed impaired after this restructuring, the Group recognizes the difference between the present value of the future cash flows discounted using the original effective interest rate and the carrying amount before the restructuring as an expense for impairment in the reporting period. In case the loan is not impaired after restructuring, the Group recalculates the effective interest rate.

Once the terms have been renegotiated, the loan is no longer considered past due. The Group’s management continuously reviews renegotiated loans to ensure that all criteria are met and that future payments are likely to occur. Such loans continue to be subject to an individual or collective impairment assessment, with their recoverable amount calculated using the loan’s original or current effective interest rate.

Derecognition of financial assets and liabilities

Financial assets

A financial asset (or, where applicable, a part of a financial asset or part of a group of similar financial assets) is derecognized in the consolidated statement of financial position where:

•	The rights to receive cash flows from the asset have expired;
•	The Group has transferred its rights to receive cash flows from the asset, or retained the right to receive cash flows from the asset, but has assumed an obligation to pay them in full without material delay to a third party under a “pass-through” arrangement; and
•	The Group either (a) has transferred substantially all the risks and rewards of the asset, or (b) has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset.

Where the Group has transferred its rights to receive cash flows from an asset and has neither transferred nor retained substantially all the risks and rewards of the asset nor transferred control of the asset, the asset is recognized to the extent of the Group’s continuing involvement in the asset. Continuing involvement that takes

Otkritie Holding JSC
Notes to the consolidated financial statements
(millions of Russian rubles)

3.	Summary of accounting policies (continued)

the form of a guarantee over the transferred asset is measured at the lower of the original carrying amount of the asset and the maximum amount of consideration that the Group could be required to repay.

Where continuing involvement takes the form of a written and/or purchased option (including a cash-settled option or similar provision) on the transferred asset, the extent of the Group’s continuing involvement is the amount of the transferred asset that the Group may repurchase, except that in the case of a written put option (including a cash-settled option or similar provision) on an asset measured at fair value. The extent of the Group’s continuing involvement is limited to the lower of the fair value of the transferred asset and the option exercise price.

Financial liabilities

A financial liability is derecognized when the obligation under the liability is discharged or canceled or expired.

Where an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as a derecognition of the original liability and the recognition of a new liability, and the difference in the respective carrying amounts is recognized in the consolidated statement of profit or loss.

Securitization

As part of its operational activities, the Group securitizes financial assets, generally through the sale of these assets to special purpose entities which issue securities to investors. The transferred assets may qualify for derecognition in full or in part. Interests in the securitized financial assets may be retained by the Group and are primary classified as loans and receivables. Gains or losses on securitizations are based on the carrying amount of the financial assets derecognized and the retained interest, based on their relative fair values at the date of transfer.

In respect of the securitized financial assets, the Group considers both the degree of transfer of risks and rewards on these assets to another entity and the degree of control exercised by the Group over the other entity. When the Group controls the entity to which financial assets have been transferred, the entity is included in the Group’s consolidated financial statements and the transferred assets are recognized in its consolidated statement of financial position. When the Group transfers securitized financial assets to another entity, but retains substantially all risks and rewards relating to the transferred assets, such assets are recognized in the Group’s consolidated statement of financial position.

Financial guarantees

In the ordinary course of business, the Group gives financial guarantees, consisting of letters of credit, guarantees and acceptances. Financial guarantees are initially recognized in the consolidated financial statements at fair value, in “Other liabilities”, being the premium received. Subsequent to initial recognition, the Group’s liability under each guarantee is measured at the higher of the amortized premium and the best estimate of expenditure required to settle any financial obligation arising as a result of the guarantee.

Any increase in the liability relating to financial guarantees is taken to the consolidated statement of profit or loss. The premium received is recognized in the consolidated statement of profit or loss on a straight-line basis over the life of the guarantee.

Taxation

The current income tax expense is calculated in accordance with the regulations of the Russian Federation and other countries of incorporation of subsidiaries.

Deferred tax assets and liabilities are calculated in respect of temporary differences using the balance sheet liability method. Deferred income taxes are provided for all temporary differences arising between the tax bases

Otkritie Holding JSC
Notes to the consolidated financial statements
(millions of Russian rubles)

3.	Summary of accounting policies (continued)

of assets and liabilities and their carrying amounts for the purposes of consolidated financial statements, except where the deferred income tax arises from the initial recognition of goodwill or of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss.

Deferred tax assets are recorded only to the extent that it is probable that taxable profit will be available, against which the deductible temporary differences can be utilized. Deferred tax assets and liabilities are measured at tax rates that are expected to apply to the period when the asset is realized or the liability is settled, based on tax rates that have been enacted or substantively enacted at the reporting date.

Deferred income tax is provided on temporary differences arising on investments in subsidiaries, associates and joint ventures, except where the timing of the reversal of the temporary difference can be controlled and it is probable that the temporary difference will not reverse in the foreseeable future.

The countries where the Group’s companies operate have various operating taxes that are assessed on the Group’s activities. These taxes are included in other operating expenses.

Property and equipment

Property and equipment, except for land and buildings, are recorded at cost less accumulated depreciation and any accumulated impairment losses. Such cost includes the cost of replacing of the equipment when that cost is incurred if the recognition criteria are met.

The carrying amount of property and equipment, excluding land and buildings, is reviewed for impairment when events or changes in circumstances indicate that the carrying amount may not be recoverable.

The Group uses the revaluation model to account for land and buildings. Following initial recognition at cost, land and buildings are carried at a revalued amount, which is the fair value at the date of the revaluation less any subsequent accumulated depreciation and subsequent accumulated impairment losses. Valuations are performed regularly to ensure that the fair value of a revalued asset does not differ materially from its carrying amount. The frequency of revaluation depends upon the change in the fair value of the property and equipment revalued.

Accumulated depreciation as at the revaluation date is eliminated against the gross carrying amount of the asset and the net amount is restated to the revalued amount of the asset. Any revaluation surplus is recognized in other comprehensive income, except to the extent that it reverses a revaluation decrease of the same asset previously recognized in the consolidated statement of profit or loss, in which case the increase is taken to the financial result. A revaluation deficit is recognized in the consolidated statement of profit or loss, except that a deficit directly offsetting a previous surplus on the same asset is directly offset against the surplus in the revaluation reserve for property and equipment.

An annual transfer from the revaluation reserve to retained earnings is made for the difference between depreciation based on the revalued carrying amount of the assets and depreciation based on the historical cost of the assets. Upon disposal, any revaluation reserve relating to the particular asset being sold is transferred to retained earnings.

Depreciation of an asset begins when it is available for use. Depreciation is calculated on a straight-line basis over the following estimated useful lives:

Years
Buildings	25-50
Furniture and equipment	2-5
Other property and equipment	5

The assets’ residual values, useful lives and depreciation methods are reviewed and adjusted as appropriate, at each financial year-end.

Otkritie Holding JSC
Notes to the consolidated financial statements
(millions of Russian rubles)

3.	Summary of accounting policies (continued)

Costs related to repairs and reconstruction are expensed as incurred and included in other operating expenses, unless they qualify for capitalization.

Capital investments in leased property are depreciated over the useful life or lease term, whichever is shorter.

Goodwill

Goodwill acquired in a business combination is initially measured at cost being the excess of the consideration transferred over the net identifiable assets acquired and liabilities assumed. Goodwill on an acquisition of a subsidiary is included in other assets. Goodwill on an acquisition of an associate is included in the investments in associates. Following initial recognition, goodwill is measured at cost less any accumulated impairment losses.

Goodwill is reviewed for impairment annually or more frequently if events or changes in circumstances indicate that the carrying amount may be impaired.

For the purpose of impairment testing, goodwill acquired in a business combination is, from the acquisition date, allocated to each of the Group’s cash-generating units, or groups of cash-generating units, that are expected to benefit from the synergies of the combination, irrespective of whether other assets or liabilities of the acquiree are assigned to those units or groups of units. Each unit or group of units, to which the goodwill is so allocated:

•	Represents the lowest level within the Group at which the goodwill is monitored for internal management purposes; and
•	Is not larger than the operating segment as defined in IFRS 8 Operating Segments before aggregation.

Impairment is determined by assessing the recoverable amount of the cash-generating unit (group of cash generating units), to which the goodwill relates. Where the recoverable amount of the cash-generating unit (group of cash-generating units) is less than the carrying amount, an impairment loss is recognized. Impairment losses relating to goodwill cannot be reversed in future periods.

Intangible assets

Intangible assets include current account customer base, software, licenses and trademarks.

Intangible assets acquired separately are measured on initial recognition at cost. The cost of intangible assets acquired in a business combination is fair value as at the date of acquisition. Following initial recognition, intangible assets are carried at cost less any accumulated amortization and any accumulated impairment losses. The useful lives of intangible assets are assessed to be either finite or indefinite. Intangible assets with finite lives are amortized over the useful economic lives of 5 years and assessed for impairment whenever there is an indication that the intangible asset may be impaired. Amortization periods and methods for intangible assets with indefinite useful lives are reviewed at least at each financial year-end. Indefinite-lived intangible assets are tested for impairment annually as of 31 December, and whenever circumstances indicate that their carrying amount may be impaired, either individually or at the cash-generating unit level.

Assets classified as held for sale

The Group classifies a non-current asset (or a disposal group) as held for sale if its carrying amount will be recovered principally through a sale transaction rather than through continuing use. For this to be the case, the non-current asset (or disposal group) must be available for immediate sale in its present condition subject only to terms that are usual and customary for sales of such assets (or disposal group) and its sale must be highly probable.

The sale qualifies as highly probable if the Group’s management is committed to a plan to sell the non-current asset (or disposal group) and an active program to locate a buyer and complete the plan must have been initiated.

Otkritie Holding JSC
Notes to the consolidated financial statements
(millions of Russian rubles)

3.	Summary of accounting policies (continued)

Further, the non-current asset (or disposal group) must have been actively marketed for a sale at price that is reasonable in relation to its current fair value, and in addition the sale should be expected to qualify for recognition as a completed sale within one year from the date of classification of the non-current asset (or disposal group) as held for sale.

The Group measures an asset (or disposal group) classified as held for sale at the lower of its carrying amount and fair value less costs to sell. The Group recognizes an impairment loss for any initial or subsequent write-down of the asset (or disposal group) to fair value less costs to sell if events or changes in circumstance indicate that their carrying amount may be impaired.

Provisions

Provisions are recognized when the Group has a present obligation, legal or constructive, as a result of a past event for which it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation.

Retirement and other employee benefit obligations

The Group does not have any pension arrangements separate from the State pension system of the Russian Federation, which requires current contributions by the employer calculated as a percentage of current gross salary payments. Such expense is charged in the period the related salaries are earned. In addition, the Group has no significant post-employment benefits.

Share capital

Share capital

Ordinary shares and non-cumulative non-redeemable preference shares are both classified as equity. External costs directly attributable to the issue of new shares, other than on a business combination, are shown as a deduction from the proceeds in equity. Any excess of the fair value of consideration received over the par value of shares issued is recognized as additional capital.

Treasury shares

Where the Group purchases the parent’s shares, the consideration paid, including any attributable transaction costs, net of income taxes, is deducted from total equity as treasury shares until they are canceled or reissued. Where such shares are subsequently sold or reissued, any consideration received is included in equity. Treasury shares are stated at weighted average cost.

Dividends

Dividends are recognized as a liability and deducted from equity at the reporting date only if they are declared before or on the reporting date. Dividends are disclosed when they are proposed before the reporting date or proposed or declared after the reporting date but before the consolidated financial statements are authorized for issue.

Fiduciary assets

Assets held in a fiduciary capacity are not reported in the consolidated financial statements, as they are not the assets of the Group.

Segment reporting

The reportable segments of the Group comprise the following operating segments: corporate business, small and medium business, retail business, financial markets transactions and other.

Otkritie Holding JSC
Notes to the consolidated financial statements
(millions of Russian rubles)

3.	Summary of accounting policies (continued)

Contingencies

Contingent liabilities are not recognized in the consolidated statement of financial position but are disclosed unless the possibility of any outflow in settlement is remote. A contingent asset is not recognized in the consolidated statement of financial position but disclosed when an inflow of economic benefits is probable.

Recognition of income and expenses

Revenue is recognized to the extent that it is probable that the economic benefits will flow to the Group and the revenue can be reliably measured. The following specific recognition criteria must also be met before revenue is recognized:

Interest and similar income and expense

For all financial instruments measured at amortized cost and interest bearing financial instruments classified as trading or available for sale, interest income or expense is recorded at the effective interest rate, which is the rate that exactly discounts estimated future cash payments or receipts through the expected life of the financial instrument or a shorter period, where appropriate, to the net carrying amount of the financial asset or financial liability. The calculation takes into account all contractual terms of the financial instrument (for example, prepayment options) and includes any fees or incremental costs that are directly attributable to the instrument and are an integral part of the effective interest rate, but not future credit losses. The carrying amount of the financial asset or financial liability is adjusted if the Group revises its estimates of payments or receipts. The adjusted carrying amount is calculated based on the original effective interest rate and the change in the carrying amount is recorded as interest income or expense.

Once the recorded value of a financial asset or a group of similar financial assets has been reduced due to an impairment loss, interest income continues to be recognized using the original effective interest rate applied to the new carrying amount.

Fee and commission income

The Group earns fee and commission income from a diverse range of services it provides to its customers. Fee and commission income can be divided into the following two categories:

(i)	Fee income earned from services that are provided over a certain period of time

Fees earned for the provision of services over a period of time are accrued over that period. These fees include commission income and asset management, custody and other management and advisory fees. Loan commitment fees for loans that are likely to be drawn down and other credit related fees are deferred (together with any incremental costs) and recognized as an adjustment to the effective interest rate on the loan.

(ii)	Fee income from providing transaction services

Fees arising from negotiating or participating in the negotiation of a transaction for a third party – such as the arrangement of the acquisition of shares or other securities or the purchase or sale of businesses – are recognized on completion of the underlying transaction. Fees or components of fees that are linked to a certain performance indicators are recognized after fulfilling the corresponding criteria.

Dividend income

Revenue is recognized when the Group’s right to receive the payment is established.

Foreign currency translation

The consolidated financial statements of the Group are presented in Russian rubles. The Russian ruble is also the functional currency of the parent. Each entity in the Group determines its own functional currency and items

Otkritie Holding JSC
Notes to the consolidated financial statements
(millions of Russian rubles)

3.	Summary of accounting policies (continued)

included in the consolidated financial statements of each entity are measured using the functional currency. The Group uses the direct method of consolidation and on disposal of a foreign operation reclassifies the respective translation gains and losses resulting from this consolidation method to profit or loss.

The Group’s companies initially record foreign currency transactions in their functional currency at the exchange rate ruling at the date of transaction.

Monetary assets and liabilities denominated in foreign currencies are retranslated at foreign exchange spot rate of the functional currency ruling at the reporting date.

All translation differences are recognized in the consolidated statement of profit or loss as currency translation differences in the line “Net gains from foreign currencies”.

Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates as of the dates of the initial transactions. Non-monetary items measured at fair value in a foreign currency are translated using the exchange rates as of the date when the fair value was determined.

Assets and liabilities of Group foreign operations are translated into Russian rubles at the rate of exchange ruling as of reporting date, and items of the consolidated statement of profit or loss of such subdivisions are retranslated at the weighted average rates for the year. Foreign exchange differences arising on these translations are recognized in other comprehensive income. On disposal of a foreign operation, the component of comprehensive income related to such foreign operation is recognized in the consolidated statement of profit or loss.

Any goodwill arising on the acquisition of a foreign operation and any fair value adjustments to the carrying amounts of assets and liabilities arising on the acquisition are treated as assets and liabilities of the foreign operation and are translated at the rate of exchange ruling at the reporting date.

Future changes in accounting policies

Standards and interpretations issued but not yet effective

The standards and interpretations that are issued, but not yet effective, up to the date of issuance of the Group’s consolidated financial statements are disclosed below. The Group intends to adopt these standards, if applicable, when they become effective.

IFRS 9 Financial Instruments

In July 2014, the IASB issued the final version of IFRS 9 Financial Instruments which reflects all phases of the financial instruments project and replaces IAS 39 Financial Instruments: Recognition and Measurement and all previous versions of IFRS 9. The standard introduces new requirements for classification and measurement, impairment, and hedge accounting.

From a classification and measurement perspective, the new standard will require all financial assets, except equity instruments and derivatives, to be assessed based on a combination of the entity’s business model for managing the assets and the instruments’ contractual cash flow characteristics. The IAS 39 measurement categories will be replaced by: fair value through profit or loss (FVPL), fair value through other comprehensive income (FVOCI), and amortized cost categories. IFRS 9 also allows entities to continue to irrevocably designate instruments that qualify for amortized cost or fair value through other comprehensive income instruments as fair value through profit or loss instruments, if doing so eliminates or significantly reduces a measurement or recognition inconsistency. Equity instruments that are not held for trading may be irrevocably designated as instruments measured at fair value through other comprehensive income, with no subsequent reclassification of gains or losses to the statement of profit or loss. The accounting for financial liabilities will largely be the same as the requirements of IAS 39.

IFRS 9 will also fundamentally change the approach to loan impairment. The standard will replace IAS 39’s incurred loss approach with a forward-looking expected credit loss (ECL) approach. The Group will be required

Otkritie Holding JSC
Notes to the consolidated financial statements
(millions of Russian rubles)

3.	Summary of accounting policies (continued)

to record an allowance for expected losses for all loans and other debt financial assets not carried at FVPL, as well as for loan commitments and financial guarantee contracts. The allowance is based on the expected credit losses associated with the probability of default in the next twelve months unless there has been a significant increase in credit risk since origination, in which case the allowance would be based on the probability of default over the life of the asset.

IFRS 9 is effective for annual periods beginning on or after 1 January 2018, with early application permitted. Retrospective application is required, but restatement of comparative information is not required; the effect on the transition date – 1 January 2018 – would be recorded in retained earnings. The adoption of IFRS 9 is expected to have an effect on the classification and measurement of the Group’s financial assets, but no impact on the classification and measurement of the Group’s financial liabilities. The Group expects a significant impact on its equity due to the adoption of IFRS 9 impairment requirements, but it will need to perform a more detailed analysis which considers all reasonable and supportable information, including forward-looking elements to determine the extent of the impact.

IFRS 15 Revenue from Contracts with Customers

In May 2014, the IASB issued IFRS 15 Revenue from Contracts with Customers, effective for periods beginning on or after 1 January 2018 with early application permitted. IFRS 15 defines principles for recognizing revenue and will be applicable to all contracts with customers. However, interest and fee income integral to financial instruments and leases will continue to fall outside the scope of IFRS 15 and will be regulated by the other applicable standards (e.g., IFRS 9, and IFRS 16 Leases).

Revenue under IFRS 15 will need to be recognized as goods and services are transferred, to the extent that the transferor anticipates entitlement to goods and services. The standard will also specify a comprehensive set of disclosure requirements regarding the nature, extent and timing as well as any uncertainty of revenue and corresponding cash flows with customers.

The Group does not anticipate early adopting IFRS 15 and is currently evaluating its impact.

IFRS 16 Leases

The IASB issued the new standard for accounting for leases – IFRS 16 Leases in January 2016. The new standard does not significantly change the accounting for leases for lessors. However, it does require lessees to recognize most leases on their balance sheets as lease liabilities, with the corresponding right-of-use assets. Lessees must apply a single model for all recognized leases, but will have the option not to recognize ‘short-term’ leases and leases of ‘low-value’ assets. Generally, the profit or loss recognition pattern for recognized leases will be similar to today’s finance lease accounting, with interest and depreciation expense recognized separately in the statement of profit or loss.

IFRS 16 is effective for annual periods beginning on or after 1 January 2019. Early application is permitted provided the new revenue standard, IFRS 15, is applied on the same date.

The Group does not anticipate early adopting IFRS 16 and is currently evaluating its impact.

Amendments to IAS 12 Income Taxes

In January 2016, through issuing amendments to IAS 12, the IASB clarified the accounting treatment of deferred tax assets of debt instruments measured at fair value for accounting, but measured at cost for tax purposes. The Group does not anticipate that adopting the amendments will have a material impact on its financial statements.

Amendments to IAS 7 Statement of Cash Flows

In January 2016, the IASB issued amendments to IAS 7 Statement of Cash Flows with the intention to improve disclosures of financing activities and help users to better understand the reporting entities’ liquidity positions.

Otkritie Holding JSC
Notes to the consolidated financial statements
(millions of Russian rubles)

3.	Summary of accounting policies (continued)

Under the new requirements, entities will need to disclose changes in their financial liabilities as a result of financing activities such as changes from cash flows and non-cash items (e.g., gains and losses due to foreign currency movements). The amendment is effective from 1 January 2017. The Group is currently evaluating the impact.

Amendments to IFRS 2 Share-based Payment

The IASB issued amendments to IFRS 2 Share-based Payment in relation to the classification and measurement of share-based payment transactions. The amendments are intended to eliminate diversity in practice, but are narrow in scope and address specific areas of classification and measurement. The amendments address three main areas:

•	The effects of vesting conditions on the measurement of a cash-settled share-based payment transaction;
•	The classification of a share-based payment transaction with net settlement features for withholding tax obligations;
•	The accounting where a modification to the terms and conditions of a share-based payment transaction changes its classification from cash-settled to equity-settled.

The amendments are effective for annual periods beginning on or after 1 January 2018. On adoption, entities are required to apply the amendments without restating prior periods, but retrospective application is permitted if elected for all three amendments and other criteria are met. Early application is permitted. These amendments are not expected to have any impact on the Group.

Applying IFRS 9 Financial Instruments with IFRS 4 Insurance Contracts − Amendments to IFRS 4

The amendments address concerns arising from implementing the new financial instruments standard, IFRS 9, before implementing the new insurance contracts standard that the Board is developing to replace IFRS 4. The amendments introduce two options for entities issuing insurance contracts: a temporary exemption from applying IFRS 9 and an overlay approach. The optional temporary exemption from IFRS 9 is available to entities whose activities are predominantly connected with insurance. The temporary exemption permits such entities to continue to apply IAS 39 Financial Instruments: Recognition and Measurement while they defer the application of IFRS 9 until 1 January 2021 at the latest. The overlay approach requires an entity to remove from profit or loss additional volatility that may arise if IFRS 9 is applied with IFRS 4.

The temporary exemption is first applied for reporting periods beginning on or after 1 January 2018. An entity may elect the overlay approach when it first applies IFRS 9 and apply that approach retrospectively to financial assets designated on transition to IFRS 9. These amendments are not expected to have any impact on the Group.

4.	Significant accounting estimates and judgments

In the process of applying the Group’s accounting policies, management has used its judgments and made estimates in determining the amounts recognized in the consolidated financial statements. The most significant judgments and estimates are as follows:

Fair value of financial instruments

Where the fair values of financial assets and financial liabilities recorded in the consolidated statement of financial position cannot be derived from active markets, they are determined using a variety of valuation techniques that include the use of mathematical models. The input to these models is taken from observable markets where possible, but where this is not feasible, a degree of judgment is required in establishing fair values. More details are provided in Note 30.

Allowance for loan impairment

The Group regularly reviews its loans and receivables to assess the impairment. The Group uses its experienced judgment to estimate the amount of any impairment loss in cases where a borrower is in financial difficulties

Otkritie Holding JSC
Notes to the consolidated financial statements
(millions of Russian rubles)

4.	Significant accounting estimates and judgments (continued)

and there are few available sources of historical data relating to similar borrowers. Similarly, the Group estimates changes in future cash flows based on the observable data indicating that there has been an adverse change in the payment status of borrowers in a group, or national or local economic conditions that correlate with defaults on assets in a Group. Management uses estimates based on historical loss experience for assets with credit risk characteristics and objective evidence of impairment similar to those in the group of loans and receivables. The Group uses its experienced judgment to adjust observable data for a group of loans or receivables to reflect current circumstances. More details are provided in Note 9.

Impairment of goodwill

The Group determines whether goodwill is impaired at least on an annual basis. This requires an estimation of the value in use of the cash-generating units to which the goodwill is allocated. Estimating the value in use requires the Group to make an estimate of the expected future cash flows from the cash-generating unit and also to choose a suitable discount rate in order to calculate the present value of those cash flows. The carrying amount of goodwill at 31 December 2016 was RUB 1,714 million (31 December 2015: RUB 1,530 million). More details are provided in Note 17.

Impairment of intangible assets

The Group determines whether intangible assets are impaired at least on an annual basis. This requires an estimation of the value in use of the cash-generating units to which the intangible assets are allocated. Estimating the value in use requires the Group to make an estimate of the expected future cash flows from the cash-generating unit and also to choose a suitable discount rate in order to calculate the present value of those cash flows. As of 31 December 2016, the carrying amount of intangible assets totaled RUB 14,226 million (31 December 2015: RUB 18,258 million). More details are provided in Note 14.

Fair value of land and buildings

The Group recognizes land and buildings at fair value. The Group assesses its property and equipment on an annual basis. For this purpose, the Group engages an independent qualified appraiser. The fair value of land and buildings is measured by comparing it to the market value of similar marketable properties using prices from latest quotes or closed transactions. More details are provided in Note 13.

5.	Cash and cash equivalents

Cash and cash equivalents comprise:

	31 December 2016	31 December 2015
Reverse repurchase agreements with credit institutions up to 90 days	66,942	3,286
Correspondent account with the Bank of Russia	41,598	54,524
Cash on hand	36,939	39,732
Settlement and correspondent accounts with banks	18,001	32,986
Amounts at stock exchanges’ clearing houses	17,027	31,981
Deposits with credit institutions up to 90 days	16,170	28,257
Amounts on brokerage accounts	3,446	24,135
Amounts under trust management	33	89
Total cash and cash equivalents	200,156	214,990

Correspondent accounts with the Bank of Russia represent balances with the Central Bank of the Russian Federation used for settlement operations.

Amounts with stock exchanges’ clearing houses represent the Group’s unrestricted cash balances on stock exchanges’ accounts.

Otkritie Holding JSC
Notes to the consolidated financial statements
(millions of Russian rubles)

5.	Cash and cash equivalents (continued)

Amounts on brokerage accounts represent the Group’s balances on accounts with brokerage companies, which the Group transferred under brokerage services agreements to enter into securities and futures contracts.

The amounts transferred to credit institutions under reverse repurchase agreements up to 90 days and the value of securities received as collateral are as follows:

	31 December 2016		31 December 2015
	Carrying amount of funds transferred	Fair value of collateral	Carrying amount of funds transferred	Fair value of collateral
Corporate bonds	31,845	42,407	103	115
Russian state bonds (OFZ)	20,349	22,089	1,001	1,149
Eurobonds of the Russian Federation	8,188	10,902	—	—
Corporate shares	5,439	6,257	2,182	2,300
Corporate Eurobonds	1,121	1,214	—	—
Total	66,942	82,869	3,286	3,564

Securities received under reverse repurchase agreements with credit institutions up to 90 days with the fair value of RUB 13,451 million (31 December 2015: RUB 5 million) were transferred under repurchase agreements in the amount of RUB 11,685 million (31 December 2015: RUB 4 million).

6.	Precious metals

Precious metals comprise:

	31 December 2016	31 December 2015
Gold in vault	11,578	6,771
Gold in transit	1,199	1
Silver in vault	103	100
Silver in transit	443	772
Other precious metals in vault	245	267
Precious metal coins	379	292
Total precious metals	13,947	8,203
7.	Amounts due from credit institutions

Amounts due from credit institutions comprise the following:

	31 December 2016	31 December 2015
Restricted cash at stock exchanges	27,829	54,056
Obligatory reserves with the Bank of Russia	13,269	9,800
Current restricted amounts with credit institutions	9,392	7,191
Term deposits with credit institutions over 90 days	8,941	20,126
Reverse repurchase agreements with credit institutions over 90 days	6,402	272,313
Other amounts	162	566
Total due from credit institutions, gross	65,995	364,052
Less: allowance for impairment	(306)	(306)
Total due from credit institutions	65,689	363,746

Otkritie Holding JSC
Notes to the consolidated financial statements
(millions of Russian rubles)

7.	Amounts due from credit institutions (continued)

Restricted cash at stock exchanges represents cash balances provided by the Group to secure positions opened by the Group and its customers at Futures and Options on RTS (FORTS), Bank National Clearing Centre JSC and foreign stock exchanges as of the end of the reporting period.

Term deposits over 90 days are the time placement of the Group’s funds in resident and non-resident banks.

Credit institutions are required to maintain a non-interest earning cash deposit (obligatory reserve) with the Bank of Russia, the amount of which depends on the level of funds attracted by the credit institution. The Group’s ability to withdraw such deposit is significantly restricted by the statutory legislation.

The movements in the allowance for impairment of amounts due from credit institutions were as follows:

	2016	2015
At the beginning of the period	306	10
Allowance for impairment	—	296
At the end of the period	306	306

The amounts transferred to credit institutions under reverse repurchase agreements over 90 days and the value of securities received as collateral are as follows:

	31 December 2016		31 December 2015
	Carrying amount of funds transferred	Fair value of collateral	Carrying amount of funds transferred	Fair value of collateral
Corporate shares	5,470	6,839	4,132	3,918
Corporate Eurobonds	932	1,111	—	—
Corporate bonds	—	—	268,181	368,300
Total	6,402	7,950	272,313	372,218

Securities received under reverse repurchase agreements with credit institutions with the fair value of RUB 87 million (31 December 2015: RUB 364,569 million) were transferred under repurchase agreements in the amount of RUB 86 million (31 December 2015: RUB 330,306 million).

8.	Financial assets at fair value through profit or loss

Financial assets at fair value through profit or loss comprise:

	31 December 2016	31 December 2015
Trading debt securities issued by state and municipal authorities
Eurobonds of the Russian Federation	126,836	31,411
Russian state bonds (OFZ)	42,442	25,927
Bonds of foreign governments	1,531	1,909
Municipal and subfederal bonds	101	163
Corporate trading debt securities
Corporate bonds	103,230	48,921
Corporate Eurobonds	19,009	16,390
Total trading debt securities	293,149	124,721
Corporate trading equity securities
Corporate shares	21,842	23,562
Total trading equity securities	21,842	23,562
Derivative financial instruments	42,786	55,916
Total derivative financial instruments	42,786	55,916
Total financial assets at fair value through profit or loss	357,777	204,199

Otkritie Holding JSC
Notes to the consolidated financial statements
(millions of Russian rubles)

8.	Financial assets at fair value through profit or loss (continued)
	31 December 2016	31 December 2015
Including financial assets blocked as collateral against borrowings from the
Bank of Russia	15,885	3,049

Financial assets at fair value through profit or loss pledged under repurchase agreements comprise:

	31 December 2016	31 December 2015
Trading debt securities issued by state and municipal authorities
Eurobonds of the Russian Federation	64,584	48,351
Russian state bonds (OFZ)	14,138	18,419
Municipal and subfederal bonds	—	64
Corporate trading debt securities
Corporate Eurobonds	49,803	93,356
Corporate bonds	4,092	7,665
Total trading debt securities pledged under repurchase agreements	132,617	167,855
Corporate trading equity securities
Corporate shares	34,167	92,046
Total trading equity securities pledged under repurchase agreements	34,167	92,046
Total financial assets at fair value through profit or loss pledged under repurchase agreements	166,784	259,901

Eurobonds of the Russian Federation are securities denominated in US dollars and issued by the Ministry of Finance of the Russian Federation.

Russian state bonds (OFZ) are Russian ruble denominated securities issued by the Ministry of Finance of the Russian Federation.

As of 31 December 2016, bonds of foreign governments are represented by treasury bonds issued by the United States Department of the Treasury denominated in US dollars and Belarusian state bonds denominated in US dollars (31 December 2015: treasury bonds issued by the United States Department of the Treasury denominated in US dollars).

Municipal and subfederal bonds are represented by Russian ruble denominated securities issued by regional and municipal authorities of the Russian Federation.

Corporate bonds are represented by Russian ruble denominated debt securities issued by major Russian finance, telecom, metals, oil and gas, transport and other companies.

Corporate Eurobonds are debt securities issued by major Russian and foreign finance, metals, oil and gas and energy companies.

Corporate shares are represented by investments in shares of major Russian and foreign companies and banks.

As of 31 December 2016, the Group attracted funds collateralized by trading securities totaling RUB 3,346 million (31 December 2015: RUB 66,636 million) under repurchase agreements with the Bank of Russia recorded as amounts due to credit institutions, RUB 101,761 million (31 December 2015: 109,198 million) under repurchase agreements with credit institutions recorded as amounts due to credit institutions, and RUB 37,624 million (31 December 2015: RUB 39,659 million) under repurchase agreements with legal entities recorded as amounts due to customers and borrowings (Notes 18, 19).

Otkritie Holding JSC
Notes to the consolidated financial statements
(millions of Russian rubles)

8.	Financial assets at fair value through profit or loss (continued)

As of 31 December 2016, trading securities with the fair value of RUB 15,885 million (31 December 2015: RUB 3,049 million) were blocked as collateral against the credit line with the Bank of Russia. As of 31 December 2016 and 2015, the Group did not utilize the credit facility.

Analysis of debt financial assets at fair value through profit or loss by credit quality as of 31 December 2016 is as follows:

	Investment rating	Speculative rating	No rating	Total
Debt securities issued by state and municipal authorities
Eurobonds of the Russian Federation	—	191,420	—	191,420
Russian state bonds (OFZ)	56,580	—	—	56,580
Bonds of foreign governments	1,518	13	—	1,531
Municipal and subfederal bonds	—	101	—	101
Corporate debt securities
Corporate bonds	—	78,022	29,300	107,322
Corporate Eurobonds	6,939	61,512	361	68,812
Total debt financial assets at fair value through profit or loss	65,037	331,068	29,661	425,766

Analysis of debt financial assets at fair value through profit or loss by credit quality as of 31 December 2015 is as follows:

	Investment rating	Speculative rating	No rating	Total
Debt securities issued by state and municipal authorities
Eurobonds of the Russian Federation	—	79,762	—	79,762
Russian state bonds (OFZ)	44,346	—	—	44,346
Bonds of foreign governments	1,909	—	—	1,909
Municipal and subfederal bonds	—	201	26	227
Corporate debt securities
Corporate bonds	996	41,044	14,546	56,586
Corporate Eurobonds	2,921	105,324	1,501	109,746
Total debt financial assets at fair value through profit or loss	50,172	226,331	16,073	292,576

The ratings in the tables above are determined based on the rating scales of international rating agencies.

Otkritie Holding JSC
Notes to the consolidated financial statements
(millions of Russian rubles)

8.	Financial assets at fair value through profit or loss (continued)

The Group enters into derivative financial instruments for trading purposes. The table below shows the fair values of derivative financial instruments recorded as assets or liabilities in the consolidated financial statements.

	31 December 2016			31 December 2015
	Notional principal	Fair value		Notional principal	Fair value
		Asset	Liability		Asset	Liability
Cross currency and interest rate contracts
Cross currency interest rate swaps and non-deliverable forwards	617,442	29,371	(23,314)	656,734	39,989	(50,209)
Forwards	433,444	10,541	(5,759)	231,956	9,844	(10,000)
Options	2,387	92	(54)	5,528	196	(121)
Futures	2,078	9	—
Securities contracts
Forwards	88,023	297	(792)	230,726	3,858	(1,932)
Options	33,746	797	(381)	5,798	542	(263)
Contracts for precious metals
Options	111	515	(143)	1	6	—
Forwards	25,956	400	(195)	2,269	145	(50)
Futures	—	—	—	—	10	—
Other instruments
Commodity options	—	517	(500)	—	7	(7)
Index forwards	—	175	(159)	—	—	—
Commodity forwards	—	61	(60)	—	690	(5,868)
Index options	—	11	(10)	—	32	(846)
Credit default swaps	—	—	—	—	355	—
Index futures	—	—	—	—	242	(15)
Total derivative assets/(liabilities)		42,786	(31,367)		55,916	(69,311)

Forwards and futures are contractual agreements to buy or sell a specified financial instrument at a specific price and date in the future. Forwards are customized contracts transacted in the over-the-counter market. Futures are transacted in standardized amounts on regulated exchanges and are subject to daily cash margin requirements.

9.	Loans to customers

Loans to customers comprise:

	31 December 2016	31 December 2015
Corporate lending	1,031,062	940,113
Reverse repurchase agreements	751,778	569,142
Consumer lending	94,667	141,624
Residential mortgages	72,260	76,191
Small and medium business lending	31,558	38,756
Factoring	14,783	17,245
Credit cards	13,763	16,846
Car loans	2,233	3,790
Claims under letters of credit	1,169	1,169
Net investment in finance leases	858	1
Margin lending	799	12,933
Total loans to customers before allowance for impairment	2,014,930	1,817,810

Less: allowance for impairment	(148,359)	(117,779)
Total loans to customers	1,866,571	1,700,031

Otkritie Holding JSC
Notes to the consolidated financial statements
(millions of Russian rubles)

9.	Loans to customers (continued)

Corporate lending represents loans to legal entities, individual entrepreneurs, municipal and regional authorities usually in the form of standard loan facilities, overdrafts and note-backed lending.

Reverse repurchase agreements represent the Group’s securities reverse repurchase transactions. From the economic standpoint, reverse repurchase is similar to issuing loans collateralized by securities.

Consumer lending represents loans to individuals to finance their current needs.

Residential mortgages are loans issued to individuals for purchasing or building residential properties secured by acquired or other owned property.

Small and medium business lending includes loans to legal entities and individual entrepreneurs. Loans are issued for current purposes (increase in commodity turnover, acquisition of movable and immovable property, investments in securities, etc.).

Factoring is a complex of financial services that the Group provides to a client in exchange for assignment of receivables, which helps companies operating on deferred payment terms to receive cash under concluded agreements before the customer pays for goods and services.

Credit cards are general-purpose loans to individuals in the form of revolving credit facilities.

Car loans are loans issued to individuals for purchasing vehicles produced either in Russia or abroad.

Letters of credit are the Group’s claims to parties of sales transactions settlements (performance of work/provision of services transactions) based on documents stipulated by the terms of letter of credit.

Net investment in financial leases is gross investment in leases discounted at the interest rate implicit in the lease.

Margin lending includes loans issued by broker companies to legal entities, individuals and individual entrepreneurs to acquire securities against the present value of the securities acquired.

Otkritie Holding JSC
Notes to the consolidated financial statements
(millions of Russian rubles)

9.	Loans to customers (continued)

Allowance for impairment of loans to customers

A reconciliation of the allowance for loan impairment by class is as follows:

	Corporate lending	Consumer lending	Small and medium business lending	Car loans	Residential mortgages	Margin lending	Credit cards	Factoring	Net investment in finance leases	Claims under letters of credit	Total
2016
As of 31 December 2015	70,270	34,191	4,804	1,214	1,622	9	3,898	1,765	—	6	117,779
Charge/(reversal) of allowance for impairment during the period	33,495	10,265	1,565	7	801	(9)	1,223	986	2	(4)	48,331
Amounts written off	(2,482)	(1,596)	(3)	(33)	—	—	(38)	—	—	—	(4,152)
Reclassification to loans and borrowings from other balance sheet items	1,042	—	—	—	—	—	—	—	—	—	1,042
Disposal from loans and borrowings	(4,612)	(7,980)	(393)	(2)	(24)	—	(858)	—	—	—	(13,869)
Redemption and reversal of loans and borrowings previously written off	668	239	35	10	10	—	3	—	—	—	965
Translation differences	(1,554)	(47)	(71)	(1)	(62)	—	(2)	—	—	—	(1,737)
As of 31 December 2016	96,827	35,072	5,937	1,195	2,347	—	4,226	2,751	2	2	148,359
Individual impairment	76,552	694	5,686	—	44	—	—	2,703	—	—	85,679
Collective impairment	20,275	34,378	251	1,195	2,303	—	4,226	48	2	2	62,680
Loans individually determined to be impaired before impairment allowance	188,818	2,740	10,625	—	244	—	—	3,599	—	—	205,826
2015
As of 31 December 2014	23,893	13,437	3,461	879	847	41	1,350	261	—	76	44,245
Charge/(reversal) of allowance for impairment during the period	45,160	20,102	1,480	333	711	(32)	2,581	1,521	—	(70)	71,786
Amounts written off	(254)	(560)	(25)	(1)	—	—	(40)	—	—	—	(880)
Reclassification to loans and borrowings from other balance sheet items	575	1,131	243	—	—	—	—	—	—	—	1,949
Disposal from loans and borrowings	(2,238)	(4)	(566)	(2)	(10)	—	—	(17)	—	—	(2,837)
Disposal of subsidiaries	(176)	—	—	—	—	—	—	—	—	—	(176)
Redemption and reversal of loans and borrowings previously written off	2,089	66	163	5	36	—	7	—	—	—	2,366
Translation differences	1,221	19	48	—	38	—	—	—	—	—	1,326
As of 31 December 2015	70,270	34,191	4,804	1,214	1,622	9	3,898	1,765	—	6	117,779
Individual impairment	54,216	251	2,797	—	1	—	—	1,610	—	—	58,875
Collective impairment	16,054	33,940	2,007	1,214	1,621	9	3,898	155	—	6	58,904
Loans individually determined to be impaired before impairment allowance	163,590	961	5,837	—	41	—	—	4,061	—	—	174,490

Otkritie Holding JSC
Notes to the consolidated financial statements
(millions of Russian rubles)

9.	Loans to customers (continued)

In accordance with the Bank of Russia requirements, loans may only be written off with the approval of the authorized body and, in certain cases, with the respective court decision.

In the reporting period, the Group provided the third parties with corporate loans and small and medium business loans in the amount of RUB 9,819 million (31 December 2015: RUB 13,903 million), less allowance, and retail loans in the amount of RUB 370 million (31 December 2015: RUB 212 million), less allowance for consideration of RUB 12,113 million (31 December 2015: RUB 16,834 million) and RUB 242 million (31 December 2015: RUB 248 million), respectively. The Group has determined that all the risks and benefits associated with the respective loans were transferred; therefore the Group derecognized these loans. The respective financial result was recorded as income from repayment and sale of the acquired claims and loan agreements in other income line of the consolidated statement of profit or loss (Note 27).

Collateral and other credit enhancements

The amount and type of collateral required by the Group depends on an assessment of the credit risk of the counterparty. Guidelines are implemented regarding the acceptability of types of collateral and valuation parameters.

The main types of collateral obtained are as follows:

•	For reverse repurchase transactions – securities;
•	For corporate lending − pledge of real estate, equipment, stock of merchandise;
•	For margin lending – securities acquired;
•	For consumer lending – pledge of residential properties, vehicles, guarantees and warranties.

As of 31 December 2016, loans to customers (except for the loans issued under reverse repurchase agreements) in the amount of RUB 1,376 million (31 December 2015: RUB 8,288 million) were secured by debt securities issued by the Group in the amount of RUB 1,088 million (31 December 2015: RUB 1,219 million).

The table below summarizes loans to legal entities secured by collateral as shown by the amount of the loans rather than the fair value of the collateral:

	31 December 2016	31 December 2015
Loans collateralized by securities	848,450	698,173
Loans collateralized by guarantees of enterprises and banks	240,034	223,171
Loans collateralized by real estate	245,670	209,518
Loans collateralized by property	48,715	72,002
Loans collateralized by contract proceeds	24,823	54,452
Loans collateralized by the Bank’s own securities	10,207	2,723
Unsecured loans	412,791	314,799
Total loans to legal entities before allowance for impairment	1,830,690	1,574,838
Less: allowance for impairment	(105,519)	(77,082)
Total loans to legal entities	1,725,171	1,497,756

Otkritie Holding JSC
Notes to the consolidated financial statements
(millions of Russian rubles)

9.	Loans to customers (continued)

The table below summarizes loans to individuals secured by collateral, as shown by the amount of the loans rather than the fair value of the collateral:

	31 December 2016	31 December 2015
Loans collateralized by real estate	69,738	62,984
Loans collateralized by vehicles and other property	1,519	9,112
Loans collateralized by guarantees of enterprises	5,069	6,787
Loans collateralized by contract proceeds	1,277	6,150
Loans collateralized by securities	2,087	994
Loans collateralized by the Bank’s own securities	47	61
Unsecured loans	104,503	156,884
Total loans to individuals before allowance for impairment	184,240	242,972
Less: allowance for impairment	(42,840)	(40,697)
Total loans to individuals	141,400	202,275

The Group monitors the market value of collateral, requests additional collateral in accordance with the underlying agreement, and monitors the market value of collateral obtained during its review of the adequacy of the allowance for loan impairment.

Securitization

As of 31 December 2016, residential mortgages included securitized residential mortgages. The Group transferred a pool of residential mortgages to structured companies included in this consolidated financial statements. Transferred residential mortgages represent collateral for bonds issued. Liability to external bond holders was recognized in debt securities issued. As of 31 December 2016, the carrying amount of transferred residential mortgages and respective liabilities was RUB 23,652 million and RUB 17,172 million, respectively (31 December 2015: RUB 22,251 million and RUB 18,325 million, respectively), and their fair value was RUB 24,614 million and RUB 17,477 million, respectively (31 December 2015: RUB 21,848 million and RUB 17,574 million, respectively).

Reverse repurchase agreements

The loans issued under reverse repurchase agreements and the value of securities received as collateral are as follows:

	31 December 2016		31 December 2015
	Carrying amount of funds transferred	Fair value of collateral	Carrying amount of funds transferred	Fair value of collateral
Corporate bonds	354,864	421,773	255,155	312,726
Corporate shares	185,193	235,700	242,918	314,718
Eurobonds of the Russian Federation	132,636	113,733	20,412	22,351
Corporate Eurobonds	68,879	88,861	50,657	61,647
Mutual fund units	10,206	21,754	—	—
Total	751,778	881,821	569,142	711,442

As of 31 December 2016, loans and borrowings under reverse repurchase agreements in the amount of RUB 9 million were collateralized by bonds issued by the Group with the fair value of RUB 9 million (31 December 2015: nil).

As of 31 December 2016, securities received under reverse repurchase agreements with the fair value of RUB 735,568 million (31 December 2015: RUB 505,108 million) were transferred under repurchase agreements in the amount of RUB 644,897 million (31 December 2015: RUB 415,329 million).

Otkritie Holding JSC
Notes to the consolidated financial statements
(millions of Russian rubles)

9.	Loans to customers (continued)

Concentration of loans to customers

As of 31 December 2016, the Group had a concentration of loans represented by RUB 856,854 million due from ten largest groups of unrelated borrowers, or 42.53% of gross loan portfolio (31 December 2015: RUB 658,349 million, or 36.20% of gross loan portfolio). An allowance of RUB 4,874 million (31 December 2015: RUB 2,432 million) was recognized against these loans.

Loans have been extended to the following categories of customers:

	31 December 2016	31 December 2015
Legal entities	1,830,690	1,574,838
Individuals	184,240	242,972
Total loans to customers before allowance for impairment	2,014,930	1,817,810

Loans are primarily issued to Russian customers operating in the following industry sectors:

	31 December 2016	31 December 2015
Finance and leases	878,619	701,553
Development and hotel business	266,380	206,947
Individuals	184,823	242,972
Other services	124,992	142,471
Extraction of mineral resources	99,485	70,868
Manufacturing	86,769	93,516
Transport and communications	84,935	57,223
Construction of commercial real estate	62,297	65,001
Construction of residential real estate	46,258	56,770
Wholesale trade	44,587	55,738
Retail trade	30,297	30,677
Energy	13,336	13,606
Military and industrial complex	5,057	3,099
Agriculture	2,088	2,204
State administration	1,771	1,288
IT	1,655	25
Infrastructure	—	9
Other	81,581	73,843
Total loans to customers before allowance for impairment	2,014,930	1,817,810

Otkritie Holding JSC
Notes to the consolidated financial statements
(millions of Russian rubles)

9.	Loans to customers (continued)

Loans to customers pledged under repurchase agreements

As of 31 December 2016, there were no loans to customers pledged under repurchase agreements (31 December 2015: loans to customers in the amount of RUB 2,807 million were pledged under repurchase agreements. In the course of the assessment of credit risk exposure related to these financial assets no indicators of impairment were identified, thus, no provision was recognized).

	31 December 2016	31 December 2015
Other services	—	2,070
Finance and leases	—	735
Transport and communications	—	2
Total loans to customers pledged under repurchase agreements	—	2,807
10.	Investment securities available for sale

Investment securities available for sale comprise:

	31 December 2016	31 December 2015
Debt securities issued by state and municipal authorities
Bonds of foreign governments	587	1,299
Russian state bonds (OFZ)	28	—
Eurobonds of the Russian Federation	—	199,131
Corporate debt securities
Corporate Eurobonds	5,865	6,898
Corporate bonds	5,633	16,251
Total debt securities available for sale	12,113	223,579
Corporate equity securities
Corporate shares	14,270	17,554
Mutual fund units	2,899	2,919
Corporate interests	1	—
Total equity securities available for sale	17,170	20,473
Total investment securities available for sale	29,283	244,052
Including investment securities blocked as collateral against borrowings
from the Bank of Russia	3,008	—

Otkritie Holding JSC
Notes to the consolidated financial statements
(millions of Russian rubles)

10.	Investment securities available for sale (continued)

Investment securities available for sale pledged under repurchase agreements comprise:

	31 December 2016	31 December 2015
Debt securities issued by state and municipal authorities
Eurobonds of the Russian Federation	307,658	556,454
Russian state bonds (OFZ)	3,526	—
Municipal and subfederal bonds	—	43
Corporate debt securities
Corporate Eurobonds	13,399	25,287
Corporate bonds	—	6,089
Total debt securities available for sale	324,583	587,873
Corporate equity securities
Corporate shares	3,062	6,973
Total equity securities available for sale	3,062	6,973
Total securities available for sale pledged under repurchase agreements	327,645	594,846

As of 31 December 2016 and 2015, bonds of foreign governments are represented by Argentinian warrants.

Russian state bonds (OFZ) are Russian ruble denominated securities issued by the Ministry of Finance of the Russian Federation.

Municipal and subfederal bonds are represented by Russian ruble denominated securities issued by regional and municipal authorities of the Russian Federation.

Corporate Eurobonds are debt securities, denominated in Russian rubles, US dollars and euros, issued by large Russian and foreign companies and credit institutions, freely tradable in Russia and internationally.

Corporate shares are represented by investments in shares of major Russian and foreign companies and banks.

As of 31 December 2016, the Group attracted funds collateralized by investment securities available for sale totaling RUB 159 million (31 December 2015: RUB 548,899 million) under repurchase agreements with the Bank of Russia recorded as amounts due to credit institutions, RUB 291,334 million (31 December 2015: 11,201 million) under repurchase agreements with credit institutions recorded as amounts due to credit institutions, and RUB 6,883 million (31 December 2015: RUB 550 million) under repurchase agreements with legal entities recorded as amounts due to customers and borrowings (Notes 18, 19).

As of 31 December 2016, investment securities available for sale with the fair value of RUB 3,008 million (31 December 2015: nil) were blocked as collateral against the credit line with the Bank of Russia. As of 31 December 2016, the Group did not utilize the credit line.

Otkritie Holding JSC
Notes to the consolidated financial statements
(millions of Russian rubles)

10.	Investment securities available for sale (continued)

Analysis of debt investment securities available for sale by credit quality as of 31 December 2016 is as follows:

	Investment rating	Speculative rating	No rating	Total
Debt securities issued by state and municipal authorities
Bonds of foreign governments	—	587	—	587
Russian state bonds (OFZ)	3,554	—	—	3,554
Eurobonds of the Russian Federation	—	307,658	—	307,658
Municipal and subfederal bonds	—	—	—	—
Corporate debt securities
Corporate Eurobonds	8,780	5,092	5,392	19,264
Corporate bonds	—	3,039	2,594	5,633
Total debt investment securities available for sale	12,334	316,376	7,986	336,696

Analysis of debt investment securities available for sale by credit quality as of 31 December 2015 is as follows:

	Investment rating	Speculative rating	No rating	Total
Debt securities issued by state and municipal authorities
Bonds of foreign governments	—	1,299	—	1,299
Russian state bonds (OFZ)	—	—	—	—
Eurobonds of the Russian Federation	—	755,585	—	755,585
Municipal and subfederal bonds	—	43	—	43
Corporate debt securities
Corporate Eurobonds	7,205	22,469	2,511	32,185
Corporate bonds	—	5,291	17,049	22,340
Total debt investment securities available for sale	7,205	784,687	19,560	811,452

The credit quality in the above tables is based on ratings assigned by international rating agencies.

11.	Investment securities held to maturity

Investment securities held to maturity comprise the following:

	31 December 2016	31 December 2015
Debt securities issued by state and municipal authorities
Municipal and subfederal bonds	42,205	23,886
Russian state bonds (OFZ)	10,526	13,119
Eurobonds of the Russian Federation	66	—
Corporate debt securities
Corporate bonds	28,488	779
Corporate Eurobonds	1,251	1,565
Total investment securities held to maturity	82,536	39,349
Including investment securities blocked as collateral against borrowings from the Bank of Russia	13,715	19,394

Otkritie Holding JSC
Notes to the consolidated financial statements
(millions of Russian rubles)

11.	Investment securities held to maturity (continued)

Investment securities held to maturity pledged under repurchase agreements comprise:

	31 December 2016	31 December 2015
Debt securities issued by state and municipal authorities
Russian state bonds (OFZ)	89	—
Municipal and subfederal bonds	—	3,702
Corporate debt securities
Corporate Eurobonds	23,911	61,355
Corporate bonds	1,670	10,457
Total investment securities held to maturity pledged under repurchase agreements	25,670	75,514

Municipal and subfederal bonds are represented by Russian ruble denominated securities issued by regional and municipal authorities of the Russian Federation.

Russian state bonds (OFZ) are Russian ruble denominated securities issued by the Ministry of Finance of the Russian Federation.

Eurobonds of the Russian Federation are denominated in US dollars securities issued by the Ministry of Finance of the Russian Federation.

Corporate bonds are represented by Russian ruble denominated securities issued by major Russian finance, telecom, metals, oil and gas, transport and other companies.

Corporate Eurobonds are denominated in Russian rubles and US dollars interest-bearing securities issued by large Russian and foreign companies and credit institutions, freely tradable in Russia and internationally.

As of 31 December 2016, there were no finds attracted under repurchase agreements with the Bank of Russia (31 December 2015: 21,588 million). As of 31 December 2015, the fair value of securities pledged under repurchase agreements with the Bank of Russia was RUB 22,984 million. The Group attracted funds totaling RUB 23,559 million (31 December 2015: RUB 43,499 million) under repurchase agreements with credit institutions recorded as amounts due to credit institutions. The fair value of securities pledged under repurchase agreements with credit institutions is RUB 26,176 million (31 December 2015: RUB 51,984 million) (Note 18).

As of 31 December 2016, investment securities held to maturity with the fair value of RUB 13,806 million or the carrying amount of RUB 13,715 million (31 December 2015: RUB 19,348 million and RUB 19,394 million, respectively) were blocked as collateral against the credit line with the Bank of Russia. As of 31 December 2016 and 2015, the Group did not utilize the credit facility.

Analysis of debt investment securities held to maturity by credit quality as of 31 December 2016 is as follows:

	Investment rating	Speculative rating	No rating	Total
Debt securities issued by state and municipal authorities
Municipal and subfederal bonds	5,617	36,165	423	42,205
Russian state bonds (OFZ)	10,615	—	—	10,615
Eurobonds of the Russian Federation	—	66	—	66
Corporate debt securities
Corporate bonds	5,721	24,380	57	30,158
Corporate Eurobonds	258	24,904	—	25,162
Total debt investment securities held to maturity	22,211	85,515	480	108,206

Otkritie Holding JSC
Notes to the consolidated financial statements
(millions of Russian rubles)

11.	Investment securities held to maturity (continued)

Analysis of debt investment securities held to maturity by credit quality as of 31 December 2015 is as follows:

	Investment rating	Speculative rating	No rating	Total
Debt securities issued by state and municipal authorities
Municipal and subfederal bonds	—	27,588	—	27,588
Russian state bonds (OFZ)	13,119	—	—	13,119
Corporate debt securities
Corporate bonds	580	9,479	1,177	11,236
Corporate Eurobonds	267	62,653	—	62,920
Total debt investment securities held to maturity	13,966	99,720	1,177	114,863

The ratings in the tables above are determined based on the rating scales of international rating agencies.

12.	Investment property

Movements in investment property are as follows:

31 December 2014	4,918
Acquisition of subsidiaries	4,022
Additions	1,889
Disposals	(3,312)
Revaluation recognized in profit or loss	(630)
Reclassified	(28)
Currency translation differences	(78)
31 December 2015	6,781
Additions	8,259
Disposals	(416)
Revaluation recognized in profit or loss	(887)
Reclassified	4,265
31 December 2016	18,002
	2016	2015
Rental income from investment property	298	216
Direct operating expenses (including repairs and maintenance) that generate rental income	(67)	(50)
Gains for the period included in profit or loss	231	166

As of 31 December 2016 and 2015, the amounts of fair value of investment property are based on results of a valuation performed by an independent certified appraiser based on market prices for similar property. For further details on fair value of investment property refer to Note 30.

The Group has neither restrictions on the realizability of its investment property nor contractual obligations to purchase, construct or develop investment properties, or to repair, maintain and enhance them.

Otkritie Holding JSC
Notes to the consolidated financial statements (continued)
(millions of Russian rubles)

13.	Property and equipment

The movements in property and equipment were as follows:

	Land	Buildings and structures	Furniture and equipment	Other	Total
Cost/revalued amount
31 December 2015	609	25,914	5,458	1,576	33,557
Additions	1	1,380	820	916	3,117
Acquisition through business
combinations (Note 35)	—	—	488	—	488
Reclassifications to other balance sheet
items	(21)	(1,067)	(2)	(6)	(1,096)
Transfers	(46)	79	(51)	18	—
Disposals	(1)	(950)	(1,018)	(473)	(2,442)
Disposals on disposal of subsidiaries	—	—	—	(2)	(2)
Effect of revaluation	(137)	(311)	—	—	(448)
Currency translation differences	—	—	(166)	(33)	(199)
31 December 2016	405	25,045	5,529	1,996	32,975
Accumulated depreciation 31 December 2015	—	15	2,481	396	2,892
Depreciation charge	—	586	1,008	343	1,937
Acquisition through business combinations (Note 35)	—	—	267	—	267
Reclassifications to other balance sheet items	—	(11)	(106)	102	(15)
Disposals	—	(23)	(913)	(295)	(1,231)
Disposals on disposal of subsidiaries	—	—	—	(1)	(1)
Effect of revaluation	—	(567)	—	—	(567)
Currency translation differences	—	—	(94)	(32)	(126)
31 December 2016	—	—	2,643	513	3,156
Net book value
31 December 2015	609	25,899	2,977	1,180	30,665
31 December 2016	405	25,045	2,886	1,483	29,819

Otkritie Holding JSC
Notes to the consolidated financial statements
(millions of Russian rubles)

13.	Property and equipment (continued)
	Land	Buildings and structures	Furniture and equipment	Other	Total
Cost/revalued amount
31 December 2014	558	16,436	4,194	1,262	22,450
Additions	—	291	597	928	1,816
Acquisition through business combinations	101	10,317	957	610	11,985
Reclassifications to other balance sheet items	(11)	(614)	—	—	(625)
Transfers	—	88	112	(200)
Disposals	(64)	(482)	(543)	(1,061)	(2,150)
Disposals on disposal of subsidiaries	—	—	(62)	(7)	(69)
Effect of revaluation	25	(122)	—	—	(97)
Currency translation differences	—	—	203	44	247
31 December 2015	609	25,914	5,458	1,576	33,557
Accumulated depreciation
31 December 2014	—	—	1,722	247	1,969
Depreciation charge	—	551	1,078	299	1,928
Reclassifications to other balance sheet items	—	(5)	—	—	(5)
Disposals	—	(8)	(410)	(185)	(603)
Disposals on disposal of subsidiaries	—	—	(29)	(4)	(33)
Effect of revaluation	—	(523)	—	—	(523)
Currency translation differences	—	—	120	39	159
31 December 2015	—	15	2,481	396	2,892
Net book value
31 December 2014	558	16,436	2,472	1,015	20,481
31 December 2015	609	25,899	2,977	1,180	30,665

The Group engaged an appraiser to determine the fair value of its land and buildings. Fair value is determined by reference to market-based evidence. The date of the revaluation is 31 December 2016. In 2016, the Group recognized positive revaluation in the amount of RUB 1,016 million (31 December 2015: RUB 1,934 million) in other comprehensive income and revaluation decrease in the amount of RUB 897 million (31 December 2015: RUB 1,507 million) in the statement of profit or loss.

The carrying amount of property held under finance leases as of 31 December 2016 was RUB 24 million (2015: RUB 103 million). In 2016, there were no additions of office equipment and buildings held under finance leases (2015: RUB 28 million). Leased assets are pledged as security for the related finance lease liabilities.

In 2016, the Group acquired property and equipment with a fair value of RUB 488 million (2015: RUB 11,985 million) through the business combinations (Note 35).

If the buildings and structures were measured using historical cost, the carrying amounts would be as follows:

	Buildings and structures	Land
31 December 2016
Cost	23,268	439
Accumulated depreciation	(2,125)	—
	21,143	439

Otkritie Holding JSC
Notes to the consolidated financial statements
(millions of Russian rubles)

13.	Property and equipment (continued)
	Buildings and structures	Land
31 December 2015
Cost	22,544	507
Accumulated depreciation	(1,572)	—
	20,972	507
14.	Intangible assets
	Licenses	Current account customer base	Trademarks	Computer software	Total
Cost
31 December 2015	1,167	26,149	367	3,084	30,767
Additions	282	—	3	544	829
Acquisition through business
combinations (Note 35)	—	85	—	706	791
Disposals	(567)	(2,614)	(1)	(560)	(3,742)
Disposals on disposal of
subsidiaries	—	—	—	(15)	(15)
Reclassifications	384	—	—	(362)	22
31 December 2016	1,266	23,620	369	3,397	28,652
Accumulated amortization
31 December 2015	392	10,989	1	1,127	12,509
Amortization charge	150	4,326	1	574	5,051
Disposals	(79)	(2,614)	(1)	(433)	(3,127)
Disposals on disposal of subsidiaries	—	—	—	(7)	(7)
31 December 2016	463	12,701	1	1,261	14,426
Net book value
31 December 2015	775	15,160	366	1,957	18,258
31 December 2016	803	10,919	368	2,136	14,226

Otkritie Holding JSC
Notes to the consolidated financial statements
(millions of Russian rubles)

14.	Intangible assets (continued)
	Licenses	Current account customer base	Trademarks	Computer software	Total
Cost
31 December 2014	865	23,096	812	2,041	26,814
Additions	410	—	4	177	591
Acquisition through business combinations	—	6,590	17	2,282	8,889
Disposals	(52)	(698)	(17)	(212)	(979)
Disposals on disposal of subsidiaries	(56)	(2,839)	(449)	(1,204)	(4,548)
31 December 2015	1,167	26,149	367	3,084	30,767
Accumulated amortization
31 December 2014	241	8,004	17	956	9,218
Amortization charge	223	4,355	49	834	5,461
Disposals	(33)	(665)	(17)	(194)	(909)
Disposals on disposal of subsidiaries	(39)	(705)	(48)	(469)	(1,261)
31 December 2015	392	10,989	1	1,127	12,509
Net book value
31 December 2014	624	15,092	795	1,085	17,596
31 December 2015	775	15,160	366	1,957	18,258

The current account customer base is deemed to be established long-term relationship with clients resulting in clients placing funds to settlement accounts with the Bank owned by the Group.

As of 31 December 2016 and 2015, the Group performed impairment testing of intangible assets with indefinite useful lives. No evidence of impairment was identified.

15.	Taxation

Income tax expense comprises:

	2016	2015
Current tax benefit	5,558	3,009
Deferred tax charge – reversal of temporary differences	(4,327)	(831)
Income tax benefit	1,231	2,178

Deferred tax recognized in other comprehensive income is allocated as follows:

	2016	2015
Gains/(losses) from investment securities available for sale	720	(1,495)
Currency translation differences	(30)	(1)
Revaluation of real estate properties	(206)	(383)
Income tax recognized in other comprehensive income	484	(1,879)

In 2015 and 2016, the current income tax rate applicable to the majority of the Group’s profit was 20%. In 2016 and 2015, the tax rate for interest income on state securities in the Russian Federation was 15% for federal taxes.

Otkritie Holding JSC
Notes to the consolidated financial statements
(millions of Russian rubles)

15.	Taxation (continued)

The effective income tax rate differs from the statutory income tax rates. A reconciliation of the income tax expense based on statutory rates with actual is as follows:

	2016	2015
Profit before tax	2,850	7,159
Statutory tax rate	20%	20%
Theoretical income tax benefit at the statutory rate	570	1,432

Profit taxed at different rates	(3,120)	(1,206)
Profit of subsidiaries taxed at different rates	1,605	(3,307)
Income recognized for tax purposes only	1	—
Non-taxable income	(58)	(198)
Non-deductible interest expenses	1,485	1,049
Non-deductible expenditures related to operations with securities	136	283
Non-deductible expenses	4,067	1,456
Recovery of income tax for prior years	(70)	(56)
Utilization of unrecognized tax losses	(14)	(17)
Change in deferred tax assets previously unrecognized in balance sheet	(3,397)	2,752
Share in profit/(loss) of associates	(1)	(11)
Minority interest in mutual funds	—	1
Income tax for the previous period recognized in the current year	27	—
Income tax expense	1,231	2,178

Differences between IFRS and taxation regulations give rise to certain temporary differences between the carrying amount of certain assets and liabilities for the purposes of consolidated financial statements preparation and for income tax purposes. The tax effect of the movement in these temporary differences is recorded at rates from 0% to 20% (2015: from 0% to 20%). The Group’s companies do not have the right to set off current tax assets and liabilities between legal entities, so deferred tax assets and liabilities are separately assessed for each entity.

Otkritie Holding JSC
Notes to the consolidated financial statements
(millions of Russian rubles)

15.	Taxation (continued)

As of 31 December, deferred tax assets and liabilities and their movements for the respective years comprise:

		Origination and reversal of temporary differences				31 December 2016
	31 December 2015	In the consolidated statement of profit or loss	In other comprehen- sive income	Disposal of subsidiary	Business combinations
Tax effect of deductible temporary differences
Amounts due from credit institutions	194	4	—	—	—	198
Financial assets at fair value through profit or loss	3,695	19	—	(39)	—	3,675
Loans to customers	1,888	—	—	—	—	1,888
Allowance for impairment of loan portfolio	16,377	(1,703)	—	—	—	14,674
Investment securities	201	93	—	(3)	—	291
Investment property	188	(89)	—	—	—	99
Depreciation and impairment of property and equipment	—	(9)	—	—	22	13
Intangible assets	2	—	—	—	—	2
Other assets	1,408	334	—	—	11	1,753
Allowance for impairment of other assets	76	(167)	—	—	3	(88)
Amounts due to credit institutions	267	810	—	—	—	1,077
Amounts due to customers and borrowings	23	(8)	—	—	—	15
Debt securities issued	3	—	—	—	—	3
Tax losses carried forward	22,889	(14,096)	—	(8)	4	8,789
Other liabilities	16,226	(8,517)	—	1	—	7,710
Subordinated loans	835	(699)	—	—	—	136
Deferred tax assets	64,272	(24,028)	—	(49)	40	40,235
Unrecognized deferred tax assets	(16,962)	3,335	(3)	—	—	(13,630)
Deferred tax asset	47,310	(20,693)	(3)	(49)	40	26,605
Tax effect of taxable temporary differences
Precious metals	(3)	2	—	—	—	(1)
Amounts due from credit institutions	(4)	4	—	—	—	—
Financial assets at fair value through profit or loss	(21,039)	15,394	—	—	—	(5,645)
Loans to customers	(343)	(2,328)	—	—	(160)	(2,831)
Investment securities	(8,326)	7,498	690	—	—	(138)
Investment property	—	(55)	—	—	—	(55)
Depreciation and impairment of property and equipment	(3,397)	149	(203)	—	—	(3,451)
Intangible assets	(2,112)	2,624	—	—	—	512
Other assets	(1,011)	952	—	1	—	(58)
Amounts due to credit institutions	(4)	4	—	—	—	—
Amounts due to customers and borrowings	(14,081)	842	—	—	—	(13,239)
Debt securities issued	(6)	(50)	—	—	—	(56)
Other liabilities	(317)	(16)	—	3	—	(330)
Deferred tax liability	(50,643)	25,020	487	4	(160)	(25,292)
Deferred tax asset/(liability), net	(3,333)	4,327	484	(45)	(120)	1,313
As recorded in the consolidated statement of financial position
Deferred tax asset	6,145	(2,973)	(3)	(50)	40	3,159
Deferred tax liability	(9,478)	7,300	487	5	(160)	(1,846)

Otkritie Holding JSC
Notes to the consolidated financial statements
(millions of Russian rubles)

15.	Taxation (continued)
		Origination and reversal of temporary differences				31 December 2015
	31 December 2014	In the consolidated statement of profit or loss	In other comprehen- sive income	Disposal of subsidiary	Business combinations
Tax effect of deductible temporary differences
Precious metals	41	(41)	—	—	—	—
Amounts due from credit institutions	—	—	—	—	194	194
Financial assets at fair value through profit or loss	—	628	—	—	3,067	3,695
Loans to customers	—	—	—	—	1,888	1,888
Allowance for impairment of loan portfolio	149	1,076	—	—	15,152	16,377
Investment securities	—	3	—	—	198	201
Investment property	96	92	—	—	—	188
Intangible assets	3	(1)	—	—	—	2
Other assets	82	1,344	—	(18)	—	1,408
Allowance for impairment of other assets	2	74	—	—	—	76
Amounts due to credit institutions	—	267	—	—	—	267
Amounts due to customers and borrowings	—	23	—	—	—	23
Debt securities issued	2,995	(2,992)	—	—	—	3
Other liabilities	15,490	(3,736)	—	(8)	4,480	16,226
Subordinated loans	140	695	—	—	—	835
Tax losses carried forward	14,786	3,163	—	(207)	5,147	22,889
Deferred tax assets	33,784	595	—	(233)	30,126	64,272
Unrecognized deferred tax assets	(20)	(2,752)	4	—	(14,194)	(16,962)
Deferred tax asset	33,764	(2,157)	4	(233)	15,932	47,310
Tax effect of taxable temporary differences
Precious metals	—	(3)	—	—	—	(3)
Amounts due from credit institutions	—	(4)	—	—	—	(4)
Financial assets at fair value through profit or loss	(24,995)	4,265	—	—	(309)	(21,039)
Loans to customers	(2,043)	(2,815)	—	—	4,515	(343)
Investment securities	(4,175)	(2,655)	(1,496)	—	—	(8,326)
Investment property	—	107	—	—	(107)	—
Depreciation and impairment of property and equipment	(4,864)	4,421	(387)	—	(2,567)	(3,397)
Intangible assets	(2,375)	209	—	54	—	(2,112)
Other assets	(574)	(438)	—	22	(21)	(1,011)
Amounts due to credit institutions	(34)	30	—	—	—	(4)
Amounts due to customers and borrowings	(7)	(516)	—	—	(13,558)	(14,081)
Debt securities issued	—	737	—	—	(743)	(6)
Other liabilities	(337)	(350)	—	28	342	(317)
Deferred tax liability	(39,404)	2,988	(1,883)	104	(12,448)	(50,643)
Deferred tax asset/(liability), net	(5,640)	831	(1,879)	(129)	3,484	(3,333)
As recorded in the consolidated statement of financial position
Deferred tax asset	1,154	(10,711)	4	(233)	15,931	6,145
Deferred tax liability	(6,794)	11,542	(1,883)	104	(12,447)	(9,478)

Otkritie Holding JSC
Notes to the consolidated financial statements
(millions of Russian rubles)

15.	Taxation (continued)

As of 31 December 2016, the Group’s tax losses carried forward to future tax periods amount to RUB 15,941 million (31 December 2015: RUB 95,016 million) and expire in 2024 if not utilized.

As of 31 December 2016, the aggregate amount of temporary differences associated with investments in subsidiaries, for which deferred tax liabilities have not been recognized, comprises RUB 10,477 million (31 December 2015: RUB 10,629 million).

16.	Other impairment

The movements in impairment and other provisions were as follows:

	Investment securities available for sale	Property and equipment	Other financial assets	Other non- financial assets	Guarantees and commitments	Investment property	Total
As of 31 December 2015	933	1,560	2,448	1,557	28,537	997	36,032
Charge/(reversal)	3,989	897	1,625	(753)	(15,263)	887	(8,618)
Assets written off against
provisions	—	—	(219)	(49)	—	—	(268)
Utilized	—	—	—	—	(1,898)	—	(1,898)
Currency translation effect	—	—	—	—	(3,606)	—	(3,606)
As of 31 December 2016	4,922	2,457	3,854	755	7,770	1,884	21,642
	Investment securities available for sale	Property and equipment	Other financial assets	Other non- financial assets	Guarantees and commitments	Investment property	Total
As of 31 December 2014	329	53	1,316	808	236	367	3,109
Charge/(reversal)	609	1,507	1,659	773	2,457	630	7,635
Business combinations	—	—	—	—	21,785	—	21,785
Assets written off against
provisions	—	—	(104)	(2)	—	—	(106)
Disposal of assets	—	—	(402)	—	—	—	(402)
Utilized	—	—	—	—	(163)	—	(163)
Disposal of companies	—	—	(21)	(22)	—	—	(43)
Currency translation effect	(5)	—	—	—	4,222	—	4,217
As of 31 December 2015	933	1,560	2,448	1,557	28,537	997	36,032

Allowances for other financial and non-financial assets are deducted from the carrying amount of the related assets. Provisions for guarantees and commitments are recorded in liabilities. Impairment of investment securities available for sale, property and equipment and investment property directly decreases the carrying amount of the respective assets.

Otkritie Holding JSC
Notes to the consolidated financial statements (continued)
(millions of Russian rubles)

17.	Other assets

Other assets comprise:

	31 December 2016	31 December 2015
Other financial assets
Accounts receivable on operations with securities	31,756	40,025
Expected benefits from financial support provided by DIA State Corporation	13,741	28,687
Accounts receivable from customers, clients and insurance policy holders	7,172	3,237
Receivables from DIA State Corporation related to payments on customer
accounts	2,799	9,283
Assets on compensation for losses imposed by court	293	1,935
Investments in associates	279	214
Receivables from personnel	24	12
Settlements under spot deals with foreign currency, precious metals and securities	14	11
Precious metals and foreign currency receivables	1	—
Assets held for sale	—	5,399
Amounts in course of settlement	—	226
Other financial assets	83	5
Total other financial assets before allowance for impairment	56,162	89,034
Less: allowance for impairment	(3,854)	(2,448)
Total other financial assets	52,308	86,586
Other non-financial assets
Current income tax assets	2,944	3,868
Deferred expenses	2,943	2,937
Property liens	2,287	2,237
Goodwill	1,713	1,530
Other property	1,228	4,228
Settlements with budget on taxes, fines, penalties (other than income tax)	1,199	1,538
Advances to suppliers	638	688
Inventories	24	17
Other non-financial assets	313	827
Total other non-financial assets before allowance for impairment	13,289	17,870
Less: allowance for impairment	(755)	(1,557)
Total other non-financial assets	12,534	16,313
Total other assets	64,842	102,899

As of the date of acquisition of NB TRUST, the Group recognized an asset representing expected benefits from financial support provided by DIA State Corporation in the form of preferential loans to partly cover the imbalance between the fair value of assets and the carrying amount of liabilities of NB TRUST, as well as to partly cover liabilities under court decisions that have entered into force. In July 2016, the Committee on Banking Supervision of the Bank of Russia approved changes to the Plan of the DIA State Corporation participation in rehabilitation of NB TRUST, according to which the Group reviewed the value of the asset and, as a result, recognized loss of RUB 13,314 million. As of 31 December 2016, according to the Group’s estimates this asset amounted to RUB 13,741 million (31 December 2015: RUB 28,687 million).

Otkritie Holding JSC
Notes to the consolidated financial statements
(millions of Russian rubles)

17.	Other assets (continued)

The carrying amount of goodwill allocated to each of the cash-generating units is as follows:

	31 December 2016	31 December 2015
Commercial banking	1,403	1,403
Services	208	—
Investment banking	102	102
Insurance business	—	25
Total goodwill	1,713	1,530

In 2016, the Group recognized goodwill in the amount of RUB 208 million which arose on acquisition of a subsidiary (Note 35).

The recoverable amount of the units was determined by calculating value in use based on cash flow projections for the period between 2016 and 2019 approved by the Group management. In order to discount projected cash flows, the Group used a discount rate of 20%.

As of 31 December 2016, no signs of goodwill impairment were revealed as a result of its impairment testing (31 December 2015: the Group recognized a loss of RUB 11,380 million from impairment of goodwill which arose on acquisition NB TRUST in the consolidated statement of profit or loss).

The Group’s management believes that reasonable possible changes in key assumptions used to determine the recoverable amount of the segments will not result in further impairment of goodwill recognized at the reporting date.

18.	Amounts due to credit institutions

Amounts due to credit institutions comprise:

	31 December 2016	31 December 2015
Repurchase agreements	641,717	262,002
Repurchase agreements with the Bank of Russia	363,190	1,266,850
Term deposits and loans	114,195	127,754
Current accounts	15,842	18,088
Other amounts due to credit institutions	4,353	808
Deposits of the Bank of Russia	3,092	17,711
Brokerage accounts	505	1,037
Total amounts due to credit institutions	1,142,894	1,694,250

Term deposits and loans are represented by amounts receivedfrombanks. As of 31December 2016, 50% (31 December 2015: 40%) of total deposits and loans related to five major counterparty banks.

Otkritie Holding JSC
Notes to the consolidated financial statements
(millions of Russian rubles)

18.	Amounts due to credit institutions (continued)

The amounts received under repurchase agreements with the Bank of Russia and the value of securities pledged as collateral is as follows:

	31 December 2016		31 December 2015
	Carrying amount of repurchase agreements	Fair value of collateral	Carrying amount of repurchase agreements	Fair value of collateral
Financial assets at fair value through profit or loss
Corporate bonds	—	—	6,568	7,665
Corporate Eurobonds	3,277	3,543	16,128	18,038
Municipal and subfederal bonds	—	—	60	64
Eurobonds of the Russian Federation	69	72	43,880	46,256
3,346	3,615	66,636	72,023
Investment securities available for sale
Eurobonds of the Russian Federation	159	166	528,414	556,454
Corporate bonds	—	—	2,798	3,083
Corporate Eurobonds	—	—	17,646	20,233
Municipal and subfederal bonds	—	—	41	43
	159	166	548,899	579,813
Investment securities held to maturity
Corporate Eurobonds	—	—	12,884	13,766
Corporate bonds	—	—	4,554	4,922
Municipal and subfederal bonds	—	—	4,150	4,296
	—	—	21,588	22,984
Loans to customers	—	—	2,382	2,876
Securities received under reverse
repurchase agreements
Corporate Eurobonds	353,976	418,768	15,198	16,919
Corporate bonds	5,709	7,152	584,558	658,497
Corporate shares	—	—	27,589	50,260
Eurobonds of the Russian Federation	—	—	—	—
	359,685	425,920	627,345	725,676
Total	363,190	429,701	1,266,850	1,403,372

Otkritie Holding JSC
Notes to the consolidated financial statements
(millions of Russian rubles)

18.	Amounts due to credit institutions (continued)

The amounts received under repurchase agreements with credit institutions and the value of securities pledged as collateral is as follows:

	31 December 2016		31 December 2015
	Carrying amount of repurchase agreements	Fair value of collateral	Carrying amount of repurchase agreements	Fair value of collateral
Financial assets at fair value through profit or loss
Eurobonds of the Russian Federation	58,350	64,512	1,659	2,095
Corporate Eurobonds	29,941	34,001	58,777	70,833
Corporate shares	13,010	16,893	32,576	40,328
Russian state bonds (OFZ)	460	508	16,186	18,419
	101,761	115,914	109,198	131,675
Investment securities available for sale
Eurobonds of the Russian Federation	277,441	302,424	—	—
Corporate Eurobonds	11,696	13,399	4,380	5,053
Corporate shares	1,966	3,062	4,295	6,369
Russian state bonds (OFZ)	231	254	—	—
Corporate bonds	—	—	2,526	3,007
	291,334	319,139	11,201	14,429
Investment securities held to maturity
Corporate Eurobonds	21,867	24,376	39,336	47,028
Corporate bonds	1,601	1,703	4,163	4,956
Russian state bonds (OFZ)	91	97	—	—
	23,559	26,176	43,499	51,984
Securities received under reverse repurchase agreements
Eurobonds of the Russian Federation	100,844	110,020	—	—
Corporate shares	95,112	130,722	90,530	113,426
Corporate Eurobonds	22,531	32,780	5,762	7,299
Corporate bonds	—	—	103	115
	218,487	273,522	96,395	120,840
Securities borrowed
Corporate Eurobonds	4,670	5,686	565	826
Corporate shares	1,906	2,637	1,144	1,062
	6,576	8,323	1,709	1,888
Total	641,717	743,074	262,002	320,816

Otkritie Holding JSC
Notes to the consolidated financial statements (continued)
(millions of Russian rubles)

19.	Amounts due to customers and borrowings

Amounts due to customers and borrowings comprise:

	31 December 2016
	Individuals	Legal entities	Total
Term deposits	566,100	470,167	1,036,267
Current accounts	82,532	140,702	223,234
Borrowings	—	140,380	140,380
Repurchase agreements	35	80,486	80,521
Brokerage accounts	30,111	39,496	69,607
Total amounts due to customers and borrowings	678,778	871,231	1,550,009
Including amounts held as security against commitments and contingencies (Note 24)	—	993	993
	31 December 2015
	Individuals	Legal entities	Total
Term deposits	512,573	615,932	1,128,505
Current accounts	73,072	119,929	193,001
Borrowings	—	137,223	137,223
Repurchase agreements	—	62,979	62,979
Brokerage accounts	21,932	45,446	67,378
Total amounts due to customers and borrowings	607,577	981,509	1,589,086
Including amounts held as security againstcommitments and contingencies (Note 24)	—	2,381	2,381

As of 31 December 2016 and 2015, borrowings include a loan of RUB 99,000 million bearing the preferential interest rate of 0.51% p.a. and maturing in 10 years granted by DIA State Corporation to NB TRUST in December 2014 as a financial support in accordance with the plan of participation in efforts to prevent its bankruptcy.

As of the date of acquisition of NB TRUST, the Group discounted the loan using the market rate of 13% p.a. in accordance with IAS 20 Accounting for Government Grants and Disclosure of Government Assistance.

As of the acquisition date, the fair value of the loan was RUB 33,043 million. As of 31 December 2016, the carrying amount of the loan was RUB 39,786 million (31 December 2015: RUB 35,667 million).

Amortization in the amount of RUB 4,119 million was recognized as borrowings in interest expense in the consolidated statement of profit or loss (2015: RUB 2,624 million).

As of the loan origination date, the Group discounted the loan using the market rate of 12% p.a. in accordance with IAS 20 Accounting for Government Grants and Disclosure of Government Assistance.

As of the loan origination date, the fair value of the loan was RUB 21,406 million. As of 31 December 2016, the carrying amount of the loan was RUB 22,693 million (31 December 2015: RUB 21,546 million).

Amortization in the amount of RUB 1,147 million was recognized as borrowings in interest expense in the consolidated statement of profit or loss (2015: RUB 140 million).

As of 31 December 2016, loans of RUB 99,000 million and RUB 28,000 million were secured by assets of NB TRUST (list is provided below) for the amount of RUB 134,707 million.

Otkritie Holding JSC
Notes to the consolidated financial statements
(millions of Russian rubles)

19.	Amounts due to customers and borrowings (continued)
Bank’s assets pledged as security (carrying amount)	31 December 2016
Amounts due from credit institutions	12,113
Financial assets at fair value through profit or loss	54,393
Loans to customers	56,057
Investment securities held to maturity	9,334
Property and equipment	1,810
Total Bank’s assets pledged as security	133,707
Guarantee	1,000
Total security on the loan	134,707

As of 31 December 2015, loan of RUB 99,000 million was secured by assets of NB TRUST (list is provided below) for the amount of RUB 103,186 million.

Bank’s assets pledged as security (carrying amount)	31 December 2015
Amounts due from credit institutions	15,418
Financial assets at fair value through profit or loss	35,359
Loans to customers	35,803
Investment securities held to maturity	13,553
Property and equipment	2,053
Total Bank’s assets pledged as security	102,186
Guarantee	1,000
Total security on the loan	103,186

In accordance with the Russian Civil Code, the Group is obliged to repay deposits upon demand of a depositor. In case a term deposit is repaid upon demand of the depositor prior to maturity, interest on it is paid based on the interest rate for demand deposits, unless a different interest rate is specified in the agreement.

As of 31 December 2016, amounts due to customers and borrowings of RUB 301,859 million (19%) were due to ten major customers (31 December 2015: RUB 429,243 million (27%)).

As of 31 December 2016, borrowings include loans in the amount of RUB 55,014 million (31 December 2015: RUB 66,990 million) bearing interest rates from 10% to 13.5% p.a. (31 December 2015: from 10% to 13.5% p.a.) and received by the Group from a major Russian financial group. These loans mature in October 2017 and in June and October 2019 (31 December 2015: in October 2017 and in June and October 2019).

As of 31 December 2016, repurchase agreements comprise repurchase agreements with the Ministry of Finance of the Russian Federation for the amount of RUB 16,008 million (31 December 2015: none). As of 31 December 2016, the fair value of the collateral amounted to RUB 16,901 million.

Otkritie Holding JSC
Notes to the consolidated financial statements
(millions of Russian rubles)

19.	Amounts due to customers and borrowings (continued)

The amounts received under repurchase agreements and the value of securities pledged as collateral are as follows:

	31 December 2016		31 December 2015
	Carrying amount of repurchase agreements	Fair value of collateral	Carrying amount of repurchase agreements	Fair value of collateral
Financial assets at fair value through profit or loss
Russian state bonds (OFZ)	12,910	13,630	—	—
Corporate shares	11,548	17,274	35,678	51,718
Corporate Eurobonds	10,181	12,259	3,981	4,485
Corporate bonds	2,985	4,092	—	—
	37,624	47,255	39,659	56,203
Investment securities available for sale
Eurobonds of the Russian Federation	3,785	5,069	—	—
Russian state bonds (OFZ)	3,099	3,271	—	—
Corporate shares	—	—	550	604
	6,884	8,340	550	604
Securities received under reverse repurchase agreements
Corporate shares	14,232	22,643	21,886	23,153
Eurobonds of the Russian Federation	8,081	8,537	—	—
Corporate Eurobonds	7,762	9,678	13	13
Bonds of foreign governments	155	192	—	—
	30,230	41,050	21,899	23,166
Securities borrowed
Corporate Eurobonds	5,415	4,968	611	668
Corporate shares	368	363	260	303
	5,783	5,331	871	971
Total	80,521	101,976	62,979	80,944

As of 31 December 2016, guarantee deposits against bank guarantees issued totaled RUB 993 million (31 December 2015: RUB 2,381 million).

An analysis of customer accounts by economic sector is as follows:

	31 December 2016	31 December 2015
Individuals	678,778	607,577
Finance and investment	493,359	579,502
Services	120,760	149,341
Manufacturing, extraction of mineral resources	113,940	109,826
Trade	64,020	66,248
Construction and real estate	57,299	63,191
Other	21,853	13,401
Total amounts due to customers	1,550,009	1,589,086

Otkritie Holding JSC
Notes to the consolidated financial statements (continued)
(millions of Russian rubles)

20.	Debt securities issued

Debt securities issued comprise the following:

	31 December 2016	31 December 2015
Bonds	148,426	139,746
Promissory notes	46,924	18,685
Eurobonds	39,581	24,620
Loan participation notes	9,234	9,272
Deposit certificates	1,599	666
Total debt securities issued	245,764	192,989
Including amounts held as security against loans to customers (Note 9)	1,097	1,219
Including amounts held as security against commitments and contingencies (Note 24)	2,108	1,295

Promissory notes and deposit certificates issued by the Group as of 31 December 2016 bear interest rates ranging from 0% to 12.58% p.a. (31 December 2015: from 0% to 21.9% p.a.) or have discount with yield to maturity from 0.5% to 15.37% p.a. (31 December 2015: from 2.6% to 18.1% p.a.).

Otkritie Holding JSC
Notes to the consolidated financial statements
(millions of Russian rubles)

20.	Debt securities issued (continued)

Bonds, Eurobonds and loan participation notes of the Group are represented as follows:

	Currency	Year of issue	Year of maturity	Coupon rate	Carrying amount
					31 December 2016	31 December 2015
Bonds
Otkritie Holding-2-ob	RUB	2011	2026	11.75%	4,566	4,410
Otkritie Holding-3-ob	RUB	2012	2027	11.25%	4,078	6,985
Otkritie Holding-4-ob	RUB	2012	2027	12.00%	3,024	4,581
Otkritie Holding-5-ob	RUB	2013	2028	12.00%	4,998	4,994
Otkritie Holding-6-ob	RUB	2013	2028	11.00%	2,597	2,268
Otkritie Holding-1-bob	RUB	2015	2025	13.00%	1,849	—
Otkritie Holding-2-bob	RUB	2015	2028	11.50%	7,128	6,765
Otkritie Holding-3-bob	RUB	2014	2027	12.00%	32,944	25,822
Otkritie Holding-4-bob	RUB	2014	2027	12.25%	33,264	12,392
Otkritie Holding-5-bob	RUB	2015	2028	12.50%	1,264	3,151
Otkritie Holding-6-bob	RUB	2016	2036	12.94%	25,567	—
Otkritie FC Bank-4-bob	RUB	2014	2017	12.00%	3,605	3,126
Otkritie FC Bank-5-bob	RUB	2013	2016	11.95%	—	6,827
Otkritie FC Bank-6-bob	RUB	2013	2016	12.30%	—	1,249
Otkritie FC Bank-7-bob	RUB	2015	2022	11.10%	1,474	1,789
Otkritie FC Bank-12-ob	RUB	2010	2017	10.70%	2,794	5,204
Otkritie FC Bank-BO-PO1	RUB	2015	2020	10.10%	61	549
Otkritie FC Bank-BO-PO2	RUB	2015	2020	12.50%	1,557	934
Otkritie KhMB-1-ob	RUB	2012	2017	11.50%	6	6
Otkritie KhMB-2-bob	RUB	2014	2017	10.50%	—	30,060
Mortgage bonds, MA BFCO	RUB	2016	2047	9.00%	3,536	—
Mortgage bonds, MA KhMB-1-01-ob	RUB	2013	2045	9.20%	2,176	3,007
Mortgage bonds, MA KhMB-2-01-ob	RUB	2014	2047	9.00%	2,971	3,606
Mortgage bonds, MA KhMB-2-02-ob	RUB	2014	2047	3.00%	1,477	1,793
Mortgage bonds, MA Petrocommerce-1-1-ob	RUB	2014	2046	8.75%	1,849	2,484
Mortgage bonds, Otkritie 1MA-1-ob	RUB	2013	2045	9.10%	1,038	1,484
Mortgage bonds, MA NOMOS-1-ob	RUB	2012	2045	8.75%	935	1,399
Mortgage bonds, ECLIPSE-1 MA-1-ob	RUB	2015	2047	8.75%	3,191	4,552
Otkritie FC Bank-2-4-bob (former Petrocommerce)	RUB	2014	2019	10.10%	12	1
Otkritie FC Bank-2-9-ob (former Petrocommerce)	RUB	2013	2018	11.90%	466	308
Eurobonds
Otkritie FC Bank-09-2018-eu	USD	2013	2018	7.25%	25,973	24,620
Otkritie FC Bank-11-2019-eu	USD	2016	2019	4.50%	13,608	—
Loan participation notes
Otkritie Holding-1-2017-euro	RUB	2012	2017	9.00%	4,134	4,129
Otkritie Holding-2-2024-euro	RUB	2014	2024	4% p.a. + (Total CPI – 100%)	5,099	5,143
Total					197,241	173,638

Otkritie Holding JSC
Notes to the consolidated financial statements (continued)
(millions of Russian rubles)

21.	Other liabilities
	31 December 2016	31 December 2015
Other financial liabilities
Obligations to deliver securities	34,123	15,945
Derivative financial liabilities	31,367	69,311
Current settlements with suppliers	22,264	885
Liabilities for the payment of interest on perpetual subordinated loans	11,629	13,973
Provisions for guarantees, commitments and other	7,770	28,537
Employee benefit obligations	4,007	3,792
Settlements on taxes and levies	1,632	1,253
Settlements on operations with securities	1,103	14,146
Current income tax liabilities	911	589
Liabilities under contributions to DIA State Corporation	143	452
Liabilities under spot deals with foreign currency, precious metals and securities	97	26
Finance lease payables	22	86
Non-controlling interest in mutual funds	11	12
Dividends payable	7	284
Foreign currency payables	1	37
Insurance contract liabilities	—	3,371
Other financial liabilities	201	414
Total other financial liabilities	115,288	153,113
Other non-financial liabilities
Advances received	1,168	1,222
Other non-financial liabilities	486	1,128
Total other non-financial liabilities	1,654	2,350
Total other liabilities	116,942	155,463

Derivative financial liabilities are mainly represented by swaps and forwards for underlying assets including foreign currencies or securities.

Obligations to deliver securities are represented by a short position in stock exchange transactions with securities.

Liabilities under spot deals with foreign currency, precious metals and securities are represented by spot transactions not settled as of the reporting date.

Settlements on transactions with securities are represented by payables under the purchase/sale of securities.

As of 31 December 2016, provisions for guarantees, commitments and other included the provision for potential losses under court proceedings relating to subordinated loans of NB TRUST in the amount of RUB 5,754 million (31 December 2015: RUB 27,174 million).

Otkritie Holding JSC
Notes to the consolidated financial statements (continued)
(millions of Russian rubles)

22.	Subordinated loans

Subordinated loans comprised the following:

	Currency	Issue (year)	Maturity (year)	Nominal interest rate	31 December 2016	31 December 2015
Subordinated bonds	USD	2012	2019	10.00%	31,010	37,114
Subordinated loan	USD	2006	2021	3m LIBOR + 4%	7,089	8,269
Subordinated loan	RUB	2009	2019	6.50%	4,901	4,900
Subordinated loan	RUB	2009	2019	6.50%	1,995	1,995
Subordinated loan	RUB	2007	2024	8.80%	96	95
Subordinated loan	RUB	2010	2016	6.00%	—	59
Subordinated loan	RUB	2010	2016	8.00%	—	40
Total subordinated loans					45,091	52,472

In the event of bankruptcy or liquidation of the Group, repayment of these debts is subordinate to the repayments of the Group’s liabilities to all other creditors.

23.	Equity

Movements in shares outstanding, issued and fully paid were as follows:

	Number of shares	Nominal value	Total
As of 31 December 2014	1,541,378,455	1,541	1,541
As of 31 December 2015	1,541,378,455	1,541	1,541
As of 31 December 2016	1,541,378,455	1,541	1,541

As of 31 December 2016, all ordinary shares had a nominal value of RUB 1 and carried one vote each. The amount of dividends is determined and approved at the annual general shareholders’ meeting of the Group.

In accordance with the Russian legislation, dividends may only be declared to the shareholders of the Group from accumulated undistributed and unreserved earnings as shown in the parent company’s financial statements prepared in accordance with RAL. The parent company had approximately RUB 60,221 million of undistributed and unreserved earnings as of 31 December 2016 (31 December 2015: RUB 28,080 million).

The annual general shareholders’ meeting of the Group held on 30 June 2016 decided neither to accrue nor to pay any dividends for 2015.

24.	Commitments and contingencies

Operating environment

Russia continues economic reforms and the development of its legal, tax and regulatory frameworks as required by a market economy. The future stability of the Russian economy is largely dependent upon these reforms and developments and the effectiveness of economic, financial and monetary measures undertaken by the government.

In 2015-2016, the Russian economy continued to be negatively impacted by a significant drop in crude oil prices, a significant devaluation of the Russian ruble, as well as sanctions imposed on Russia by several countries in 2014. The ruble interest rates remained high after the Bank of Russia raised its key rate in December 2014, with subsequent gradual decrease in 2015-2016. The combination of the above resulted in reduced access to capital, a higher cost of capital, increased inflation and uncertainty regarding economic growth, which could negatively affect the Group’s future financial position, results of operations and business prospects.

Management believes it is taking appropriate measures to support the sustainability of the Group’s business in the current circumstances.

Otkritie Holding JSC
Notes to the consolidated financial statements
(millions of Russian rubles)

24.	Commitments and contingencies (continued)

Legal

In the ordinary course of business, the Group is subject to legal actions and complaints. Management believes that the ultimate liability, if any, arising from such actions or complaints will not have a material adverse effect on the financial position or the results of future operations of the Group.

As of 31 December 2016, provision of RUB 7,770 million (31 December 2015: RUB 28,537 million) has been made as the Group’s estimates indicate that it is likely that such an amount of loss will occur (Notes 16, 21).

Taxation

Russian tax, currency and customs legislation as currently in effect is vaguely drafted and is subject to varying interpretations, selective and inconsistent application and changes, which can occur frequently, at short notice and may apply retrospectively. Therefore, management’s interpretation of such legislation as applied to the transactions and activity of the Group may be challenged by the relevant regional and federal authorities at any time in the future. In addition, the provisions of Russian tax legislation applicable to financial instruments (including transactions with derivative financial instruments and securities) are subject to significant uncertainty and lack of interpretive guidance. During 2016, the Group entered into transactions with various financial instruments.

The existing tax legislation is unclear and ambiguous, which often results in divergent interpretation of tax provisions by tax authorities and taxpayers. Therefore, the procedure for calculating the income tax base with regard to such transactions may be challenged by the tax authorities.

The Group’s companies operate in various jurisdictions and include companies incorporated outside the Russian Federation subject to taxation at different rates and in accordance with the legislation in place in the jurisdiction of their incorporation. In the reporting period, the Group determined its tax liabilities which arising from the activities of the foreign companies of the Group on the basis that these companies do not have a permanent establishment in Russia and hence are not subject to Russian income tax, excluding withholding tax on income. Russian tax legislation in effect in the reporting period before 1 January 2015 did not provide any specific guidance regarding taxation of foreign entities in Russia. As a result of evolution of this guidance and changes in the approach of the tax authorities to their interpretation and application of provisions of this legislation, certain foreign companies of the Group or all of them may be regarded as having a permanent establishment in Russia and hence subject to Russian income tax just as Russian legal entities.

In 2015, the Tax Code of the Russian Federation was amended to include provisions that introduced concepts of a “controlled foreign company”, “tax resident of the Russian Federation” and “beneficial owner of income”. Introduction of these concepts should increase the administrative and, in some cases, tax burden on Russian taxpayers that have foreign subsidiaries and/or conduct transactions with foreign companies.

The Russian transfer pricing legislation allows the tax authorities to apply transfer pricing adjustments and impose additional liabilities for income tax and value-added tax in respect of “controlled” transactions, where the transaction price differs from the range of market prices. The list of “controlled” transactions includes transactions concluded between related parties (Russian and foreign), as well as certain types of transactions between unrelated parties that are considered to be the same as controlled transactions. Special transfer pricing rules apply to transactions with securities and derivative financial instruments.

The introduction of the regulations above and interpretation of certain provisions of the Russian tax legislation together with the latest trends in judicial practice indicate a potential increase in both taxes payable and penalties assessed, including due to the fact that the tax authorities and courts may take a more assertive position in applying the legislation and reviewing tax calculations. It is therefore possible that transactions and activities of the Group that have not been challenged in the past may be challenged at any time in the future. As a result, significant additional taxes, penalties and fines may be assessed by the relevant authorities. However, it is not

Otkritie Holding JSC
Notes to the consolidated financial statements
(millions of Russian rubles)

24.	Commitments and contingencies (continued)

possible to determine their amounts or evaluate the probability of a negative outcome in the event of claims brought by the tax authorities. Fiscal periods remain open to review for a period of three calendar years immediately preceding the year of review. Under certain circumstances, tax reviews may cover longer periods.

As of 31 December 2016, management of the Group believes that its interpretation of the applicable legislation is appropriate and that the Group’s tax, currency and customs positions will be sustained.

Commitments and contingencies

The Group’s commitments and contingencies comprise the following:

	31 December 2016	31 December 2015
Credit-related commitments
Undrawn loan commitments	170,542	87,103
Guarantees issued	119,243	116,976
Letters of credit	6,558	5,200
Less allowance for credit-related commitments	(59)	(468)
Total credit-related commitments	296,284	208,811
Operating lease commitments
Not later than 1 year	2,387	2,903
From 1 to 5 years	2,933	3,579
Later than 5 years	456	477
	5,776	6,959
Commitments and contingencies (before deducting collateral)	302,060	215,770
Less: the Group’s own promissory notes and deposits held as security against commitments and contingencies (Notes 14, 15)	(3,101)	(3,676)
Total commitments and contingencies	298,959	212,094

As of 31 December 2016, the shares of Bank Otkritie Financial Corporation PJSC, OTKRITIE CAPITAL INTERNATIONAL LIMITED and an interest in OTKRITIE Capital LLC owned by the Group were transferred as security (31 December 2015: the shares of Bank Otkritie Financial Corporation PJSC and Khanty-Mansiysk Bank Otkritie PJSC).

Movements in commitments and contingencies are disclosed in Note 16 (Other impairment).

Otkritie Holding JSC
Notes to the consolidated financial statements (continued)
(millions of Russian rubles)

25.	Gains and losses from operations with financial instruments

Gains and losses from operations with financial instruments comprise the following:

	2016	2015
Financial assets at fair value through profit or loss	(5,467)	29,133
Total securities	(5,467)	29,133
Net gains from trade operations	29,771	25,559
Currency translation differences	11,310	(6,685)
Derivative instruments on foreign currency contracts	1,891	5,399
Total foreign currency	42,972	24,273
Net gains/(losses) from precious metals	349	(249)
Derivative instruments on precious metals contracts	(1,636)	352
Total precious metals	(1,287)	103
Other derivatives contracts	(3,051)	1,737
Total other derivative instruments	(3,051)	1,737
Total net gains from financial instruments	33,167	55,246
26.	Net fee and commission income

Net fee and commission income comprises the following:

	2016	2015
Fee and commission income
Cash and settlement operations	14,777	13,355
Brokerage services	3,327	3,683
Guarantees and letters of credit	2,234	2,513
Agency fees	1,034	340
Currency control	805	898
Trust and other fiduciary activities	376	264
Other	1,025	1,097
Total fee and commission income	23,578	22,150
Fee and commission expense
Cash and settlement operations	(5,558)	(4,902)
Securities operations	(2,314)	(1,675)
Agency fees	(827)	(467)
Guarantees	(4)	(77)
Trust and other fiduciary activities	—	(28)
Other	(785)	(282)
Total fee and commission expense	(9,488)	(7,431)
Total fee and commission income, net	14,090	14,719

Otkritie Holding JSC
Notes to the consolidated financial statements (continued)
(millions of Russian rubles)

27.	Other income

Other income comprises:

	2016	2015
Dividends received	5,390	502
Income from repayment and sale of the acquired claims and loanagreements (Note 9)	2,179	2,967
Income from changes in the terms of loans provided earlier at below-marketinterest rates	1,494	—
Interest, fines and forfeits arising from cash advance operations	1,341	2,171
Income from consulting and other services	580	570
Insurance services	222	—
Income from sale and liquidation of property and equipment	156	45
Income from derecognition of liabilities	—	995
Income from reimbursement of losses	—	893
Other	793	903
Total other income	12,155	9,046
28.	Personnel and administrative expenses

Personnel expenses, other employee benefits and other administrative expenses comprise:

	2016	2015
Payroll expenses	35,733	35,536
Other expenses arising from property and equipment, office supplies,utilities	4,787	5,061
Professional fees	4,048	3,625
Payments to the deposit insurance fund	3,244	1,921
Other taxes, except income tax	2,814	2,521
Operating lease expenses	2,752	2,823
Administrative expenses (communications, business travel expenses)	2,722	2,262
Advertisement and marketing	1,661	2,548
Charity	455	495
Sale of property and equipment, other property rights	182	306
Insurance services	—	244
Other	2,034	1,005
Total personnel and administrative expenses	60,432	58,347
29.	Risk management

Introduction

Risk of loss arising due to both external and internal factors and processes is inherent in the Group’s activities. It is managed through a process of ongoing identification, measurement and monitoring, subject to risk limits and other controls. This process of risk management is critical to the Group’s continuing profitability and each individual within the Group is accountable for the risk exposures relating to his or her responsibilities. The Group is exposed to credit risk, liquidity risk, interest risk and market risk, the latter being subdivided into trading and non-trading risks. It is also subject to operating risks.

The independent risk control process does not include business risks such as changes in the environment, technology and industry. They are monitored through the Group’s strategic planning process.

Otkritie Holding JSC
Notes to the consolidated financial statements
(millions of Russian rubles)

29.	Risk management (continued)

Risk management structure

Board of Directors

The Board of Directors is responsible for the overall risk management approach and for approving the risk strategies and principles.

Management Board

The Management Board has the responsibility to monitor the overall risk process within the Group.

The Boards of Directors (Supervisory Boards) of the Group’s major companies are responsible for the overall identification and control of risks with business areas.

Separate independent bodies within the Group’s companies represented by Committees under Management Boards (Credit Committees, Financial Markets Committees, Assets and Liabilities Management Committees, Operating Risks Committees and others) are entitled to take decisions connected with the risks and responsible for the risk management and control.

Risk management

The Risk Management which is independent from the Group’s business units, is responsible for setting up a complex system of risk assessment, projection and management and provides methodological support at all stages of identifying, assessing, managing and controlling banking risks. Risk Management departments are established and operate in each major company of the Group.

Group Treasury

The Group Treasury ensures the balanced structure of assets and liabilities in terms of maturity, currencies and exposure to interest rates fluctuations as well as funding instruments diversification. It is also primarily responsible for the liquidity and funding risks of the Group.

Financial Markets Committee

The Financial Markets Committee is the Group’s standing collegial body established to provide complex solutions for risk management aimed at identification and management of risk concentration at the Group’s level and development of acceptable risk profile within various business areas.

The Financial Markets Committee also sets limits for debt security issuers, the Group’s counterparties under financial transactions, investments and market risk related to securities portfolios.

Risk measurement and reporting systems

Risks are primarily monitored and controlled based on limits established by the Group. These limits reflect the business strategy and market environment of the Group as well as the level of risk that the Group is willing to accept. In addition, the Group monitors and measures the overall risk bearing capacity in relation to the aggregate risk exposure across all risks types and activities based on the Group’s capital.

Information compiled from all the businesses is examined and processed in order to analyze, control and identify early risks. This information is presented and explained to the Group’s management and key companies. For all levels throughout the Group specifically tailored risk reports are prepared and distributed in order to ensure that all business divisions have access to necessary and up-to-date information.

Risk mitigation

As part of its overall risk management, the Group uses derivatives and other instruments to manage exposures resulting from changes in interest rates, foreign currencies, equity price risks, credit risks, and exposures arising from forecast transactions.

Otkritie Holding JSC
Notes to the consolidated financial statements
(millions of Russian rubles)

29.	Risk management (continued)

The Group actively uses collateral to reduce its credit risks (see below for more detail).

Excessive risk concentration

Concentrations arise when a number of counterparties are engaged in similar business activities, or activities in the same geographic region, or have similar economic features that would cause their ability to meet contractual obligations to be similarly affected by changes in economic, political or other conditions. Concentrations indicate the relative sensitivity of the Group’s performance to developments affecting a particular industry or geographical location.

In order to avoid excessive concentrations of risks, the Group’s policies and procedures include specific guidelines to focus on maintaining a diversified portfolio of financial instruments.

Credit risk

A credit risk is the risk that the Group will incur a loss because its customers or counterparties fail to discharge their financial obligations when due. The Group manages and controls credit risk by setting limits on the amount of risk it is willing to accept for individual counterparties and for geographical and industry concentrations, and by monitoring exposures in relation to such limits.

The Group uses credit risk management policies and procedures, as well as all underlying guidelines and methodologies, including those related to assessing the financial position of the counterparties. The Risk Management departments assess the level of provisions required collectively based on historical loss experience, as well as individually based on conservative assessments of the expected level of foreclosure taking into consideration the planned measures relating to distressed assets and terms of their implementation. The credit quality review process allows the Group to assess the potential loss as a result of the risks to which it is exposed and take corrective action.

Credit-related commitments risks

The Group makes available to its customers guarantees which may require that the Group make payments on their behalf. Such payments are collected from customers based on the terms of the letter of credit or bank guarantee/warranty given. They expose the Group to similar risks to loans and these are mitigated by the same control processes and policies.

Credit quality per class of financial assets

The credit quality of financial assets is managed by the Group using internal credit ratings or score points which are based on its internal methodologies to assess the credit quality.

Credit risk for commercial and corporate lending

Assessment of risk for commercial and corporate lending is based on two principal parameters: evaluation of the financial position and debt service quality. The counterparty’s financial position is determined by analyzing its creditworthiness and financial stability, assessing the turnover on the accounts, reviewing its credit history, as well as other objective and subjective factors. Debt servicing is assessed by identifying the fact of debt servicing as such, existence of overdue payments, use of funds for the specified purpose and sources of repayment. The attributable risk ratings are assessed and updated regularly.

Credit risk of the retail portfolio

Retail portfolio risk management starts with the loan and borrowing application (hereinafter referred to as “loan”) and continues through the entire loan cycle of a borrower. The Group assesses all applications using a statistic-based scoring model which is adjusted to accumulated Group’s data. Scoring models form an integral part of the loan-issuance decision-making and retail portfolio management.

Otkritie Holding JSC
Notes to the consolidated financial statements
(millions of Russian rubles)

29.	Risk management (continued)

The table below shows the credit quality by class of asset for loan-related lines of the consolidated statement of financial position.

As of 31 December 2016:

	Neither past due nor impaired	Past due but not impaired	Individually impaired	Total
Corporate lending	842,041	203	188,818	1,031,062
Reverse repurchase agreements	751,778	—	—	751,778
Consumer lending	54,158	37,769	2,740	94,667
Residential mortgages	68,736	3,480	44	72,260
Small and medium business lending	20,641	292	10,625	31,558
Factoring	11,125	59	3,599	14,783
Credit cards	8,060	5,703	—	13,763
Car loans	1,021	1,212	—	2,233
Claims under letters of credit	1,169	—	—	1,169
Net investment in finance leases	858	—	—	858
Margin lending	799	—	—	799
Total loans to customers before allowance for impairment	1,760,386	48,718	205,826	2,014,930

As of 31 December 2015:

	Neither past due nor impaired	Past due but not impaired	Individually impaired	Total
Corporate lending	776,485	38	163,590	940,113
Reverse repurchase agreements	569,142	—	—	569,142
Consumer lending	98,575	42,088	961	141,624
Residential mortgages	73,047	3,103	41	76,191
Small and medium business lending	29,553	3,366	5,837	38,756
Factoring	13,038	146	4,061	17,245
Credit cards	11,221	5,625	—	16,846
Car loans	2,443	1,347	—	3,790
Claims under letters of credit	1,169	—	—	1,169
Net investment in finance leases	1	—	—	1
Margin lending	12,933	—	—	12,933
Total loans to customers before allowance for impairment	1,587,607	55,713	174,490	1,817,810

Aging analysis of past due but not impaired loans to legal entities is as follows:

As of 31 December 2016	Less than 30 days	30 to 90 days	91 to 180 days	181 to 365 days	More than 365 days	Total
Corporate lending	203	—	—	—	—	203
Small and medium business lending	88	204	—	—	—	292
Factoring	—	59	—	—	—	59
Total loans to customers before allowance for impairment	291	263	—	—	—	554

Otkritie Holding JSC
Notes to the consolidated financial statements
(millions of Russian rubles)

29.	Risk management (continued)
As of 31 December 2015	Less than 30 days	30 to 90 days	91 to 180 days	181 to 365 days	More than 365 days	Total
Corporate lending	20	—	—	18	—	38
Small and medium business lending	430	1,102	71	407	1,356	3,366
Factoring	146	—	—	—	—	146
Total loans to customers before allowance for impairment	596	1,102	71	425	1,356	3,550

Aging analysis of past due loans to individuals is provided below. The majority of the past due loans are not considered to be impaired.

As of 31 December 2016:

	Loans before allowance for impairment	Allowance for impairment	Loans less allowance for impairment	Impairment losses to loans before allowance for impairment, %
Residential mortgages
- not past due	68,171	22	68,149	0.03%
- past due less than 30 days	578	8	570	1.38%
- past due 30 to 90 days	444	112	332	25.23%
- past due 91 to 180 days	211	102	109	48.34%
- past due 181 to 365 days	482	235	247	48.76%
- past due more than 365 days	2,374	1,868	506	78.69%
Total residential mortgages	72,260	2,347	69,913	3.25%
Consumer lending
- not past due	52,781	178	52,603	0.34%
- past due less than 30 days	1,752	207	1,545	11.82%
- past due 30 to 90 days	2,133	1,273	860	59.68%
- past due 91 to 180 days	2,245	1,907	338	84.94%
- past due 181 to 365 days	6,170	5,257	913	85.20%
- past due more than 365 days	29,586	26,250	3,336	88.72%
Total consumer loans	94,667	35,072	59,595	37.05%
Car loans
- not past due	1,002	1	1,001	0.10%
- past due less than 30 days	19	1	18	5.26%
- past due 30 to 90 days	9	4	5	44.44%
- past due 91 to 180 days	11	7	4	63.64%
- past due 181 to 365 days	30	20	10	66.67%
- past due more than 365 days	1,162	1,162	—	100.00%
Total car loans	2,233	1,195	1,038	53.52%
Credit cards
- not past due	7,676	19	7,657	0.25%
- past due less than 30 days	485	33	452	6.80%
- past due 30 to 90 days	252	100	152	39.68%
- past due 91 to 180 days	329	254	75	77.20%
- past due 181 to 365 days	954	786	168	82.39%
- past due more than 365 days	4,067	3,034	1,033	74.60%
Total credit cards	13,763	4,226	9,537	30.71%
Total loans to individuals	182,923	42,840	140,083	23.42%

Otkritie Holding JSC
Notes to the consolidated financial statements
(millions of Russian rubles)

29.	Risk management (continued)

As of 31 December 2015:

	Loans before allowance for impairment	Allowance for impairment	Loans less allowance for impairment	Impairment losses to loans before allowance for impairment, %
Residential mortgages
- not past due	70,263	28	70,235	0.04%
- past due less than 30 days	2,814	30	2,784	1.07%
- past due 30 to 90 days	373	78	295	20.91%
- past due 91 to 180 days	343	150	193	43.73%
- past due 181 to 365 days	718	295	423	41.09%
- past due more than 365 days	1,680	1,041	639	61.96%
Total residential mortgages	76,191	1,622	74,569	2.13%
Consumer lending
- not past due	94,998	340	94,658	0.36%
- past due less than 30 days	3,999	418	3,581	10.45%
- past due 30 to 90 days	3,342	1,496	1,846	44.76%
- past due 91 to 180 days	4,476	3,058	1,418	68.32%
- past due 181 to 365 days	13,097	8,833	4,264	67.44%
- past due more than 365 days	21,712	20,046	1,666	92.33%
Total consumer loans	141,624	34,191	107,433	24.14%
Car loans
- not past due	2,388	2	2,386	0.08%
- past due less than 30 days	62	3	59	4.84%
- past due 30 to 90 days	33	12	21	36.36%
- past due 91 to 180 days	29	19	10	65.52%
- past due 181 to 365 days	100	64	36	64.00%
- past due more than 365 days	1,178	1,114	64	94.57%
Total car loans	3,790	1,214	2,576	32.03%
Credit cards
- not past due	10,539	56	10,483	0.53%
- past due less than 30 days	777	59	718	7.59%
- past due 30 to 90 days	529	187	342	35.35%
- past due 91 to 180 days	784	472	312	60.20%
- past due 181 to 365 days	2,020	1,301	719	64.41%
- past due more than 365 days	2,197	1,823	374	82.98%
Total credit cards	16,846	3,898	12,948	23.14%
Total loans to individuals	238,451	40,925	197,526	17.16%

Otkritie Holding JSC
Notes to the consolidated financial statements
(millions of Russian rubles)

29.	Risk management (continued)

According to the Group’s policy, loans to individuals past due less than 90 days are not impaired.

In line with its policy, the Group classifies financial assets upon receiving information about the change of risk factors. The existence of grounds for risk assessment is analyzed daily thus reducing and mitigating the Group’s risk exposure.

Impairment assessment

The main considerations for the loan impairment assessment include whether any payments of principal or interest are overdue, number of overdue days or there are any known financial difficulties of counterparties, credit rating downgrades, or infringement of the original terms of the contract. The Group addresses impairment assessment in two areas: individually assessed allowances and collectively assessed allowances.

Individually assessed allowances

The Group determines the allowances appropriate for each individually significant loan or advance payment on an individual basis. Items considered when determining allowance amounts include the sustainability of the counterparty’s business plan, its ability to improve performance once a financial difficulty has arisen, projected receipts and the expected dividend payout should bankruptcy ensue, the availability of other financial support, the realizable value of collateral, and the timing of the expected cash flows. The impairment losses are evaluated at each reporting date.

Collectively assessed allowances

Allowances are assessed collectively for losses on loans to customers that are not individually significant (including credit cards, residential mortgages and consumer lending) and for individually significant loans where there is not yet objective evidence of individual impairment. Allowances are evaluated on each reporting date with each portfolio receiving a separate review.

The collective assessment takes account of impairment that is likely to be present in the portfolio even though there is no yet objective evidence of the impairment in an individual assessment. Impairment losses are estimated by taking into consideration the following information: historical losses on the portfolio, current economic conditions, period of time between the moment of identification of individual impairment signs and the creation of an individually assessed impairment allowance, and expected receipts and recoveries after impairment. Management is regularly informed on whether the impairment allowance accrued meets the Group’s development strategy.

Financial guarantees and letters of credit are assessed and provision is made in a similar manner as for loans.

Otkritie Holding JSC
Notes to the consolidated financial statements
(millions of Russian rubles)

29.	Risk management (continued)

The geographical concentration of the Group’s monetary assets and liabilities is set out below:

	31 December 2016
	Russia	OECD	CIS and other countries	Total
Assets
Cash and cash equivalents	178,149	18,250	3,757	200,156
Precious metals	13,947	—	—	13,947
Amounts due from credit institutions	36,456	20,574	8,659	65,689
Financial assets at fair value through profit or loss	325,015	18,317	14,445	357,777
Financial assets at fair value through profit or loss pledged under repurchase agreements	166,784	—	—	166,784
Loans to customers	1,213,797	2,959	649,815	1,866,571
Investment securities available for sale	14,329	3,581	11,373	29,283
Investment securities available for sale pledgedunder repurchase agreements	324,522	—	3,123	327,645
Investment securities held to maturity	82,536	—	—	82,536
Investment securities held to maturity pledged under repurchase agreements	25,670	—	—	25,670
Other financial assets	23,350	57	28,901	52,308
	2,404,555	63,738	720,073	3,188,366
Liabilities
Amounts due to credit institutions	1,082,893	44,803	15,198	1,142,894
Amounts due to customers and borrowings	1,395,776	73,061	81,172	1,550,009
Debt securities issued	206,183	39,581	—	245,764
Other financial liabilities	58,594	53,886	2,808	115,288
Subordinated loans	6,896	31,010	7,185	45,091
	2,750,342	242,341	106,363	3,099,046
Net position	(345,787)	(178,603)	613,710	89,320

Otkritie Holding JSC
Notes to the consolidated financial statements
(millions of Russian rubles)

29.	Risk management (continued)
	31 December 2015
	Russia	OECD	CIS and other countries	Total
Assets
Cash and cash equivalents	136,527	75,680	2,783	214,990
Precious metals	8,203	—	—	8,203
Amounts due from credit institutions	302,731	40,046	20,969	363,746
Financial assets at fair value through profit orloss	184,493	13,211	6,495	204,199
Financial assets at fair value through profit orloss pledged under repurchase agreements	259,900	1	—	259,901
Loans to customers	1,154,379	10,396	535,256	1,700,031
Loans to customers pledged under repurchase
agreements	2,807	—	—	2,807
Investment securities available for sale	224,626	5,457	13,969	244,052
Investment securities available for sale pledgedunder repurchase agreements	594,846	—	—	594,846
Investment securities held to maturity	39,349	—	—	39,349
Investment securities held to maturity pledgedunder repurchase agreements	74,502	1,012	—	75,514
Other financial assets	50,444	78	36,064	86,586
	3,032,807	145,881	615,536	3,794,224
Liabilities
Amounts due to credit institutions	1,625,845	20,904	47,501	1,694,250
Amounts due to customers and borrowings	1,420,359	72,007	96,720	1,589,086
Debt securities issued	168,369	24,620	—	192,989
Other financial liabilities	84,492	36,768	31,853	153,113
Subordinated loans	6,993	37,115	8,364	52,472
	3,306,058	191,414	184,438	3,681,910
Net position	(273,251)	(45,533)	431,098	112,314

Otkritie Holding JSC
Notes to the consolidated financial statements
(millions of Russian rubles)

29.	Risk management (continued)

Liquidity risk and funding management

Liquidity risk exists when the maturities of assets and liabilities of any of the Group’s company do not match. The Group’s companies are exposed to liquidity risk resulting from the permanent need to use the existing liquid assets for making payments, in pursuance of its obligations before the clients, under the previous agreements for settlement and current accounts, term deposits, guarantees and other obligations, and for providing loans to customers.

The purpose of managing liquidity risk is to create liquidity reserves in each company of the Group which would be sufficient for such company to comply with the regulatory and management statutory liquidity ratios in any circumstances, but which would not be excessive and would not lead to the unjustified reduction in the economic efficiency of standalone companies and the Group as a whole.

For this purpose, the Group seeks to maintain a well-balanced maturity and currency structure of assets and liabilities of each company of the Group and diversify their assets and liabilities by client, client’s industry, region and type.

The Group has a multi-tier liquidity management process.

At the top level of liquidity risk management, the Group’s Treasury:

•	Ensures the consistency of methodological approaches to assessment of the Group’s assets and liabilities with respect to their exposure to liquidity risk and stress scenarios;
•	Coordinates the activities across the Group’s companies at the wholesale lending market (covering both the date of issue and the significant terms of lending);
•	Identifies target figures for liquidity gap across all the key companies of the Group;
•	Identifies the instruments of liquidity redistribution between the Group’s companies in the event of stress scenarios.

At the second level of management, the Treasuries of the key companies of the Group within their competencies:

•	Assess the liquidity risks which might arise in the short- (within 30 days), medium- (within 6 months) and long-term period, and forecast the adequacy of the Group’s company liquidity reserves;
•	Ensure the maintaining of required liquidity reserves of the Group’s company;
•	Ensure the permanent control of consistency of the available liquidity reserves with accounting estimates;
•	Inform the Group’s Treasury on the potential deviations between actual and estimated liquidity within the Group’s company;
•	Risk Management determines the structure of limits for liquidity risk;
•	Assets and Liabilities Management Committees of the key companies of the Group (or similar bodies), being guided by the liquidity risk assessment and restrictions concerning its level, identify the target structure of assets and liabilities of a company, as well as the aspects of the Group’s activities that have an impact on the Group’s company liquidity risk positions;
•	Management Board, in the event of identifying a risk of exceeding the liquidity risk limits of the company, tightens requirements for the amount and structure of liquidity reserves.

Assessment of the risk of short-term (current) liquidity (the time horizon of up to 30 days) of the Group’s company is based on the following data:

•	Information about the planned payments from the clients;
•	Information about major transactions between the Group’s business lines;

Otkritie Holding JSC
Notes to the consolidated financial statements
(millions of Russian rubles)

29.	Risk management (continued)
•	Statistical analysis and forecast of the balances on the clients’ current accounts;
•	Analysis of the current implementation of the plan for raising / placement of funds by the Group’s business lines;
•	Assessment of the required liquidity reserves in the event of stress scenario.

Assessment of the medium- (from 1 to 12 months) and long-term (more than 1 year) liquidity risk at the level of the Group’s companies and the Group as a whole (the Group’s consolidated liquidity) is based on the following data:

•	Contractual and management maturities of the Group’s companies assets and liabilities;
•	Clients’ plans concerning the early repayment of claims/obligations and their prolongation as part of large transactions;
•	Statistical analysis (forecast of the movements and sustainability analysis) of the balances on the clients’ current accounts;
•	Forecast of the movements in the portfolios of clients’ assets and liabilities of term nature;
•	Planned large operations of the Group’s companies involving raising and placing funds;
•	Information on the possible outflow of clients’ funds resulting from the realization of risk inherent in the Group’s company liability portfolio concentration;
•	Information on the possible outflow of clients’ funds resulting from the realization of risk of the Group’s companies non-compliance with the requirements of fund placement rating;
•	The Group’s business lines medium- and long-term plans;
•	Identification of types of assets for placement of liquidity reserves and the risk of their impairment.

The liquidity risk management of each of the Group’s companies is carried out using the following tools:

•	Changes in transfer prices and/or prices for assets and liabilities of various maturities aimed at assets and liabilities transformation into the required time frame;
•	Performance by the Group’s companies of their operations to raise funds in financial markets;
•	Change in the volume and structure of liquidity reserves;
•	Management of concentration of raised and placed funds;
•	Limitation of growth rates, if necessary, of operations involving the issue of new loans to customers.

Each of the Group’s companies and the Group as a whole have liquidity reserves that are sufficient for the Group’s companies to fulfill their obligations in the most unfavorable conditions for a fairly long period of time (up to 3 months). The liquidity reserves comprise:

•	Cash on hand;
•	Balances on correspondent accounts;
•	Interbank loans placed;
•	Securities with a high market liquidity;
•	High-grade loans maturing in the near future.

In addition to the above liquidity reserves, the companies of the Group have loan facility agreements which they may use in case its own sources become insufficient.

Otkritie Holding JSC
Notes to the consolidated financial statements
(millions of Russian rubles)

29.	Risk management (continued)

Analysis of financial liabilities by remaining contractual maturities

The table below summarizes the maturity profile of the Group’s financial liabilities at 31 December 2016 and 2015 based on contractual undiscounted repayment obligations. Repayments which are subject to notice are treated as if notice were to be given at the earliest possible date. However, the Group expects that many customers will not request repayment on the earliest date the Group could be required to pay and the table does not reflect the expected cash flows indicated by the Group’s deposit retention history.

As of 31 December 2016	On demand and less than 1 month	1 to 3 months	3 months to 1 year	1 to 5 years	Over 5 years	No defined maturity	Total
Amounts due to credit institutions	1,043,765	37,765	46,266	19,375	4,616	—	1,151,787
Amounts due to customers and borrowings	652,889	245,833	572,217	127,525	100,590	—	1,699,054
Debt securities issued	11,387	6,241	26,281	148,636	271,644	—	464,189
Other liabilities	39,945	12,066	57,760	118,031	5,594	1	233,397
Subordinated loans	1	181	3,695	51,516	115	—	55,508
Total undiscounted financial liabilities	1,747,987	302,086	706,219	465,083	382,559	1	3,603,935
As of 31 December 2015	On demand and less than 1 month	1 to 3 months	3 months to 1 year	1 to 5 years	Over 5 years	No defined maturity	Total
Amounts due to creditinstitutions	468,549	658,618	351,394	241,812	689	—	1,721,062
Amounts due to customers and borrowings	705,593	229,482	542,325	108,136	137,559	—	1,723,095
Debt securities issued	3,971	3,997	32,049	181,474	86,781	—	308,272
Other liabilities	22,339	40,394	33,282	115,949	7,572	16	219,552
Subordinated loans	64	24	447	57,790	11,079	—	69,404
Total undiscounted financial liabilities	1,200,516	932,515	959,497	705,161	243,680	16	4,041,385

The table below shows the contractual expiry by maturity of the Group’s commitments and contingencies. Each undrawn loan commitment is included in the time band containing the earliest date it can be drawn down. For issued financial guarantee contracts, the maximum amount of the guarantee is allocated to the earliest period in which the guarantee could be called.

	On demand and less than 1 month	1 to 3 months	3 months to 1 year	1 to 5 years	Over 5 years
31 December 2016	31,276	27,612	72,862	145,465	21,744
31 December 2015	84,224	26,374	43,785	54,678	1,675

As of 31 December 2016, the Group recorded investments in the Eurobonds of the Russian Federation with a maturity of up to 2030 and a carrying amount of RUB 496,156 million (31 December 2015: RUB 831,960 million). The Group holds 59% of this issue (31 December 2015: 74%), and the effective yield to maturity as of the reporting date is 2.462% (31 December 2015: 2.99%). To finance the investments, the Group raised short-term foreign currency and Russian ruble denominated loans under repurchase agreements with Russian and foreign counterparties and the Bank of Russia (31 December 2015: with the Bank of Russia).

Otkritie Holding JSC
Notes to the consolidated financial statements
(millions of Russian rubles)

29.	Risk management (continued)

In addition, the Group provided loans to a Russian company (31 December 2015: a Russian company and a Russian bank) under reverse repurchase agreements. Their carrying amount as of the reporting date was RUB 329,225 million (31 December 2015: RUB 483,978 million). The maturities of reverse repurchase agreements at the dates of transactions were up to 1 year and 2 months (31 December 2015: up to 1 year and 2 months and up to 2 year and 2 months for the agreements amounted to RUB 261,492 million and RUB 222,486 million, respectively). These transactions were also financed under repurchase agreements with the Bank of Russia which had maturities of up to 1 month and 1 year and amounted to RUB 333,625 million and RUB 247 million, respectively, as of the reporting date (31 December 2015: RUB 290,849 million and RUB 263,024 million, respectively).

The above circumstances, in particular, create liquidity risk and may have a negative impact on the Group’s financial position if the financing conditions change or if the Group has to sell a significant number of securities of these issues.

For liquidity risk management purposes, the Group monitors the mismatch between the assets and liabilities contractual maturity. The Group identifies certain financial instruments which represent a relatively stable source of financing, despite their short contractual maturities. In addition, portfolios of highly liquid securities may also be used to manage the short-term and mid-term liquidity by attracting funds under repurchase agreements both with the Bank of Russia and other market counterparties. The Group’s management believes that the Group will be able to maintain a sufficient liquidity level.

Market risk

Market risk is the risk of adverse fluctuations in the fair value of future cash flows of financial instruments due to adverse changes in market variables such as interest rates, foreign exchange rates and equity prices. The Group assesses market risk by analyzing the sensitivity of financial instruments to unfavorable changes in market parameters, performing stress tests and using Value-at-Risk (VaR) methodology. For assumed market risk for trading positions, the Group established a system limiting risks inherent to both portfolios and individual positions.

The Group applies a VaR methodology to assess the market risk positions held and to estimate the potential economic losses based upon a number of parameters and assumptions for various changes in market conditions. VaR is a method used in measuring financial risk by estimating the potential negative change in the market value of a portfolio at a given confidence level (the Group applies various confidence levels with common level of 95%) over a specified time horizon (the Group considers a loss horizon of 10 working days and 1 quarter). The VaR calculation method used by the Group is the EWMA (exponential weighted moving average) parametric method.

Objectives and limitations of the VaR methodology

The Group uses models to assess possible changes in the market value of the trading portfolio based on historical data from the previous period; in certain cases (marginal loss estimation (ceiling), historical stress scenario), the historical horizon may reach up to 5 years. VaR models are designed to measure market risk in a normal market environment. The use of VaR has limitations because it is based on historical movements in market prices and assumes that future price movements will follow a statistical distribution, which is also characteristic of the EWMA model. A peculiarity of the EWMA model is that it gives more weight to the most recent changes in market conditions that affect potential risk estimates. Under the EWMA model, weights of historical movements decrease exponentially as the prior period observations draw further from the VaR calculation time.

Thus, the model is particularly sensitive to any changes in market volatility. Due to the fact that VaR (the EWMA model, in particular) relies heavily on historical data to provide information and cannot clearly predict the future changes and modifications of the risk factors, the probability of large market moves may be underestimated where market volatility has continuously been on the decrease. VaR may also be under- or

Otkritie Holding JSC
Notes to the consolidated financial statements
(millions of Russian rubles)

29.	Risk management (continued)

over-estimated due to the assumptions placed on risk factors and the relationship between such factors for specific instruments. Even though positions may change throughout the day, VaR only represents the risk at the close of each business day, and does not account for any losses that may occur beyond the established confidence level.

The actual trading results may differ from the VaR calculation and, in particular, the VaR model does not always provide a meaningful indication of profits or losses in rapidly changing market conditions primarily caused by economic downturns. To determine the reliability of the VaR models, actual portfolio revaluation results are monitored regularly to, inter alia, test the validity of the assumptions made in the EWMA model and the parameters used in the VaR calculation. Market risk positions are also subject to regular stress-testing to provide for a reliable assessment of the amount of possible exceptional losses and to ensure that the Group would withstand an extreme market event.

VaR assumptions

The VaR that the Group measures is an estimate, using a confidence level of 95%, of the potential loss that is not expected to be exceeded if the current market risk positions were to be held unchanged for ten days. The use of a 95% confidence level means that from a hundred non-overlapping ten-day time periods losses exceeding the VaR figure should occur on average within 5 of the above time periods.

VaR calculations for the securities portfolio are based on the assumption that movements in the values of the instruments within the portfolio are simultaneous and unidirectional and equal VaRs for each instrument. Thus, total equity and interest rate VaR for the portfolio is equal to the sum of all VaRs for the portfolio instruments. The Group measures currency VaR based on currency positions and currency correlations.

At meetings of collegial risk management bodies, the Group’s companies establish maximum limits for investments in low liquidity instruments, as well as for the maximum holding period for such positions and the level of acceptable credit risk for issuers of such securities. The Risk Management regularly monitors the compliance of such instruments with the established limits and parameters. The Risk Management assigns financial instruments into the group of low liquidity instruments based on the results of the liquidity analysis of the market where such instruments are traded provided that there are sufficient market quotations. The obtained results may be submitted for further consideration of the respective collegial body. Where possible and to the extent allowed by the Group policies, the Group makes revaluations based on market data adjusted for the depth of the market or using financial instruments valuation techniques. Otherwise, the Group creates impairment allowances based on the credit quality of issuers independently assessed by the Risk Management.

If debt instruments are not liquid or lack historical trade data, they are excluded from the VaR calculation for disclosure of their sensitivity to interest rates movements.

The major parameter the Group uses to analyze the sensitivity of non-liquid bonds denominated in Russian rubles is reasonably possible change (RPC) in the yield. It is based on annual volatility of the daily dynamics of the RGBEY Index (GBI RU YTM Index) (source: www.cbonds.ru), which is calculated on the basis of historical data for 2-3 years. For bonds denominated in Russian rubles, the Group applies RPC parameter of 300 bp.

The major parameter the Group uses to analyze the sensitivity of non-liquid bonds denominated in USD is reasonably possible change (RPC) in the yield. It is based on annual volatility of the USGG5YR Index (index of the American bond market) daily dynamics, which is calculated on the basis of historical data for 2-3 years. For bonds denominated in USD, the Group applies RPC parameter of 100 bp.

Otkritie Holding JSC
Notes to the consolidated financial statements
(millions of Russian rubles)

29.	Risk management (continued)

Individual sensitivity of an instrument is calculated as:

∂P = −P ∗ D ∗ RPC, where

∂P − the estimated change in the position value (inclusive of accumulated coupon income) resulting from the change in yield to maturity by the RPC amount;

P − the position value as of the reporting date (inclusive of accumulated coupon income);

D − the modified duration;

RPC − the parameter described above; shows the unfavorable change in yield to maturity of the underlying instrument.

The overall portfolio sensitivity is deemed equal to the sum of individual sensitivities of its debt instruments.

The table below shows VaR values at year-end for securities included in the Group’s assets which are assessed through the VaR methodology.

	Investments 2016	VaR as of the end of 2016	In % of the portfolio as of the end of 2016	Investments 2015	VaR as of the end of 2015	In % of the portfolio as of the end of 2015
Financial assets at fair value through profit or loss
Russian state bonds (OFZ)	34,520	763	2.21%	44,346	480	1.08%
Corporate shares	55,838	4,818	8.63%	115,607	10,499	9.08%
Eurobonds of the RussianFederation	190,474	668	0.35%	79,762	1,207	1.51%
Bonds of foreign governments	1,531	—	0.00%	1,909	19	1.00%
Corporate bonds	93,188	1,153	1.24%	54,133	869	1.61%
Derivative financial instruments*	440	461	104.77%	2,193	991	45.19%
Corporate Eurobonds	66,521	512	0.77%	109,746	817	0.74%
Municipal and subfederal bonds	101	1	0.99%	227	3	1.32%
Depositary receipts	—	—	0.00%	—	—	0.00%
Total for financial assets at fair value through profit or loss	442,613	8,376	1.89%	407,923	14,885	3.65%
Investment securities available for sale
Depositary receipts	—	1	0.00%	—	—	0.00%
Corporate Eurobonds	19,263	234	1.21%	31,663	300	0.95%
Corporate bonds	5,634	79	1.40%	18,111	320	1.77%
Eurobonds of the Russian
Federation	307,659	960	0.31%	755,585	11,093	1.47%
Municipal and subfederal bonds	—	—	0.00%	43	—	0.00%
Corporate shares	5,597	452	8.08%	7,824	938	11.99%
Bonds of foreign governments	—	—	0.00%	—	—	0.00%
Russian state bonds (OFZ)	3,554	20	0.56%	—	—	0.00%
Total investment securities available for sale	341,707	1,746	0.51%	813,226	12,651	1.56%
Total	784,320	10,122	1.29%	1,221,149	27,536	2.25%
*	Calculations include only securities-based derivative financial instruments; the amount of investments is presented net of the negative fair value of liabilities.

Otkritie Holding JSC
Notes to the consolidated financial statements (continued)
(millions of Russian rubles)

29.	Risk management (continued)

The Group performs the sensitivity analysis in respect of non-liquid instruments.

	Investments 2016	Sensitivity of profit before tax 2016	Sensitivity of equity 2016	Investments 2015	Sensitivity of profit before tax 2015	Sensitivity of equity 2015
Financial assets at fair value through profit or loss
Corporate bonds	1,985	132	—	2,453	21	—
Corporate Eurobonds	2,278	81	—	—	—	—
Total for financial assets at fair value through profit or loss	4,263	213	—	2,453	21	—
Investment securities available for sale
Corporate bonds	—	—	—	4,229	—	393
Total investment securities available for sale	—	—	—	4,229	—	393
Total	4,263	213	—	6,682	21	393

Currency risk

Currency risk is the risk that the value of a financial instrument will fluctuate due to changes in foreign exchange rates. The Management Board has set limits on positions by currency based on the limitations established by the Bank of Russia. Positions are monitored on a daily basis.

Overall market risk

The table below shows the Group’s overall amount of the market VaR.

	Currency risk	Interest rate risk	Price risk	Total amount at risk
31 December 2016	3,017	4,391	5,731	13,139
31 December 2015	4,460	15,108	12,428	31,996

Prepayment risk

Prepayment risk is the risk that the Group will incur a financial loss because its customers and counterparties repay or request repayment earlier or later than expected. Management believes that the Group’s exposure to prepayment risk is insignificant.

Operational risk

Operational risk is the risk of losses resulting from inconsistency with the nature and scope of the Group’s business or non-compliance with the requirements of the applicable legislation or internal practices and procedures of financial and other transactions, their breach by the employees of the Group or other persons (through inadvertent or deliberate actions or omission to act), inappropriate or insufficient functionalities of IT and other systems applied by the Group or their failures, or ensuing from the effect of external events.

The purpose of operational risk management is to maintain the risk accepted by the Group at the level defined by the Group subject to its strategic objectives. The priority is to ensure to a maximum extent the safeguarding of assets and equity on the basis of mitigation of potential losses.

The key method of mitigating the operational risk controlled at the Group level is to develop organizational structure and internal policies and procedures for financial and other operations so as to mitigate the likelihood

Otkritie Holding JSC
Notes to the consolidated financial statements
(millions of Russian rubles)

29.	Risk management (continued)

of operational risk factors. Special focus is placed on the compliance with the principles of segregation of duties and the procedure of approval and accountability on banking and other transactions.

The Group uses the system of registration and validation of operational risk events – operational risk event database (ORED) which has a WEB interface and makes it possible to make online entries concerning operational risk events. Each entered event undergoes a systematic investigation supervised by the Group’s Risk Management which assess the losses, both actual and potential, and take action to eliminate the reasons of their occurrence.

30.	Fair value of assets and liabilities

The Group uses the following hierarchy for determining and disclosing the fair value of assets and liabilities by valuation technique:

•	Level 1: quoted (unadjusted) prices in active markets for identical assets or liabilities;
•	Level 2: techniques for which all inputs which have a significant effect on the fair value recorded in the consolidated financial statements are observable, either directly or indirectly;
•	Level 3: techniques which use inputs which have a significant effect on the fair value recorded in the consolidated financial statements that are not based on observable market data.

The following table shows an analysis of assets and liabilities by level of the fair value hierarchy:

31 December 2016	Level 1	Level 2	Level 3	Total
Assets measured at fair value
Trading securities within financial assets at fair value through profit or loss	278,324	36,666	—	314,990
Derivative financial instruments within financial assets at fair value through profit or loss	—	42,787	—	42,787
Financial assets at fair value through profit or loss pledged under repurchase agreements	162,691	4,092	—	166,783
Investment securities available for sale	11,113	2,549	15,622	29,284
Investment securities available for sale pledged under repurchase agreements	327,646	—	—	327,646
Property and equipment (land and buildings)	—	—	25,450	25,450
Investment property	—	—	18,002	18,002
Assets for which fair values are disclosed
Cash and cash equivalents	200,156	—	—	200,156
Precious metals	13,947	—	—	13,947
Amounts due from credit institutions	—	—	65,689	65,689
Loans to customers	—	544	1,890,199	1,890,743
Investment securities held to maturity	76,805	7,178	—	83,983
Investment securities held to maturity pledged under repurchase agreements	24,473	1,703	—	26,176
Liabilities measured at fair value
Derivative financial instruments within other liabilities	—	34,123	—	34,123
Liabilities for which fair values are disclosed
Amounts due to credit institutions	—	—	1,142,894	1,142,894
Amounts due to customers and borrowings	—	—	1,543,609	1,543,609
Debt securities issued	106,382	92,259	47,245	245,886
Subordinated loans	—	—	45,091	45,091

Otkritie Holding JSC
Notes to the consolidated financial statements
(millions of Russian rubles)

30.	Fair value of assets and liabilities (continued)
31 December 2015	Level 1	Level 2	Level 3	Total
Assets measured at fair value
Trading securities within financial assets at fair value through profit or loss	124,435	23,848	—	148,283
Derivative financial instruments within financial assets at fair value through profit or loss	—	55,916	—	55,916
Financial assets at fair value through profit or loss pledged under repurchase agreements	227,787	32,114	—	259,901
Investment securities available for sale	208,816	13,817	21,419	244,052
Investment securities available for sale pledged under repurchase agreements	586,573	8,273	—	594,846
Property and equipment (land and buildings)	—	—	26,508	26,508
Investment property	—	—	6,781	6,781
Assets for which fair values are disclosed
Cash and cash equivalents	214,990	—	—	214,990
Precious metals	8,203	—	—	8,203
Amounts due from credit institutions	682	4,392	358,672	363,746
Loans to customers	—	22,444	1,692,263	1,714,707
Loans to customers pledged under repurchase agreements	—	2,824	—	2,824
Investment securities held to maturity	29,794	9,857	—	39,651
Investment securities held to maturity pledged under repurchase agreements	56,019	19,719	—	75,738
Liabilities measured at fair value
Derivative financial instruments within other liabilities	—	69,311	—	69,311
Liabilities for which fair values are disclosed
Amounts due to credit institutions	—	—	1,694,250	1,694,250
Amounts due to customers and borrowings	—	—	1,592,743	1,592,743
Debt securities issued	42,868	129,055	18,471	190,394
Subordinated loans	—	—	52,472	52,472

Financial instruments recorded at fair value

The following is a description of the determination of fair value for financial instruments which are recorded at fair value using valuation techniques. These incorporate the Group’s estimate of assumptions that a market participant would make when valuing the instruments.

Financial assets at fair value through profit or loss and investment securities available for sale

Financial assets at fair value through profit or loss and investment securities available for sale measured using a valuation technique are represented mainly by non-traded equity and debt securities. Such assets are valued using models which incorporate either only observable data or both observable and non-observable data. The non-observable inputs include assumptions regarding the future financial performance of the investee, its risk profile, and economic assumptions regarding the industry and geographical jurisdiction in which the investee operates.

Otkritie Holding JSC
Notes to the consolidated financial statements
(millions of Russian rubles)

30.	Fair value of assets and liabilities (continued)

Financial instruments not recorded at fair value in the consolidated statement of financial position

Set out below is a comparison by class of the carrying amounts and fair values of the Group’s financial instruments that are not carried at fair value in the consolidated statement of financial position. The table does not include the fair values of non-financial assets and non-financial liabilities.

	Carrying amount at 31 December 2016	Fair value at 31 December 2016	Unrecognized gains/ (losses) at 31 December 2016	Carrying amount at 31 December 2015	Fair value at 31 December 2015	Unrecognized gains/ (losses) at 31 December 2015
Financial assets
Cash and cash equivalents	200,156	200,156	—	214,990	214,990	—
Precious metals	13,947	13,947	—	8,203	8,203	—
Amounts due from credit institutions	65,689	65,689	—	363,746	363,746	—
Loans to customers	1,866,571	1,890,743	24,172	1,700,031	1,714,707	14,676
Loans to customers pledged under repurchase agreements	—	—	—	2,807	2,824	17
Investment securities held to maturity	82,536	83,983	1,447	39,349	39,651	302
Investment securities held to maturity pledged under repurchase agreements	25,670	26,176	506	75,514	75,737	223
Other financial assets within other assets	52,308	52,308	—	86,586	86,586	—

Financial liabilities
Amounts due to credit institutions	1,142,894	1,142,894	—	1,694,250	1,694,250	—
Amounts due to customers and borrowings	1,550,009	1,543,609	6,400	1,589,086	1,592,743	(3,657)
Debt securities issued	245,764	245,886	(122)	192,989	190,394	2,595
Other financial liabilities within other liabilities	115,288	115,288	—	153,113	153,113	—
Subordinated loans	45,091	45,091	—	52,472	52,472	—
Total unrecognized change in unrealized fair value			32,403			14,156

Otkritie Holding JSC
Notes to the consolidated financial statements
(millions of Russian rubles)

30.	Fair value of assets and liabilities (continued)

Movements in Level 3 financial instruments measured at fair value

The following table shows a reconciliation of the opening and closing amounts of Level 3 assets and liabilities which are recorded at fair value:

	At 1 January 2016	Gains/(losses) recorded in the statement of profit or loss	Gains/(losses) recorded in other compre- hensive income	Purchases	Disposals	Transfers to Level 1	Reclas- sification	At 31 December 2016
Investment securities available for sale	21,419	(526)	(3,046)	1,866	(4,071)	(21)	—	15,621
Property and equipment (land and buildings)	26,508	(1,483)	1,016	1,381	(928)	—	(1,044)	25,450
Investment property	6,781	(887)	—	8,260	(416)	—	4,264	18,002
Total Level 3 assets	54,708	(2,896)	(2,030)	11,507	(5,415)	(21)	3,220	59,073
Total Level 3	54,708	(2,896)	(2,030)	11,507	(5,415)	(21)	3,220	59,073
	At 1 January 2015	Gains/(losses) recorded in the statement of profit or loss	Gains/(losses) recorded in other compre- hensive income	Purchases	Purchases of companies	Disposals	Reclas- sification	At 31 December 2015
Investment securities available for sale	16,704	1,286	(552)	3,718	973	(710)	—	21,419
Property and equipment (land and buildings)	16,991	(2,056)	1,934	291	10,418	(538)	(532)	26,508
Investment property	4,918	(708)	—	1,889	4,022	(3,312)	(28)	6,781
Total Level 3 assets	38,613	(1,478)	1,382	5,898	15,413	(4,560)	(560)	54,708
Total Level 3	38,613	(1,478)	1,382	5,898	15,413	(4,560)	(560)	54,708

The table below shows transfers between Level 1 and Level 2 of the fair value hierarchy in 2016 for financial assets and liabilities measured at fair value.

	2016
	Transfers from Level 2 to Level 1	Transfers from Level 1 to Level 2
Financial assets
Trading securities within financial assets at fair value through profit or loss	19,544	21
Investment securities available for sale	1,504	—

The above financial instruments were transferred from Level 2 to Level 1 as they started to be actively traded during the period and their fair values were consequently obtained using quoted prices in an active market for identical assets.

The above financial instruments were transferred from Level 1 to Level 2 due to elimination of active market during the period and their fair values were consequently obtained using observable input data.

Otkritie Holding JSC
Notes to the consolidated financial statements
(millions of Russian rubles)

30.	Fair value of assets and liabilities (continued)

The table below shows transfers between Level 1 and Level 2 of the fair value hierarchy for financial assets and liabilities which are recorded at fair value, for the year ended 31 December 2015:

	2015
	Transfers from Level 2 to Level 1	Transfers from Level 1 to Level 2
Financial assets
Trading securities within financial assets at fair value through profit or loss	1,320	35,434
Investment securities available for sale	—	2,516

The above financial instruments were transferred from Level 2 to Level 1 as they started to be actively traded during the period and their fair values were consequently obtained using quoted prices in an active market for identical assets.

The above financial instruments were transferred from Level 1 to Level 2 due to elimination of active market during the period and their fair values were consequently obtained using observable input data.

Gains or losses on Level 3 financial instruments included in profit or loss for the period comprise:

	2016
	Realized gains/ (losses)	Unrealized gains/ (losses)	Total
Financial assets
Investment securities available for sale	(527)	(3,046)	(3,573)
	2015
	Realized gains/ (losses)	Unrealized gains/ (losses)	Total
Financial assets
Investment securities available for sale	1,286	(552)	734

The table below shows the quantitative information about significant unobservable inputs used in the fair value measurement categorized within Level 3 of the fair value hierarchy:

31 December 2016	Carrying amount	Valuation technique	Unobservable inputs	Range (weighted average value)
Investment securities available for sale
Bonds of foreign governments	587	Discounted cash flows	Credit risk rate	0.00%
Corporate shares	8,137	Equity multiplier with discount	Value of underlying asset	Not applicable
Corporate shares	4,022	Discounted cash flows	Credit risk rate	18.33%
Units in closed investment funds	2,876	Adjusted value of net assets	Value of underlying asset	Not applicable
Corporate shares	1	Equity multiplier with discount	Value of underlying asset	Not applicable
Investment property	15,905	Market approach	Trade discount	10-15%
Investment property	2,097	Market approach	Trade discount	10-15%
Land and buildings	14,608	Market approach	Trade discount	10-15%
Land and buildings	7,014	Market and income approach	Trade discount	10-15%
Land and buildings	3,828	Market approach	Trade discount	10-15%

Otkritie Holding JSC
Notes to the consolidated financial statements
(millions of Russian rubles)

30.	Fair value of assets and liabilities (continued)
31 December 2015	Carrying amount	Valuation techniques	Unobservable inputs	Range (weighted average value)
Investment securities available for sale
Bonds of foreign governments	1,299	Discounted cash flows	Credit risk rate	6.16-7.42%
Corporate Eurobonds	522	Adjusted value of net assets	Value of underlying asset	Not applicable
Corporate shares	10,225	Equity multiplier with discount	Value of underlying asset	Not applicable
Corporate shares	6,475	Discounted cash flows	Credit risk rate	18.83%
Units in closed investmentfunds	2,898	Adjusted value of net assets	Value of underlying asset	Not applicable
Investment property	5,286	Market approach	Trade discount	10-15%
Investment property	1,495	Market approach	Trade discount	10-15%
Land and buildings	15,561	Market approach	Trade discount	10-15%
Land and buildings	6,883	Market approach	Trade discount	10-15%
Land and buildings	4,064	Market approach	Trade discount	10-15%

Impact of changes in key assumptions on the fair value of Level 3 financial instruments measured at fair value

The following table shows the impact on the fair value of Level 3 instruments of using reasonably possible alternative assumptions:

	At 31 December 2016		At 31 December 2015
	Carrying amount	Effect of reasonably possible alternative assumptions	Carrying amount	Effect of reasonably possible alternative assumptions
Financial assets
Investment securities available for sale	15,622	(154)	21,419	(534)

In order to determine reasonably possible alternative assumptions as of 31 December 2016, the Group adjusted key unobservable model inputs as follows:

For Argentine warrants recognized within investment securities available for sale, the Group adjusted the discount rate by 1.3%, as such a change is seen by the Group as a reasonably possible alternative change, based on the yield on Eurobonds of the issuer. The effect of reasonably possible alternative assumptions would have entailed a decrease in the carrying amount by RUB 10 million (31 December 2015: RUB 31 million).

In order to calculate the effect of alternative assumptions for corporate shares and units recognized within investment securities, the Group adjusted the value of the underlying asset by increasing the discount rate applied to the calculation of the value of the underlying asset by 1%, as such a change is seen by the Group as a reasonably possible alternative change based on indicators for other items with similar parameters. The effect of reasonably possible alternative assumptions would have entailed a decrease in the carrying amount by RUB 110 million (31 December 2015: RUB 136 million).

In order to calculate the effect of alternative assumptions for the corporate shares in investment securities, the Group adjusted the discount rate by 1.3% as such a change is seen by the Group as a possible alternative change based on indicators for other items with similar parameters. The effect of reasonably possible alternative assumptions would have entailed a decrease in the carrying amount by RUB 34 million (31 December 2015: RUB 367 million).

Otkritie Holding JSC
Notes to the consolidated financial statements
(millions of Russian rubles)

30.	Fair value of assets and liabilities (continued)

The following describes the methodologies and assumptions used to determine fair values for those financial instruments which are not already recorded at fair value in the consolidated financial statements.

Assets for which fair value approximates carrying amount

For financial assets and financial liabilities that are liquid or have a short-term maturity (less than three months) it is assumed that their carrying amount approximates their fair value. This assumption is also applied to demand deposits, savings accounts without a specific maturity and variable rate financial instruments.

Fixed rate financial instruments

The fair value of fixed rate financial assets and liabilities carried at amortized cost is estimated by comparing market interest rates at the date when these financial instruments were first recognized with current market rates offered for similar financial instruments. The estimated fair value of fixed interest bearing deposits is based on discounted cash flows using prevailing money-market interest rates for debt instruments with similar credit risk and maturity. For quoted debt instruments issued, the fair value is determined based on quoted market prices. For those bonds issued where quoted market prices are not available, a discounted cash flow model is used based on a current interest rate yield curve appropriate for the remaining term to maturity.

Otkritie Holding JSC
Notes to the consolidated financial statements (continued)
(millions of Russian rubles)

31.	Transferred financial assets and assets held or pledged as collateral

The following table provides a summary of financial assets which have been transferred in such a way that part or all of the transferred financial assets do not qualify for derecognition:

	Transferred financial asset	Trading securities		Available for sale			Held to maturity			Loans to customers
31 December 2016		State debt securities	Other debt securities	Equity securities	State debt securities	Other debt securities	Equity securities	State debt securities	Other debt securities	Residential mortgages	Bonded loans	Total
Carrying amount of assets	Repurchase agreements	78,721	53,895	34,168	311,184	13,399	3,062	97	26,079	—	—	520,605
	Other	—	—	—	—	—	—	—	—	24,770	—	24,770
Total		78,721	53,895	34,168	311,184	13,399	3,062	97	26,079	24,770	—	545,375
Carrying amount of associated liabilities	Repurchase agreements	71,789	46,384	24,558	284,714	11,696	1,967	91	23,468	—	—	464,667
	Other	—	—	—	—	—	—	—	—	17,172	—	17,172
Total		71,789	46,384	24,558	284,714	11,696	1,967	91	23,468	17,172	—	481,839
Net position		6,932	7,511	9,610	26,470	1,703	1,095	6	2,611	7,598	—	63,536
For liability with theright of recoursesolely in respect oftransferred assets
Fair value of assets	Other	—	—	—	—	—	—	—	—	25,732	—	25,732
Fair value of associated liabilities	Other	—	—	—	—	—	—	—	—	17,477	—	17,477
Net position		—	—	—	—	—	—	—	—	8,255	—	8,255
	Transferred financial asset	Tradingsecurities		Available for sale			Held to maturity			Loans to customers
31 December 2015		State debt securities	Other debt securities	Equity securities	State debt securities	Other debt securities	Equity securities	State debt securities	Other debt securities	Residential mortgages	Bonded loans	Total
Carrying amount of assets	Repurchase agreements	66,833	101,022	92,046	556,497	31,376	6,973	3,702	71,812	—	2,807	933,068
	Other	—	—	—	—	—	—	—	—	23,087	—	23,087
Total		66,833	101,022	92,046	556,497	31,376	6,973	3,702	71,812	23,087	2,807	956,155
Carrying amount of associated liabilities	Repurchase agreements	61,785	85,454	68,254	528,455	27,350	4,845	4,150	60,937	—	2,382	843,612
	Other	—	—	—	—	—	—	—	—	18,325	—	18,325
Total	61,785	85,454	68,254	528,455	27,350	4,845	4,150	60,937	18,325	2,382	861,937
Net position		5,048	15,568	23,792	28,042	4,026	2,128	(448)	10,875	4,762	425	94,218
For liability with theright of recoursesolely in respect oftransferred assets
Fair value of assets	Other	—	—	—	—	—	—	—	—	22,684	—	22,684
Fair value of associated liabilities	Other	—	—	—	—	—	—	—	—	17,574	—	17,574
Net position		—	—	—	—	—	—	—	—	5,110	—	5,110

Otkritie Holding JSC
Notes to the consolidated financial statements (continued)
(millions of Russian rubles)

31.	Transferred financial assets and assets held or pledged as collateral (continued)

Repurchase agreements

Securities sold under repurchase agreements are transferred to a third party and the Group receives cash in exchange, or other financial assets. If the securities increase or decrease in value, the Group may, in certain circumstances, require, or be required, to pay additional cash collateral. The Group has determined that it retains substantially all the risks and rewards of these securities, which include credit risk, market risk, country risk and operational risk, and therefore has not derecognized them. In addition, it recognized a financial liability for cash received.

Similarly, the Group may sell or repledge securities received as loans or purchased under reverse repurchase agreements but is obliged to return the securities. In this case, the counterparty retains almost all risks and rewards of ownership. Accordingly, the Group does not recognize such securities and records a separate asset for any possible collateral provided as cash.

Securitization

As of 31 December 2016, the Group arranged securitization of its mortgages with the total amount of RUB 33,927 million (31 December 2015: RUB 29,402 million). The Group transferred a pool of fixed rate mortgages to structured entities in exchange for cash. The structured entities are controlled by the Group and, therefore, are consolidated, and bonds issued by the structured entities were entirely subscribed by external holders. Liability to external bond holders was recognized in debt securities issued. As of 31 December 2016, the carrying amount of transferred assets and associated liabilities was RUB 24,770 million (including mortgages of RUB 23,652 million and current restricted amounts due from credit institutions of RUB 1,118 million) and RUB 17,172 million, respectively (31 December 2015: assets of RUB 23,087 million (including mortgages of RUB 22,251 million and current restricted amounts due from credit institutions of RUB 836 million) and liabilities of RUB 18,325 million). The fair value was RUB 25,732 million and RUB 17,477 million, respectively (31 December 2015: RUB 22,684 million and RUB 17,574 million, respectively).

Assets pledged as collateral

The Group pledges assets that are on its statement of financial position in various day-to-day transactions that are conducted under the usual terms and conditions applying to such agreements. The Group pledged securities, amounts due from credit institutions and loans to customers in the amount of RUB 520,605 million (31 December 2015: RUB 933,068 million) as collateral under repurchase agreements.

Assets held as collateral

The Group holds certain assets as collateral which it is permitted to sell or repledge in the absence of default by the owner of the collateral, under the usual terms and conditions applying to such agreements. The Group received securities with the fair value of RUB 972,638 million (31 December 2015: RUB 1,087,223 million) as collateral under reverse repurchase agreements.

Otkritie Holding JSC
Notes to the consolidated financial statements (continued)
(millions of Russian rubles)

32.	Offsetting of financial instruments

The tables below show financial assets offset against financial liabilities in the consolidated statement of financial position, as well as the effect of enforceable master netting agreements and similar arrangements that do not result in an offset in the consolidated statement of financial position:

31 December 2016	Total amount of recognized financial assets before offsetting	Total amount of recognized financial liabilities offset in the statement of financial position	Financial assets recognized in the statement of financial position, net	Related amounts not offset in the statement of financial position – financial instruments	Net
Financial assets
Derivative financial assets	42,786	—	42,786	(9,418)	33,368
Reverse repurchase agreements	825,122	—	825,122	(825,122)	—
Total	867,908	—	867,908	(834,540)	33,368
31 December 2016	Total amount of recognized financial liabilities before offsetting	Total amount of recognized financial assets offset in the statement of financial position	Financial liabilities recognized in the statement of financial position, net	Related amounts not offset in the statement of financial position – financial instruments	Net
Financial liabilities
Derivative financial liabilities	31,367	—	31,367	(9,418)	21,949
Repurchase agreements	1,085,428	—	1,085,428	(1,085,428)	—
Total	1,116,795	—	1,116,795	1,094,846	21,949
31 December 2015	Total amount of recognized financial assets before offsetting	Total amount of recognized financial liabilities offset in the statement of financial position	Financial assets recognized in the statement of financial position, net	Related amounts not offset in the statement of financial position – financial instruments	Net
Financial assets
Derivative financial assets	55,916	—	55,916	17,236	38,680
Reverse repurchase agreements	844,741	—	844,741	99,102	745,639
Total	900,657	—	900,657	116,338	784,319
31 December 2015	Total amount of recognized financial liabilities before offsetting	Total amount of recognized financial assets offset in the statement of financial position	Financial liabilities recognized in the statement of financial position, net	Related amounts not offset in the statement of financial position – financial instruments	Net
Financial liabilities
Derivative financial liabilities	69,311	—	69,311	17,236	52,075
Repurchase agreements	1,591,831	—	1,591,831	843,612	748,219
Total	1,661,142	—	1,661,142	860,848	800,294

Otkritie Holding JSC
Notes to the consolidated financial statements (continued)
(millions of Russian rubles)

33.	Maturity analysis of assets and liabilities

The table below shows an analysis of assets and liabilities according to when they are expected to be recovered or settled. See Note 29 “Risk management” for the Group’s contractual undiscounted repayment obligations.

As of 31 December 2016:

	On demand and less than 1 month	1 to 3 months	3 months to 1 year	1 to 5 years	Over 5 years	No defined maturity	Total
Assets
Cash and cash equivalents	156,374	43,782	—	—	—	—	200,156
Precious metals	13,947	—	—	—	—	—	13,947
Amounts due from credit institutions	33,432	15,671	2,249	931	—	13,406	65,689
Financial assets at fair value through profit or loss	240,463	82,429	11,496	23,389	—	—	357,777
Financial assets at fair value through profit or loss pledged under repurchase agreements	158,632	2,216	5,936	—	—	—	166,784
Loans to customers	257,904	107,017	586,186	681,230	234,234	—	1,866,571
Investment securities available for sale	5,643	—	—	7,466	780	15,394	29,283
Investment securities available for sale pledged under repurchase agreements	315,120	12,525	—	—	—	—	327,645
Investment securities held to maturity	—	582	9,058	40,837	32,059	—	82,536
Investment securities held to maturity pledged under repurchase agreements	25,670	—	—	—	—	—	25,670
Investment property	—	—	—	—	—	18,002	18,002
Property and equipment	—	—	—	—	—	29,819	29,819
Intangible assets	—	—	—	—	—	14,226	14,226
Deferred income tax assets	—	—	—	3,159	—	—	3,159
Other assets	4,364	13,661	41,356	3,325	—	2,136	64,842
Total assets	1,211,549	277,883	656,281	760,337	267,073	92,983	3,266,106
Liabilities
Amounts due to credit institutions	337,304	64,493	129,078	609,236	2,783	—	1,142,894
Amounts due to customers and borrowings	598,881	178,234	260,302	472,717	39,875	—	1,550,009
Debt securities issued	8,583	5,030	11,084	75,984	145,083	—	245,764
Deferred income tax liabilities	—	—	—	1,846	—	—	1,846
Other liabilities	39,946	11,844	30,014	29,543	5,594	1	116,942
Subordinated loans	—	—	—	44,995	96	—	45,091
Total liabilities	984,714	259,601	430,478	1,234,321	193,431	1	3,102,546
Net liquidity gap	226,835	18,282	225,803	(473,984)	73,642	92,982	163,560
Accumulated gap	226,835	245,117	470,920	(3,064)	70,578	163,560

Otkritie Holding JSC
Notes to the consolidated financial statements
(millions of Russian rubles)

33.	Maturity analysis of assets and liabilities (continued)

As of 31 December 2016, loans to customers in the category “On demand and less than 1 month” include overdue loans totaling RUB 43,645 million less allowance for impairment (31 December 2015: RUB 53,213 million).

As of 31 December 2015:

	On demand and less than 1 month	1 to 3 months	3 months to 1 year	1 to 5 years	Over 5 years	No defined maturity	Total
Assets
Cash and cash equivalents	212,339	2,651	—	—	—	—	214,990
Precious metals	8,203	—	—	—	—	—	8,203
Amounts due from credit institutions	56,484	263,188	8,942	14,777	4,323	16,032	363,746
Financial assets at fair value through profit or loss	120,566	40,556	9,614	33,463	—	—	204,199
Financial assets at fair value through profit or loss pledged under repurchase agreements	134,398	80,093	45,410	—	—	—	259,901
Loans to customers	207,745	170,166	462,520	691,961	167,639	—	1,700,031
Loans to customers pledged under repurchase agreements	—	735	—	2,070	2	—	2,807
Investment securities available for sale	205,434	—	30	15,806	2,904	19,878	244,052
Investment securities available for sale pledged under repurchase agreements	92,308	223,248	245,627	17,618	16,045	—	594,846
Investment securities held to maturity	200	287	1,240	31,189	6,433	—	39,349
Investment securities held to maturity pledged under repurchase agreements	74,788	726	—	—	—	—	75,514
Investment property	—	—	—	—	—	6,781	6,781
Property and equipment	—	—	—	—	—	30,665	30,665
Intangible assets	—	—	—	—	—	18,258	18,258
Deferred income tax assets	—	—	—	6,145	—	—	6,145
Other assets	12,137	31,902	56,022	944	1	1,893	102,899
Total assets	1,124,602	813,552	829,405	813,973	197,347	93,507	3,872,386
Liabilities
Amounts due to credit institutions	464,027	654,202	342,673	232,765	583	—	1,694,250
Amounts due to customers and borrowings	470,575	204,389	367,038	486,775	60,309	—	1,589,086
Debt securities issued	3,785	1,498	16,832	133,817	37,057	—	192,989
Deferred income tax liabilities	—	—	—	9,478	—	—	9,478
Other liabilities	19,920	38,481	21,960	67,452	7,634	16	155,463
Subordinated loans	—	—	98	44,010	8,364	—	52,472
Total liabilities	958,307	898,570	748,601	974,297	113,947	16	3,693,738
Net liquidity gap	166,295	(85,018)	80,804	(160,324)	83,400	93,491	178,648
Accumulated gap	166,295	81,277	162,081	1,757	85,157	178,648

Otkritie Holding JSC
Notes to the consolidated financial statements
(millions of Russian rubles)

33.	Maturity analysis of assets and liabilities (continued)

The Group’s capability to repay its liabilities relies on its ability to realize an equivalent amount of assets within the same period of time. The Group covers negative liquidity gaps by using flexible limits of raising funds from third-party credit and financial institutions, repurchase transactions and issue of debt securities.

The Group determines maturities for customer on-demand accounts according to an internal account balance stability approach. Balance stability is evaluated on the basis of retrospective analysis of movements in on-demand account balances by branch, currency and customer type, involving the identification of stable balances. In the course of the retrospective analysis, statistically stable portions are identified from the aggregate balance of a group of accounts:

•	Stable balance – a level below which balances are most unlikely to fall in the long term;
•	Sustained level – a level below which balances are unlikely to fall within 1 month;
•	Risk balance – the difference between the sustained level and the stable balance.

Stable balances of on-demand accounts are recorded based on expected repayment dates. The resulting allocation of the actual balance across a group of accounts is analyzed in terms of compliance with liquidity ratios of the Bank of Russia.

The Group recorded the balances of investment securities in accordance with the assumption of the Group management concerning the expected maturities or refinancing through repurchase agreements.

Otkritie Holding JSC
Notes to the consolidated financial statements
(millions of Russian rubles)

33.	Maturity analysis of assets and liabilities (continued)

The table below shows assets and liabilities according to their contractual maturities.

	31 December 2016			31 December 2015
	Less than 1 year	More than 1 year	Total	Less than 1 year	More than 1 year	Total
Assets
Cash and cash equivalents	200,156	—	200,156	214,990	—	214,990
Precious metals	13,947	—	13,947	8,203	—	8,203
Amounts due from credit institutions	51,352	14,337	65,689	328,614	35,132	363,746
Financial assets at fair value through profit or loss	334,388	23,389	357,777	31,496	172,703	204,199
Financial assets at fair value through profit or loss pledged under repurchase agreements	103,751	63,033	166,784	30,515	229,386	259,901
Loans to customers	951,106	915,465	1,866,571	840,431	859,600	1,700,031
Loans to customers pledged under repurchase agreements	—	—	—	735	2,072	2,807
Investment securities available for sale	5,643	23,640	29,283	813	243,239	244,052
Investment securities available for sale pledged under repurchase agreements	327,645	—	327,645	5,350	589,496	594,846
Investment securities held to maturity	9,640	72,896	82,536	1,727	37,622	39,349
Investment securities held to maturity pledged under repurchase agreements	25,670	—	25,670	34,657	40,857	75,514
Investment property	—	18,002	18,002	—	6,781	6,781
Property and equipment	—	29,819	29,819	—	30,665	30,665
Intangible assets	—	14,226	14,226	4,315	13,943	18,258
Deferred income tax assets	—	3,159	3,159	—	6,145	6,145
Other assets	59,381	5,461	64,842	100,060	2,839	102,899
Total assets	2,082,679	1,183,427	3,266,106	1,601,906	2,270,480	3,872,386
Liabilities
Amounts due to credit institutions	788,726	354,168	1,142,894	1,670,586	23,664	1,694,250
Amounts due to customers and borrowings	1,356,624	193,385	1,550,009	1,438,123	150,963	1,589,086
Debt securities issued	24,696	221,068	245,764	22,115	170,874	192,989
Deferred income tax liabilities	—	1,846	1,846	—	9,478	9,478
Other liabilities	81,804	35,138	116,942	80,361	75,102	155,463
Subordinated loans	—	45,091	45,091	98	52,374	52,472
Total liabilities	2,251,850	850,696	3,102,546	3,211,283	482,455	3,693,738

For liquidity risk management purposes, the Group monitors the mismatch between the assets and liabilities contractual maturity. The Group identifies certain financial instruments which represent a relatively stable source of financing, despite their short contractual maturities. In addition, portfolios of highly liquid securities may also be used to manage the short-term and mid-term liquidity by attracting funds under repurchase agreements both with the Bank of Russia and other market counterparties.

Otkritie Holding JSC
Notes to the consolidated financial statements (continued)
(millions of Russian rubles)

34.	Major subsidiaries and associates
			Share of control
Name	Type of activity	Country of incorporation	31 December 2016	31 December 2015
Otkritie Holding JSC	Finance	Russia	Parent company	Parent company
Subsidiaries
Bank Otkritie Financial Corporation PJSC	Banking	Russia	66.64%	64.71%
Khanty-Mansiysk Bank Otkritie PJSC	Banking	Russia	—	53.37%
NB TRUST	Banking	Russia	100.00%	100.00%
Otkritie Asset Management LLC	Finance	Russia	100.00%	100.00%
Otkritie Broker JSC	Finance	Russia	100.00%	100.00%
OTKRITIE BROKER LTD	Finance	Cyprus	100.00%	100.00%
OTKRITIE Capital LLC	Finance	Russia	100.00%	100.00%
OTKRITIE Trading LLC	Finance	Russia	100.00%	100.00%
Otkritie Life Insurance LLC	Insurance	Russia	—	100.00%
OTKRITIE N LLC	Finance	Russia	100.00%	100.00%
Otkritie TZ LLC	Services	Russia	100.00%	100.00%
Finance decision JSC	Finance	Russia	100.00%	100.00%
OTKRITIE-Inform Ltd	Services	Russia	100.00%	100.00%
Otkritie CIB LLC	Services	Russia	100.00%	—
Power Resources LLC	Services	Russia	100.00%	—
Roket LLC	Finance	Russia	93.66%	—
Otkritie Promyshlennye Investitsii LLC	Investment management	Russia	100.00%	—
OTKRITIE – Foreign shares Open Mutual Fund	Finance	Russia	61.72%	60.60%
OTKRITIE INVESTMENTS CYPRUS LIMITED	Finance	Cyprus	100.00%	100.00%
OTKRITIE CAPITAL INTERNATIONAL LIMITED	Finance	UK	100.00%	100.00%
OTKRITIE Capital U.S. Inc.	Finance	USA	100.00%	100.00%
OTKRITIE CAPITAL HONG KONG LIMITED	Finance	China	100.00%	100.00%
OTKRITIE CAPITAL CYPRUS LIMITED	Finance	Cyprus	100.00%	100.00%
OIM ABS DAC	Finance	Ireland	100.00%	100.00%
BENIRLIA HOLDINGS LIMITED	Finance	Cyprus	93.66%	—
WARDBASE TRADING LIMITED	Finance	Cyprus	100.00%	100.00%
ARROWZONE CYPRUS LIMITED	Finance	Cyprus	100.00%	100.00%
BELFANTO INVESTMENTS LTD	Finance	Cyprus	100.00%	100.00%
LORDLINE CYPRUS LIMITED	Finance	Cyprus	100.00%	100.00%
OVIRESTO INVESTMENTS LTD	Finance	Cyprus	100.00%	100.00%
VIEWROCK CYPRUS LIMITED	Finance	Cyprus	100.00%	100.00%
VITALPEAK CYPRUS LIMITED	Finance	Cyprus	100.00%	100.00%
ELINOVA HOLDINGS LTD	Finance	Cyprus	100.00%	100.00%
Lakover Trading Ltd	Finance	Cyprus	100.00%	—
Business Estate LLC	Real estate	Russia	66.64%	64.71%
BFK-Invest LLC	Real estate	Russia	66.64%	64.71%
BKM Finance Ltd	Finance	Ireland	66.64%	64.71%
Vostok-Capital LLC	Investment management	Russia	66.64%	64.71%

Otkritie Holding JSC
Notes to the consolidated financial statements
(millions of Russian rubles)

34.	Major subsidiaries and associates (continued)
			Share of control
Name	Type of activity	Country of incorporation	31 December 2016	31 December 2015
Group of Project Finance LLC	Construction	Russia	66.64%	53.37%
ERADA LLC	Real estate	Russia	66.64%	64.71%
Strategic Investments ZPIF	Real estate	Russia	66.64%	64.71%
Universal – Real Estate Fund ZPIFN	Real estate	Russia	66.64%	63.10%
KhMB – Capital ZPIF	Finance	Russia	66.64%	53.37%
Mortgage Agent BFKO JSC	Finance	Russia	66.64%	—
Mortgage Agent NOMOS CJSC	Finance	Russia	66.64%	53.37%
Mortgage Agent Otkritie 1 CJSC	Finance	Russia	66.64%	53.37%
Mortgage Agent Petrocommerce 1 CJSC	Finance	Russia	66.64%	53.37%
Mortgage Agent KhMB-1 CJSC	Finance	Russia	66.64%	53.37%
Mortgage Agent KhMB-2 CJSC	Finance	Russia	66.64%	53.37%
Mortgage Agent ECLIPSE-1 LLC	Finance	Russia	66.64%	64.71%
Invest Trading LLC	Investment management	Russia	66.64%	64.71%
KN-Estate LLC	Real estate	Russia	66.64%	64.71%
NM-Aktiv LLC	Investment management	Russia	66.64%	64.71%
NM-GARANT LLC	Investment management	Russia	66.64%	64.71%
NM-Capital LLC	Investment management	Russia	66.64%	64.71%
NM-Expert LLC	Consulting	Russia	66.64%	64.71%
Otkritie Factoring LLC	Finance	Russia	66.64%	—
OFCB Investments Ltd	Finance	Ireland	66.64%	64.71%
OFCB Capital PLC	Finance	Ireland	66.64%	64.71%
Petrocommerce Invest Consulting JSC	Finance	Russia	66.64%	64.71%
PK-Invest LLC	Finance	Russia	66.64%	64.71%
Promgazkomplekt LLC	Real estate	Russia	66.64%	64.71%
PromEstate LLC	Real estate	Russia	66.64%	64.71%
Rozala Ltd	Finance	Cyprus	66.64%	100.00%
Placendo Ltd	Finance	Cyprus	66.64%	100.00%
COPR LLC	Finance	Russia	66.64%	100.00%
SOVFINTRAST JSC	Investment management	Russia	66.64%	64.71%
UN Nevsky 26 LLC	Finance	Russia	66.64%	—
UCA JSC	Asset management	Russia	66.64%	64.71%
Private Investments LLC	Asset management	Russia	66.64%	64.71%
CMF Credit resources	Finance	Russia	100.00%	100.00%
CMF Trust Development-2	Real estate	Russia	100.00%	100.00%
TIB Financial Services Limited	Finance	Cyprus	100.00%	100.00%
TIB Holdings S.A.	Finance	Switzerland	100.00%	100.00%
TRUST Broker LLC	Finance	Russia	100.00%	100.00%
Fiennes Investments Limited	Finance	Cyprus	100.00%	100.00%
Associates
Otkritie-Agent LLC	Finance	Russia	25.00%	25.00%
InformTrend LLC	Services	Russia	25.00%	25.00%
OTKRITIE Bonds Open Mutual Fund	Finance	Russia	20.54%	35.63%
OTKRITIE MICEX Index Energy Open Investment Mutual Fund	Finance	Russia	16.61%	23.38%

Otkritie Holding JSC
Notes to the consolidated financial statements
(millions of Russian rubles)

34.	Major subsidiaries and associates (continued)

In February 2016, the Group acquired BENIRLIA HOLDINGS LIMITED which is mainly engaged in financial market operations. The Group’s current interest in the company is 93.66%.

In February 2016, the Group registered Otkritie CIB LLC, a new company, which is wholly controlled by the Group as of the reporting date. The company is mainly engaged in financial market operations.

In April 2016, the Group decided to establish Otkritie Factoring LLC which is mainly engaged in providing remote factoring services to small and medium-sized businesses. The Group’s current interest in the company is 66.64%.

In April 2016, the Group acquired control over Roket LLC. More details on the acquisition are provided in Note 35.

In June 2016, the Group acquired control over Mortgage Agent BFKO JSC, a special purpose company, under a transaction to securitize the Group’s mortgage loans.

In August 2016, the Group established UN Nevsky 26 LLC which is mainly engaged in managing certain real estate assets. The Group’s current interest in the company is 66.64%.

In August 2016, the Group sold 100% interest in Otkritie Life Insurance LLC to third parties. More details on the disposal are provided in Note 35.

In August 2016, the Group carried out the reorganization through the merger of Khanty-Mansiysk Bank Otkritie PJSC with Bank Otkritie Financial Corporation PJSC.

In November 2016, the Group acquired control over Lakover Trading Ltd, a 100% subsidiary. The company is mainly engaged in financial market operations.

In October 2016, the Group registered Otkritie Promyshlennye Investitsii LLC, a new company, which is wholly controlled by the Group as of the reporting date. The company’s principal activity is investment management.

In November 2016, the Group acquired control over Power Resources LLC, which is wholly controlled by the Group as of the reporting date. The company is mainly engaged in providing real estate rent services.

Changes in ownership interests in OTKRITIE Bonds Open Mutual Fund and OTKRITIE MICEX Index Energy Open Investment Mutual Fund are caused by the changes in the total number of units in the investment funds.

Subsidiaries with significant non-controlling interests

The information about subsidiaries in which the Group holds significant non-controlling interests is as follows:

	31 December 2016
	Non-controlling interests, %	Profit/(loss) attributed to non-controlling interests during the period	Accumulated non-controlling interests at the end of the period	Dividends paid on non- controlling interests during the period
Bank Otkritie Financial Corporation PJSC and its subsidiaries	33.36	361	58,519	—

Otkritie Holding JSC
Notes to the consolidated financial statements
(millions of Russian rubles)

34.	Major subsidiaries and associates (continued)
	31 December 2015
	Non-controlling interests, %	Profit/(loss) attributed to non-controlling interests during the period	Accumulated non-controlling interests at the end of the period	Dividends paid on non- controlling interests during the period
Bank Otkritie Financial Corporation PJSC and its subsidiaries	35.29	5,601	66,706	—
Khanty-Mansiysk Bank Otkritie PJSC and its subsidiaries*	27.50	(2,405)	18,447	—
*	Effective non-controlling interest of Bank Otkritie Financial Corporation PJSC in the bank’s net assets totals 19.12%.

The following table illustrates summarized financial information on these subsidiaries. This information is based on amounts before elimination of intra-group transactions.

Bank Otkritie Financial Corporation PJSC and its subsidiaries	31 December 2016
Total assets	2,700,115
Total liabilities	2,475,753
Bank Otkritie Financial Corporation PJSC and its subsidiaries	31 December 2015
Total assets	3,364,327
Total liabilities	3,150,184
Khanty-Mansiysk Bank Otkritie PJSC and its subsidiaries	31 December 2015
Total assets	554,577
Total liabilities	485,817
Bank Otkritie Financial Corporation PJSC and its subsidiaries	2016
Interest income	210,850
Interest expense	(174,363)
Allowance for loan impairment	(37,525)
Net loss	(329)
Other comprehensive loss	(767)
Bank Otkritie Financial Corporation PJSC and its subsidiaries	2015
Interest income	246,240
Interest expense	(190,079)
Allowance for loan impairment	(49,225)
Net profit	6,614
Other comprehensive income	6,078
Khanty-Mansiysk Bank Otkritie PJSC and its subsidiaries	2015
Interest income	67,043
Interest expense	(52,848)
Allowance for loan impairment	(18,724)
Net loss	(13,589)
Other comprehensive income	4,844

Otkritie Holding JSC
Notes to the consolidated financial statements
(millions of Russian rubles)

34.	Major subsidiaries and associates (continued)
Bank Otkritie Financial Corporation PJSC and its subsidiaries	2016
Net cash flows from operating activities	12,932
Net cash flows from investing activities	28,922
Net cash flows from financing activities	(12,044)
Net increase in cash and cash equivalents	30,292
Bank Otkritie Financial Corporation PJSC and its subsidiaries	2015
Net cash flows from operating activities	(77,543)
Net cash flows from investing activities	71,083
Net cash flows from financing activities	(72,526)
Net decrease in cash and cash equivalents	(78,657)
Khanty-Mansiysk Bank Otkritie PJSC and its subsidiaries	2015
Net cash flows from operating activities	(126,694)
Net cash flows from investing activities	32,758
Net cash flows from financing activities	(7,381)
Net decrease in cash and cash equivalents	(103,649)
35.	Business combinations and disposals

Acquisition of Roket LLC

In April 2016, the Group acquired control over Roket LLC; the Group’s interest in the share capital of Roket LLC is 100%. Roket LLC is mainly engaged in software development and provision of related advisory services. Virtual services are expected to contribute to the effective development of the Group’s retail business.

The fair values of assets and liabilities of Roket LLC were as follows:

Assets	Fair value recognized on acquisition
Property and equipment	4
Intangible assets	791
Other assets	12
Total assets	807
Liabilities
Borrowings	257
Deferred tax liabilities	163
Other liabilities	3
Total liabilities	423
Net assets	384
Consideration transferred on acquisition in 2015	168
Consideration transferred on acquisition in the first half of 2016	151
Contingent consideration liability	65
Less: fair value of net identifiable assets	(384)
Gain on bargain purchase of the acquired group of companies	—

Otkritie Holding JSC
Notes to the consolidated financial statements
(millions of Russian rubles)

35.	Business combinations and disposals (continued)

From the date of acquisition through the reporting date, the acquisition of Roket LLC resulted in an increase of the Group’s interest expense, fee and commission income and net non-interest income by RUB 26 million, RUB 108 million and RUB 23 million, respectively, and in a decrease of the Group’s profit before tax by RUB 147 million. If the acquisition had occurred at the beginning of 2016, the Group’s profit before tax, interest expense and non-interest income for the period would have been RUB 2,706 million, RUB 223,615 million and RUB 63,065 million, respectively.

Disposal of Otkritie Life Insurance LLC

In August 2016, the Group decided to sell Otkritie Life Insurance LLC. The gain from disposal amounted to RUB 170 million.

The assets and liabilities disposed were as follows:

Assets	Cost as of the date of disposal
Cash and cash equivalents	2,177
Amounts due from credit institutions	551
Financial assets at fair value through profit or loss	1,913
Financial assets held to maturity	2,759
Property and equipment	1
Intangible assets	8
Deferred tax assets	44
Other assets	11
Total assets	7,464
Liabilities
Other liabilities	7,134
Total liabilities	7,134
Net assets	330
The total consideration was as follows:
Cash received	250
Cash due	250
Total consideration	500

Cash and cash equivalents include balances on accounts with the companies of the Group totaling RUB 654 million.

Cash outflow from the disposal of the subsidiary was as follows:
Net cash disposed with the subsidiary (included in cash flows from investing activities)	(1,523)
Cash received (included in cash flows from investing activities)	250
Net cash outflow for the reporting period	(1,273)

Otkritie Holding JSC
Notes to the consolidated financial statements
(millions of Russian rubles)

35.	Business combinations and disposals (continued)

Acquisition of Power Resources LLC

In November 2016, the Group acquired control over Power Resources LLC; the Group’s interest in the company’s share capital is 100%. Power Resources LLC is mainly engaged in providing real estate rent services.

The fair values of the assets and liabilities acquired were as follows:

Assets	Fair value recognized on acquisition
Cash and cash equivalents	73
Financial assets at fair value through profit or loss	185
Property and equipment	217
Deferred tax assets	11
Other assets	680
Total assets	1,166
Liabilities
Other liabilities	104
Total liabilities	104
Net assets	1,062
Consideration transferred on acquisition	1,270
Less: fair value of net identifiable assets	(1,062)
Goodwill	208

Cash and cash equivalents include balances on accounts with the companies of the Group totaling RUB 73 million.

Analysis of cash outflows on acquisition of the subsidiary
Net cash acquired with the subsidiary (included in cash flows from investing activities)	—
Cash paid on acquisition (included in cash flows from investing activities)	(1,270)
Net cash outflow	(1,270)

From the date of acquisition through the reporting date, the acquisition of Power Resources LLC resulted in an increase of the Group’s interest income, net non-interest income and profit before tax by RUB 7 million, RUB 63 million and RUB 3 million, respectively. If the acquisition had occurred at the beginning of 2016, the Group’s profit before tax, interest income and non-interest income for the period would have been RUB 3,021 million, RUB 284,015 million and RUB 64,152 million, respectively.

Otkritie Holding JSC
Notes to the consolidated financial statements (continued)
(millions of Russian rubles)

36.	Segment analysis

In accordance with IFRS 8, the Group defined the major operating segments as follows:

•	Corporate business – large corporate customer banking, including lending services, deposits, accounts management and cash management services, foreign exchange operations, brokerage services.
•	Small and medium business – lending to small and medium-sized businesses, cash management and payment services, deposits and foreign exchange operations.
•	Retail business – retail banking, including consumer lending, car lending, mortgage lending, account management and cash management services, credit and debit cards, foreign exchange operations, brokerage services.
•	Financial markets – dealing in shares, bonds, Eurobonds, foreign currencies and precious metals, operations on the money markets, repurchase transactions, operations with derivative financial instruments, issuing debt securities, other investment banking services.
•	Other – other operations not included in the above segments.

The Group largely allocates and manages activities and resources of its companies, as well as assesses their performance based on the respective information about these segments. This segment disclosure is presented on the basis of IFRS compliant data with regard to the operating segments adjusted for intersegment reallocation. Information about operating segments is reported to the appropriate operating decision makers for the purposes of allocating resources and assessing segment performance.

Transfer prices between operating segments are set on an arm’s length basis in a manner similar to transactions with third parties.

In the reporting period, the Group had no revenue from transactions with a single external customer or counterparty that amounted to 10% of its total revenue.

Otkritie Holding JSC
Notes to the consolidated financial statements
(millions of Russian rubles)

36.	Segment analysis (continued)
	31 December 2016
	Corporate business	Small and medium business	Retail business	Financial market operations	Other	Total
Assets
Cash and cash equivalents	2,772	4,253	36,203	156,928	—	200,156
Precious metals	13,538	—	—	409	—	13,947
Amounts due from credit institutions	127	53	9,560	55,949	—	65,689
Financial assets at fair value through profit or loss	180	—	—	357,597	—	357,777
Financial assets at fair value through profit or loss pledged under repurchase agreements	—	—	—	166,784	—	166,784
Loans to customers	780,108	27,685	140,523	918,145	110	1,866,571
Investment securities available forsale	—	—	—	29,283	—	29,283
Investment securities available for
sale pledged under repurchase
agreements	—	—	—	327,645	—	327,645
Investment securities held to maturity	—	—	—	82,536	—	82,536
Investment securities held to maturity pledged under repurchase agreements	—	—	—	25,670	—	25,670
Investment property	—	—	—	94	17,908	18,002
Property and equipment	4,860	764	12,712	2,750	8,733	29,819
Intangible assets	3,385	258	1,829	2	8,752	14,226
Deferred tax assets	—	—	—	146	3,013	3,159
Other assets	4,121	562	3,435	33,388	23,336	64,842
Total assets	809,091	33,575	204,262	2,157,326	61,852	3,266,106
Liabilities
Amounts due to credit institutions	6,278	3,585	383	1,132,648	—	1,142,894
Amounts due to customers and
borrowings	558,999	86,164	686,284	183,936	34,626	1,550,009
Debt securities issued	5,708	41	8,955	231,060	—	245,764
Deferred tax liabilities	—	—	—	—	1,846	1,846
Other liabilities	1,675	154	1,268	100,764	13,081	116,942
Subordinated loans	—	—	—	45,091	—	45,091
Total liabilities	572,660	89,944	696,890	1,693,499	49,553	3,102,546

Otkritie Holding JSC
Notes to the consolidated financial statements
(millions of Russian rubles)

36.	Segment analysis (continued)
	2016
	Corporate business	Small and medium business	Retail business	Financial market operations	Other	Total
External customers
Interest income	92,195	4,768	35,630	151,403	3	283,999
Interest expense	(42,573)	(2,432)	(41,362)	(131,439)	(5,775)	(223,581)
Intersegment settlements	(28,917)	3,080	36,103	(15,376)	5,110	—
Net interest income/(expense)	20,705	5,416	30,371	4,588	(662)	60,418
Allowance for impairment of interest
bearing assets	(29,667)	(1,465)	(11,163)	(6,036)	—	(48,331)
Net interest income after allowance for impairment of interest bearing assets	(8,962)	3,951	19,208	(1,448)	(662)	12,087
Fee and commission income	5,335	4,667	11,464	2,003	110	23,579
Fee and commission expense	(836)	(427)	(5,833)	(2,102)	(291)	(9,489)
Trading income and revaluation effect	1,684	80	531	37,146	(1,755)	37,686
Other income	4,197	331	626	5,812	1,078	12,044
Operating income before allowance for impairment from other operations	1,418	8,602	25,996	41,411	(1,520)	75,907
Other (losses)/gains from(impairment)/reversal of provisions	(549)	(465)	319	(4,076)	13,389	8,618
Operating expenses	(13,367)	(5,599)	(24,069)	(6,712)	(17,673)	(67,420)
Loss from derecognition of expectedbenefits from financial supportprovided by DIA State Corporation	—	—	—	—	(13,314)	(13,314)
Gains/(losses) from obligations issued (assets placed) at rateslower (higher) than market rates	—	—	—	(941)	—	(941)
Profit/(loss) before tax	(12,498)	2,538	2,246	29,682	(19,118)	2,850
Income tax benefit/(expense)	—	—	—	—	(1,231)	(1,231)
Net profit/(loss)	(12,498)	2,538	2,246	29,682	(20,349)	1,619

Otkritie Holding JSC
Notes to the consolidated financial statements
(millions of Russian rubles)

36.	Segment analysis (continued)
	31 December 2015
	Corporate business	Small and medium business	Retail business	Financial market operations	Other	Total
Assets
Cash and cash equivalents	3,931	7,196	48,477	155,386	—	214,990
Precious metals	7,862	—	—	341	—	8,203
Amounts due from credit institutions	2,422	519	12,368	348,437	—	363,746
Financial assets at fair value through profit or loss	4	—	—	204,195	—	204,199
Financial assets at fair value through profit or loss pledged under repurchase agreements	—	—	—	25,901	—	259,901
Loans to customers	775,742	35,202	196,601	691,889	597	1,700,031
Loans to customers pledged under repurchase agreements	—	—	—	2,807	—	2,807
Investment securities available for sale	—	—	—	244,052	—	244,052
Investment securities available for sale pledged under repurchase agreements	—	—	—	594,846	—	594,846
Investment securities held to maturity	—	—	—	39,349	—	39,349
Investment securities held to maturity pledged under repurchase agreements	—	—	—	75,514	—	75,514
Investment property	—	—	—	1,466	5,315	6,781
Property and equipment	4,457	1,766	10,467	1,881	12,094	30,665
Intangible assets	5,721	2,208	3,919	29	6,381	18,258
Deferred income tax assets	—	—	—	—	6,145	6,145
Other assets	7,003	88	2,026	40,895	52,887	102,899
Total assets	807,142	46,979	273,858	2,660,988	83,419	3,872,386
Liabilities
Amounts due to credit institutions	9,852	3,544	1,850	1,679,004	—	1,694,250
Amounts due to customers and borrowings	604,787	56,750	622,470	247,796	57,283	1,589,086
Debt securities issued	4,263	421	5,320	182,985	—	192,989
Deferred income tax liabilities	—	—	—	—	9,478	9,478
Other liabilities	1,908	468	5,309	115,507	32,271	155,463
Subordinated loans	—	—	—	50,572	1,900	52,472
Total liabilities	620,810	61,183	634,949	2,275,864	100,932	3,693,738

Otkritie Holding JSC
Notes to the consolidated financial statements
(millions of Russian rubles)

36.	Segment analysis (continued)
	2015
	Corporate business	Small and medium business	Retail business	Financial market operations	Other	Total
External customers
Interest income	126,344	6,714	47,977	131,071	49	312,155
Interest expense	(67,495)	(2,185)	(44,812)	(109,536)	(6,998)	(231,026)
Intersegment settlements	(5,014)	1,193	35,592	(39,424)	7,653	—
Net interest income/(expense)	53,835	5,722	38,757	(17,889)	704	81,129
Allowance for impairment of interest bearing assets	(38,559)	(2,404)	(23,396)	(7,689)	(34)	(72,082)
Net interest income after allowance for impairment of interest bearing assets	15,276	3,318	15,361	(25,578)	670	9,047
Fee and commission income	7,717	2,712	10,648	994	79	22,150
Fee and commission expense	(1,054)	(149)	(5,379)	(677)	(172)	(7,431)
Trading income and revaluation effect	240	73	677	56,077	1,622	58,689
Other income	4,221	1,327	931	14,423	(4,950)	2,952
Operating income before allowance for impairment from other operations	26,400	7,281	22,238	32,239	(2,751)	85,407
Other (losses)/gains from (impairment)/reversal of provisions	(2,166)	(45)	(811)	(1,200)	(3,413)	(7,635)
Operating expenses	(12,484)	(4,197)	(24,045)	(9,990)	(15,020)	(65,736)
Gains/(losses) from obligations issued (assets placed) at rates lower (higher) than market rates	—	—	(3)	(4,874)	—	(4,877)
Profit/(loss) before tax	11,750	3,039	(2,621)	16,175	(21,184)	7,159
Income tax benefit/(expense)	—	—	—	—	(2,178)	(2,178)
Net profit/(loss)	11,750	3,039	(2,621)	16,175	(23,362)	4,981

Otkritie Holding JSC
Notes to the consolidated financial statements (continued)
(millions of Russian rubles)

37.	Related party disclosures

In accordance with IAS 24 Related Party Disclosures, parties are considered to be related if one party has the ability to control the other party or exercise significant influence over the other party in making financial or operational decisions. In considering each possible related party relationship, attention is directed to the substance of the relationship, not merely the legal form.

Related parties may enter into transactions which unrelated parties might not. Transactions between related parties may not be effected on the same terms, conditions and amounts as transactions between unrelated parties.

Other related parties include the companies, which are controlled by beneficial owners and key management personnel and have a significant impact on the Group. Beneficial owners of the Group are those having more than 20% in the Company’s share capital.

The volumes of related party transactions, outstanding balances as of the reporting date, and related income and expenses for the year are as follows:

	31 December 2016			31 December 2015
	Beneficiary	Key management personnel	Other related parties	Beneficiary	Key management personnel	Other related parties
Loans to customers less allowance	—	285	4,375	—	388	77,230
Other assets	—	—	418	—	—	445
Amounts due to customers and borrowings	—	2,866	123	681	3,259	22,765
Other liabilities	—	—	1	—	—	119

The income and expense arising from related party transactions are as follows:

	2016			2015
	Beneficiary	Key management personnel	Other related parties	Beneficiary	Key management personnel	Other related parties
Interest income	—	36	7,296	—	77	4,405
Interest expense	—	(138)	(891)	(12)	(204)	(49)
(Charge)/reversal of allowance for impairment, other (losses)/gains from impairment	—	10	89	—	(9)	(1,020)
Gain/(loss) from operations with financial assets	—	5	(209)	—	(159)	3,363
Fee and commission income	—	5	284	1	6	37
Other income/(expense)	—	6	(3)	—	2	28
Personnel and administrative expenses	—	(220)	(195)	—	(3,561)	(575)

Beneficial owners of the Group are those having more than 20% in the Company’s share capital.

The Group enters into related party transactions under the following conditions: loans are issued on an arm’s length basis without collateral and funds are raised from related parties also on an arm’s length basis.

Otkritie Holding JSC
Notes to the consolidated financial statements
(millions of Russian rubles)

37.	Related party disclosures (continued)

Compensation to key management personnel comprises the following:

	2016	2015
Salaries and other short-term benefits	2,504	3,016
Social security costs	399	374
Total key management compensation	2,903	3,390
38.	Capital management

For the capital management purposes, capital includes issued capital, share premium, unrealized gain from revaluation of securities available for sale, unrealized gain from property and equipment, foreign currency translation reserve and accumulated profit attributable to the shareholders of the parent. As of 31 December 2016, capital attributable to the shareholders of the Group amounted to RUB 89,477 million (31 December 2015: RUB 93,399 million).

The Group maintains an actively managed capital base to cover risks inherent in its business. The primary objective of the Group’s capital management is to ensure that the Group complies with externally imposed capital requirements and that the Group maintains required credit ratings and healthy capital ratios in order to support its business and to maximize shareholders’ value.

The Group manages its capital structure and makes adjustments to it in the light of changes in economic conditions and the risk characteristics of its activities. In order to maintain or adjust the capital structure, the Group may adjust the amount of dividend payment to shareholders, return capital to shareholders or issue equity securities. No changes were made in the objectives, policies and processes of capital management from the previous years.

39.	Events after the reporting period

In December 2016, the Group entered into agreement with LUKOIL PJSC to purchase 100% of shares of Arkhangelskoe Geologodobychnoe Predpriyatie JSC for a consideration of USD 1.45 billion. Transaction clearance procedures are completed successfully, and the transaction is planned to be closed in 2017.

In February 2017, the Group fully redeemed stock-exchange non-convertible interest-bearing documentary bonds, series 4-bob, issued by Bank Otkritie Financial Corporation PJSC in the amount of RUB 10 billion in accordance with their maturities. The bonds were placed in December 2011 and bore coupon rate of 12% p.a.

In March 2017, as part of the issue of stock-exchange non-convertible interest-bearing documentary bearer bonds of up to RUB 100 billion the Group placed series BO-P03 stock-exchange bonds of Bank Otkritie Financial Corporation PJSC for a total of RUB 10 billion bearing a coupon rate of 10.1% p.a. for the first six coupon periods of 184 days each and maturing in 2028 days after the date of initial placement.

In April 2017, the Group completed placement of the fifth additional issue of bonds of Otkritie Holding JSC, Series BO-04, in the amount of RUB 15 billion. The securities have a nominal value of RUB 1 thousand each, the coupon rate of 11.75% p.a. and mature in 10 years. The funds received as a result of the bonds issue will be used to support the Group’s current operations.

Manually signed facsimiles of the Form of Acceptance or Letter of Transmittal, properly completed, will be accepted. The Form of Acceptance or Letter of Transmittal, Instrument of Transfer for Class B Shares and certificates or ADRs evidencing Securities and any other required documents should be sent or delivered by each securityholder or its, his or her broker, dealer, commercial bank, trust company or other nominee to the Receiving Agent at one of its addresses set forth below:

The Receiving Agent for the Offer is:

Computershare Trust Company, N.A.
c/o Voluntary Corporate Actions

Computershare Trust Company, N.A.
By First Class Mail:	By Hand or Overnight Courier:

P.O. Box 43011 Providence, RI 02940-3011 United States of America	250 Royale Street, Suite V Canton, MA 02021 United States of America

Questions or requests for assistance or additional copies of this Offer to Purchase, Form of Acceptance or Letter of Transmittal may be directed to the Information Agent at its telephone number and address set forth below. Securityholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

The Information Agent for the Offer is:

Innisfree M&A Incorporated
501 Madison Avenue, 20th floor
New York, New York 10022
Securityholders may call toll free: (888) 750-5834
Banks and Brokers may call collect: (212) 750-5833